Certain information indicted by [***] has been omitted from this exhibit because its both not material and is the type the Company treats as private or confidential.

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENDAVA PLC,
ENDAVA DELAWARE HOLDINGS, INC.,
ENDAVA DELAWARE, INC.,
TIMOTHY BRYAN,
GALAXE GROUP, INC.
AND
GLOBE SHAREHOLDER REP, LLC
(solely in its capacity as the Shareholders’ Representative hereunder)
DATED FEBRUARY 29, 2024

TABLE OF CONTENTS
Page
Section 1.1    Definitions    2
Section 1.2    Construction    22
Section 1.3    Annexes, Exhibits and Schedules    24
Section 1.4    Knowledge    24
ARTICLE II THE CLOSING    24
Section 2.1    The Merger    24
Section 2.2    Organizational Documents of the Surviving Corporation    25
Section 2.3    Directors and Officers of the Surviving Corporation    25
Section 2.4    Conversion of Shares    25
Section 2.5    Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses    26
Section 2.6    Determination of Purchase Price Adjustment    30
Section 2.7    Earn Out    35
Section 2.8    [Reserved]    36
Section 2.9    Surrender of Shares    36
Section 2.10    Closing; Closing Deliverables    36
Section 2.11    Company Restricted Stock    37
Section 2.12    Tax Treatment of Payments    37
Section 2.13    Withholding    37
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    38
Section 3.1    Due Organization, Good Standing and Corporate Power    38
Section 3.2    Authorization; Non-contravention    38
Section 3.3    Capitalization    39
Section 3.4    Consents and Approvals    39
Section 3.5    Financial Statements; No Undisclosed Liabilities    40
Section 3.6    Absence of Certain Changes    40
Section 3.7    Compliance with Laws    42
Section 3.8    Permits    42
Section 3.9    Litigation    43
Section 3.10    Employee Benefit Plans    43
Section 3.11    Labor Matters    46
Section 3.12    Tax Matters    48
Section 3.13    Intellectual Property; Data Protection; Information Technology    51
Section 3.14    Broker’s or Finder’s Fee    55
Section 3.15    Material Contracts    55
Section 3.16    Environmental Matters; HIPAA    57
Section 3.17    Real Property; Sufficiency of Assets    58
Section 3.18    Insurance    59

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Section 3.19    Customers and Suppliers    59
Section 3.20    Related Party Transactions    59
Section 3.21    Sanctions, Anti-bribery and Anti-money Laundering    60
Section 3.22    Competition and FDI Matters    61
Section 3.23    Insolvency    62
Section 3.24    Exclusivity of Representations    62
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PLC, PARENT AND MERGER SUB    62
Section 4.1    Due Organization, Good Standing and Corporate Power    63
Section 4.2    Authorization; Non-contravention    63
Section 4.3    PLC Capitalization    64
Section 4.4    Consents and Approvals    64
Section 4.5    Parent SEC Reports    64
Section 4.6    Parent Financial Statements    65
Section 4.7    Shell Company Status    66
Section 4.8    Absence of Certain Changes    66
Section 4.9    Broker’s or Finder’s Fee    66
Section 4.10    Available Funds    66
Section 4.11    Solvency    66
Section 4.12    Litigation    66
Section 4.13    Reserved.    67
Section 4.14    Investment Intent    67
Section 4.15    Investigation by PLC, Parent and Merger Sub; Company’s Liability    67
Section 4.16    Compliance with Laws    69
Section 4.17    Financing    69
Section 4.18    No Shareholder Approval    70
Section 4.19    Exclusivity of Representations    70
ARTICLE V COVENANTS    70
Section 5.1    Access to Information Concerning Properties and Records    70
Section 5.2    Confidentiality    71
Section 5.3    Conduct of the Business of the Company Pending the Closing Date    72
Section 5.4    Reasonable Best Efforts    75
Section 5.5    Regulatory Approvals    75
Section 5.6    Employee Benefits.    78
Section 5.7    Indemnity; Directors’ and Officers’ Insurance    79
Section 5.8    Run-off Insurance    80
Section 5.9    Public Announcements    81
Section 5.10    Preservation of Records    81
Section 5.11    Conflicts; Privileges    82

ii

Section 5.12    Tax Matters    82
Section 5.13    [Reserved]    86
Section 5.14    Compliance with WARN and Similar Statutes    86
Section 5.15    R&W Insurance Policy    86
Section 5.16    Merger Sub    87
Section 5.17    Stockholder Consent    87
Section 5.18    Exclusive Dealing    87
Section 5.19    Issuance of Consideration Shares    87
Section 5.20    Company Leases    88
Section 5.21    Change of Control    88
Section 5.22    [***] Valuation.    89
Section 5.23    No Transfers.    89
Section 5.24    CCATS.    89
ARTICLE VI CONDITIONS PRECEDENT    89
Section 6.1    Conditions to the Obligations of Each Contracting Party    89
Section 6.2    Conditions to the Obligations of Parent and Merger Sub    89
Section 6.3    Conditions to the Obligations of the Company    90
Section 6.4    Frustration of Closing Conditions    91
ARTICLE VII TERMINATION AND ABANDONMENT    91
Section 7.1    Termination    91
Section 7.2    Effect of Termination    92
ARTICLE VIII INDEMNIFICATION    93
Section 8.1    Survival    93
Section 8.2    Indemnification    94
Section 8.3    Resolution of Direct Claims    97
Section 8.4    Third-Party Claims    98
Section 8.5    Remedies Cumulative    99
Section 8.6    R&W Insurance Policy    99
ARTICLE IX MISCELLANEOUS    100
Section 9.1    Fees and Expenses    100
Section 9.2    Extension; Waiver    100
Section 9.3    Notices    100
Section 9.4    Entire Agreement    102
Section 9.5    Non-Recourse; Releases    102
Section 9.6    Binding Effect; Benefit; Assignment    104
Section 9.7    Contract Bargained For    104
Section 9.8    Amendment and Modification    104
Section 9.9    Counterparts    104

iii

Section 9.10    Applicable Law    104
Section 9.11    Severability    105
Section 9.12    Specific Enforcement; PLC Guarantee    105
Section 9.13    Waiver of Jury Trial    107
Section 9.14    Rules of Construction    107
Section 9.15    Disclosure Schedules; Interpretation    107
Section 9.16    Shareholders’ Representative    108
Section 9.17    Time of the Essence    111
Section 9.18    Key Stockholder Warranties    111
Section 9.19    Set-Off Rights    112

Schedules
Schedule 1.1(a)    Accounting Principles
Schedule 1.1(b)    Funded Indebtedness
Schedule 1.1(c)    Permitted Liens
Schedule 1.1(d)    Allocation Schedule
Schedule 3.1(b)    Due Organization, Good Standing and Corporate Power
Schedule 3.1(c)    Due Organization, Good Standing and Corporate Power
Schedule 3.3(a)    Capitalization
Schedule 3.4        Consents and Approvals
Schedule 3.5        Financial Statements; No Undisclosed Liabilities
Schedule 3.6        Absence of Certain Changes
Schedule 3.7        Compliance with Laws
Schedule 3.9        Litigation
Schedule 3.10(a)    Employee Benefit Plans
Schedule 3.11(a)    Labor Matters
Schedule 3.11(b)    Labor Matters
Schedule 3.12        Tax Matters
Schedule 3.13        Intellectual Property
Schedule 3.14        Broker’s or Finder’s Fee
Schedule 3.15(a)    Material Contracts
Schedule 3.17(b)    Real Property
Schedule 3.18        Insurance
Schedule 3.19(a)    Top Customers
Schedule 3.19(b)    Top Suppliers
Schedule 5.3        Conduct of the Business of the Company Pending the Closing Date
Schedule 2.5(e)    Consideration Shares
Schedule 2.7        Earn-Out
Schedule 8.2(a)    Specified Indemnities
Exhibits
EXHIBIT A    --    FORM OF LETTER OF TRANSMITTAL

iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated February 29, 2024, by and among Endava plc (“PLC”), Endava Delaware Holdings, Inc. a corporation organized under the laws of the State of Delaware (“Parent”), Endava Delaware, Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Parent (“Merger Sub”), GalaxE Group, Inc., a Delaware corporation (the “Company”), Timothy Bryan (the “Key Stockholder”) and GLOBE SHAREHOLDER REP, LLC, a Delaware limited liability company (the “Shareholders’ Representative”), solely in its capacity as the Shareholders’ Representative hereunder.
W I T N E S S E T H:
WHEREAS, the Contracting Parties (as defined herein) intend that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth herein, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, Parent has formed Merger Sub solely for the purpose of the Merger,
WHEREAS, the respective boards of directors (or equivalent governing bodies) of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the Merger is fair to, and in the best interest of, their respective entities and respective equityholders and declared that the Merger is advisable and (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby;
WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has approved and declared advisable this Agreement and the Merger;
WHEREAS, the Key Stockholder, as the sole holder of Shares entitled to vote thereon, has approved and declared advisable this Agreement and the Merger;
WHEREAS, the respective boards of directors of Merger Sub and the Company have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);
WHEREAS, upon the consummation of the Merger, each Share (as defined herein), other than Excluded Shares and Dissenting Shares (each as defined herein), if any, will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, PLC, Parent, Merger Sub, the Key Stockholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions thereto.

AMERICAS 125866535 v1

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Contracting Parties, intending to be legally bound, agree as follows:
Article I

DEFINITIONS
Section I.1Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.
“2022 Audited Financial Statements” shall have the meaning given to it in Section 3.5(a)(i).
“Accounting Principles” shall mean: (i) the principles, policies and procedures set forth on Schedule 1.1(a); (ii) to the extent not covered by clause (i) and to the extent consistent with GAAP, the same accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgements, assumptions, techniques, estimation methodologies (including with respect to the calculation of reserves and accruals), asset reserves or valuation allowances used in the preparation of the Unaudited Financial Statements; and (iii) to the extent not covered by (i) or (ii), GAAP. In the event of any conflict between any of the foregoing, (i) will control over (ii) and (iii), after which (ii) shall control over (iii).
“Acquisition Proposal” shall have the meaning given to it in Section 5.18(a).
“Action” shall mean any action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, by any Person, or before any Governmental Entity.
“Affiliate” of any Person shall mean (i) with respect to any natural person, such person’s spouse, parents, siblings, children and their respective spouses, parents, siblings and parents; and (ii) any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate RSA Payment Amount” shall have the meaning given to it in Section 2.5(d)(iii).
“Agreement” shall have the meaning given to it in the Preamble.
“Allocation Schedule” means Schedule 1.1(d) hereto.
“Annexes” shall have the meaning given to it in Section 1.3.

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“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, UK Bribery Act 2010, as amended, the Justice for Victims of Corrupt Foreign Officials Act (JVCFOA) (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and all other Laws or legal requirements of any jurisdiction applicable to the Company issued, administered or enforced by any Governmental Entity concerning or relating to bribery or corruption (governmental or commercial), including any Laws, regulations or legal requirements of any such Governmental Entity that prohibit the corrupt or inappropriate payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or any other person to obtain an improper business advantage, in each case, as amended from time to time.
“Anti-Money Laundering Laws” shall mean the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act ((Pub. L. No. 107-56), the Bank Secrecy Act (31 U.S.C. §§ 5311-5332)), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), any Law of any European Union Member State enacted to implement European Union Directive (EU) 2015/849 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, and all other applicable Laws related to terrorist financing or money laundering, including know-your-customer (KYC), financial recordkeeping and reporting requirements, in any other jurisdiction in which the Company is located or doing business.
“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended; and all other federal, state, provincial and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws which are, or have been, applicable in any jurisdiction in which the Company or any Company Subsidiary, conducts, has conducted, business or where its activities may have an effect, including that relate to competition, antitrust, trade practices, merger control or that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Arbitrator” shall have the meaning given to it in Section 2.6(c)(i).
“Audited Financial Statements” shall have the meaning given to it in Section 3.5(a)(i).
“Balance Sheet” shall have the meaning given to it in Section 3.5(a)(ii).
“Balance Sheet Date” shall have the meaning given to it in Section 3.5(a)(ii).
“Business” shall mean the business of the Company and its Subsidiaries carried on as of the Closing Date immediately prior to Closing.
“Business Associate” has the same meaning as the term “business associate” in 45 C.F.R. §160.103.

3

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.
“Buyer Group” shall have the meaning given to it in Section 8.4(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Entity, the Consolidated Appropriations Act, 2021, the Health and Economic Recovery Omnibus Emergency Solutions Act, and any similar or successor legislation or guidance issued in any jurisdiction, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic and any applicable guidance (including, without limitation, IRS Notice 2020-65, 2020-38 IRB and IRS Notice 2021-11) issued thereunder or relating thereto.
“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts determined in accordance with the applicable Accounting Principles, minus any uncleared payments in transit.
“Cash Consideration” shall have the meaning given to it in Section 2.4(a).
“Certificate of Merger” shall have the meaning given to it in Section 2.1(a).
“Charter Documents” shall mean, with respect to any Person, the articles or certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, company agreement or operating agreement, partnership agreement, trust agreement or other similar governing document of such Person, and any amendment or supplement thereto.
“Claim Certificate” shall have the meaning given to it in Section 8.3(a).
“Closing” shall have the meaning given to it in Section 2.10(a).
“Closing Balance Sheet” shall have the meaning given to it in Section 2.6(a)(i).
“Closing Cash” shall mean the aggregate balance of Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles as of the Reference Time.
“Closing Date” shall have the meaning given to it in Section 2.10(a).
“Closing Estimate Statement” shall have the meaning given to it in Section 2.5(a).
“Closing Indebtedness” shall mean, as of immediately prior to the Closing, the amount outstanding of aggregate Indebtedness of the Company and the Company Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles, including (for the avoidance of doubt) the Funded Indebtedness.

4

“Closing Statement” shall have the meaning given to it in Section 2.6(a)(ii).
“Closing Working Capital” shall have the meaning given to it in Section 2.6(a)(ii).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state applicable Law.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Collateral Source” shall have the meaning given to it in Section 8.2(d).
“Company” shall have the meaning given to it in the Preamble.
“Company Employees” shall have the meaning given to it in Section 5.6(a).
“Company Fundamental Warranty” shall mean each of the representations and warranties included in Section 3.1(a) (solely with respect to (i) the first sentence thereof and (ii) solely with respect to Galaxy Systems Inc., GalaxE.Solutions, Inc., GalaxE.Healthcare Solutions, Inc., GalaxE.Solutions Canada ULC, and Galax E. Solutions India Private Limited, the second sentence thereof), Section 3.2(a), and Section 3.3(a).
“Company Intellectual Property” shall mean all Intellectual Property that is owned by the Company.
“Company Insurance Policies” shall have the meaning given to it in Section 3.18.
“Company IP Agreements” has the meaning set forth in Section 3.13(b).
“Company IP Registrations” shall mean all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Entity or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Company IT Agreements” shall mean any Contracts of the Company with a third party relating to the Company IT Systems used in connection with the Business.
“Company IT Systems” shall mean all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.
“Company Products” shall mean all products or services, from which the Company is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

5

“Company Related Parties” shall have the meaning given to it in Section 3.9(a)(ii).
“Company Restricted Stock” shall mean a Share that, as of immediately prior to the Closing, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code.
“Company Subsidiaries” shall mean Subsidiaries of the Company.
“Company Transaction Expenses” shall mean (a) all fees, costs, and expenses of the Company and the Company Subsidiaries incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents, and the consummation of the transactions and the process leading to the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants, financial advisors and other advisors and service providers, and other like third party fees and expenses incurred by or on behalf of the Company and its Subsidiaries (including by or on behalf of a Shareholder) in connection with the negotiation, due diligence, documentation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the process leading to the transactions contemplated hereby and thereby (including the early prepayment of any financial indebtedness notwithstanding that it takes place following the Reference Time), and (b)(i) subject to the proviso below, any and all payments payable by, or obligation for payment by, the Company or any of its Subsidiaries solely as a result of the transactions contemplated hereby and thereby, pursuant to any Contract or applicable Laws, including, without limitation, the amount of any transaction-related bonuses, change in control bonuses or other single trigger change of control payments or other similar type payments, in each case that become payable by the Company solely by reason of the Closing (and excluding, for the avoidance of doubt, any equity payments paid or promised to be paid by Parent or any of its Affiliates at or following the Closing) and (ii) employer’s portion of employment Taxes on the amounts described in the immediately preceding clause (b)(i); in each case, solely to the extent not paid as of the Reference Time; provided, that, in no event shall the Company Transaction Expenses include (A) severance payments to directors, officers and employees at or after the Closing relating to terminations at or after the Closing, (B) fees and expenses agreed between Parent and the Company to be incurred by the Company or any Company Subsidiary at the request of any of Parent, Merger Sub and/or any of their respective Affiliates (which for the elimination of doubt shall include the fees and expenses associated with the Pre-closing Reorganization), (C) any fees or expenses incurred by any of Parent, Merger Sub and/or any of their respective Affiliates or any of their financial advisors, attorneys, solicitors, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any Company Subsidiary, (D) any fees and expenses of employees of the Company or any Company Subsidiary to be paid or reimbursed by any of Parent, Merger Sub and/or any of their respective Affiliates (including the Surviving Corporation or its Subsidiaries) in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise, (E) any fees or expenses included in the calculation of Closing Indebtedness, Estimated Closing Indebtedness,

6

Closing Working Capital or Estimated Working Capital, (F) any fees, expenses or premiums payable in connection with the R&W Insurance Policy, (G) any fees, expenses or premiums associated with obtaining any “tail” directors’ and officers’ or other insurance policies required by this Agreement, (H) any fees or expenses payable to the Escrow Agent (up to a limit of $3,000), or (I) any fees or expenses payable in respect of any debt or equity financing provided to any of Parent and/or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing.
“Confidentiality Agreement” shall have the meaning given to it in Section 5.2.
“Consideration Shares” shall mean a number of class A ordinary shares of PLC (initially delivered as Restricted Shares) equal to the quotient obtained by dividing (i) the Consideration Shares Value and (ii) the daily volume weighted average price per share (as published by Bloomberg L.P.), rounded to four decimals, of a PLC ADS on the New York Stock Exchange for the period of ten (10) consecutive trading days ending on the second full trading day prior to the Closing Date; such Consideration Shares to be issued in accordance with and subject to Schedule 2.5(e) (Consideration Shares).
“Consideration Shares Value” shall mean $20,000,000.
“Contract” shall mean any written legally enforceable agreement, contract or instrument including all amendments thereto.
“Contracting Parties” shall have the meaning given to it in Section 9.5(a).
“Controlling Party” shall have the meaning given to it in Section 8.3(c).
“Covered Entity” has the same meaning as the term “covered entity” in 45 C.F.R. §160.103.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, guideline or recommendation by any Governmental Entity, including, but not limited to, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act (Pub. L. 116-127).
“D&O Tail Policy” shall have the meaning given to it in Section 5.7(b).
“Data Incident” shall have the meaning given to it in Section 3.13(m).
“Data Protection and Privacy Laws” shall mean all applicable Laws and regulations to the extent relating to data protection, data privacy, data security, data breach notification, data localization and cross-border data transfer including, where applicable, the

7

binding guidance and codes of practice issued by regulatory bodies, from time to time, which may include (to the extent that they apply to the Company): (i) GDPR (as defined in the UK Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019/419) and all related national laws and regulations, including the UK Data Protection Act 2018; (ii) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) and all other related national laws and regulations; (iii) the UK Privacy and Electronic Communications (EC Directive) Regulations 2003, and all other related national laws and regulations implementing European Directive 2002/58/EC; (iv) the California Consumer Privacy Act (CCPA); (v) the New York “Stop Hacks and Improve Electronic Data Security” (SHIELD) Act; and (vi) Canada’s Anti-Spam Legislation (CASL).
“Data Protection Regulator” shall have the meaning given to it in Section 3.13(m).
“DGCL” shall have the meaning given to it in the Recitals.
“Disputed Amounts” shall have the meaning given to it in Section 2.6(b).
“Dissenting Shares” shall have the meaning given to it in Section 2.4(d).
“Divestiture” shall have the meaning given to it in Section 5.5(d)(i).
“Downward Purchase Price Adjustment” shall have the meaning given to it in Section 2.6(d)(ii).
“Downward Purchase Price Adjustment Cap” shall have the meaning given to it in Section 2.6(d).
“Due Amount” means the amount (if any) due for payment in respect of a Resolved Claim.
“Due Diligence Materials” shall have the meaning given to it in Section 4.15(a).
“Effective Time” shall have the meaning given to it in Section 2.1(a).
“Employee Benefit Plan” shall have the meaning given to it in Section 3.10(a).
“End Date” shall have the meaning given to it in Section 7.1(b)(ii).
“Environmental Law” shall mean any applicable Law, or Order, relating to pollution, contamination and the protection of the environment, or otherwise relating to the environment.

8

“Environmental Permits” shall mean all Permits required under any Environmental Law that are necessary for the operation of the business of the Company and the Company Subsidiaries as currently operated.
“ERISA” shall have the meaning given to it in Section 3.10(a).
“Escrow Agent” shall mean Citibank, N.A.
“Escrow Agreement” shall mean the Escrow Agreement, dated as of the Closing Date, in a form mutually agreed to by Parent and the Company.
“Estimated Closing Cash” shall have the meaning given to it in Section 2.5(a)(i).
“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.5(a)(i).
“Estimated Company Transaction Expenses” shall have the meaning given to it in Section 2.5(a)(i).
“Estimated Working Capital” shall have the meaning given to it in Section 2.5(a)(i).
“Estimated Working Capital Adjustment” shall have the meaning given to it Section 2.5(a)(i).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Shares” shall have the meaning given to it in Section 2.4(c)(ii).
“Exhibits” shall have the meaning given to it in Section 1.3.
“Expense Holdback Amount” shall mean [***].
“Expense Holdback Distribution Amount” shall have the meaning given to it in Section 9.16(b).
“Export Controls” shall have the meaning given to it in Section 3.21(a).
“Final Purchase Price” shall have the meaning given to it in Section 2.6(d).
“Financial Statements” shall have the meaning given to it in Section 3.5(a)(ii).
“Fraud” shall mean, with respect to a party, intentional common law fraud under Delaware law in the making of the representations and warranties set forth in this Agreement (or any certificates issued or delivered pursuant to this Agreement) with the intention of deceiving another party to this Agreement. Under no circumstances shall “Fraud” include any equitable

9

fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence.
“Funded Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries set forth on Schedule 1.1(b).
“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied during the periods involved.
“Government Official” shall mean any official, agent, or employee of any Governmental Entity; any political party or an official thereof; any candidate for political office; any official, agent, or employee of any public international organization; or any immediate relative (spouse, son, daughter, or parent) of any of the foregoing, including, without limiting the generality of the foregoing, any official, agent, or employee of any company in which any Governmental Entity holds a majority or controlling equity interest; any official, agent, or employee of any company which is in the process of being privatized in whole or in part; and any person who is purporting to act in a private capacity, but who otherwise is a “Government Official” within the meaning of this definition.
“Governmental Entity” shall mean any national, federal, state, local, municipal or foreign government, or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any domestic or foreign court, arbitral tribunal, administrative agency or commission having competent jurisdiction, or other governmental or regulatory agency or authority or any securities exchange.
“Group” shall mean the Company together with the Company Subsidiaries.
“Guaranteed Obligations” shall have the meaning given to it in Section 9.12(c).
“HIPAA” shall mean, collectively, the Health Information Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean, without duplication,
(a)indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money;

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(b)indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including any guarantee with respect to the indebtedness of a type described in clauses (a) or (b), but solely to the extent claimed against) and including loans from shareholders;
(c)any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (a) or (b);
(d)any banker’s acceptances or letters of credit (solely to the extent drawn);
(e)any fee payable on settlement and termination of (a) and (b) above;
(f)any capitalized lease obligations;
(g)the Indian Subsidiary’s post-employment benefits in the form of gratuity and leave encashment (referred to as a defined benefit plan within the statutory accounts of the Indian Subsidiary);
(h)any payroll Tax obligations that have been deferred pursuant to the CARES Act and remain unpaid;
(i)any Taxes that may be imposed on the Company and the Company Subsidiaries as a result of adjustments made or to be made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) with respect to accounting method changes in the Pre-Closing Period; and
(j)any unpaid income Tax liabilities of the Company and the Company Subsidiaries for all Pre-Closing Periods beginning on or after January 1, 2023, in each applicable jurisdiction, including such Taxes not yet due and payable, calculated (i) as of the end of the last day in the applicable Pre-Closing Period in accordance with the principles described in the definition of “Pre-Closing Period” (taking into account the transactions contemplated by this Agreement) (ii) separately for the Company and each Company Subsidiary, jurisdiction and type of Tax; (iii) only considering Taxes in jurisdictions for which income Tax Returns were filed for the 2022 Tax year; and (iv) such that it can be a negative number to the extent there are accrued refunds or credits;
provided, that Indebtedness shall not include accounts payable to trade creditors, accrued expenses, deferred revenues, deferred rent under lease obligations, obligations under any interest rate, currency or other hedging agreement, cash from customer deposits, unclaimed property, undrawn letters of credit, the endorsement of negotiable instruments for collection, indebtedness owing from the Company to any of the Company Subsidiaries or from any of the Company Subsidiaries to the Company, any item taken into account in calculating Working Capital or Company Transaction Expenses or any checks that have been issued but remain outstanding.

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“Indemnification Claim” shall mean any claim for indemnification pursuant to Section 8.2(a), in the case of the Parent Indemnified Parties, or Section 8.2(b), in the case of the Shareholder Indemnified Parties.
"Indemnified Party” shall mean a Parent Indemnified Party or a Shareholder Indemnified Party, as context requires.
“Indemnified Persons” shall have the meaning given to it in Section 5.7(a).
“Indemnifying Party” shall have the meaning given to it in Section 8.2(d).
“[***] Valuation” shall have the meaning given to it in Section 5.22.
“Indian Subsidiary” shall mean GalaxE.Solutions Private Limited, a private limited company incorporated in India having its registered office at Unit No. A, 1st Floor, Voyager Building, ITPL, Whitefield Road, Bangalore – 560066.
“Initial Purchase Price” shall mean an amount equal to (a) $375,000,000, (b) minus the Estimated Closing Indebtedness, (c) plus the Estimated Closing Cash, (d) minus the Estimated Company Transaction Expenses, (e) plus the Estimated Working Capital Adjustment (which may be expressed as a negative number), (f) minus the Expense Holdback Amount, (g) minus the Purchase Price Adjustment Escrow Amount, minus (h) the Consideration Shares Value, (i) plus the Transaction Tax Benefit.
“Intellectual Property” shall mean any and all rights in any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names and social media account identifiers; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, artificial intelligence systems or algorithms (whether or not based on machine learning or deep learning approaches), operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

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“ISA” shall have the meaning given to it in Section 3.21(a).
“Key Stockholder” shall mean Timothy Bryan.
“Key Stockholder Fundamental Warranties” shall mean the representations and warranties of the Key Stockholder set out in Section 9.16(a).
“Key Stockholder Warranties” shall mean the representations and warranties of the Key Stockholder set out in Section 9.16.
“Knowledge of Parent” shall mean the actual knowledge of [***].
“Knowledge of the Company” shall have the meaning given to it in Section 1.4.
“Law” shall mean any foreign, federal, state, or local law, statute, ordinance, rule, regulation, code, order, constitution, treaty, common law, judgment, decree, administrative pronouncement, by-law, other requirement, or rule of law of any Governmental Entity including, for the avoidance of doubt, laws relating to Sanctions, Export Controls, Anti-Corruption Laws, and Anti-Money Laundering Laws.
“Leased Real Property” shall have the meaning given to it in Section 3.17(b).
“Legal Requirement” shall have the meaning given to it in Section 5.2.
“Letter of Transmittal” shall mean a letter of transmittal substantially in the form attached hereto as Exhibit A.
“Liabilities” shall mean any and all debts, liabilities, obligations and commitments of any nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Licensed Intellectual Property” shall mean all Intellectual Property which is licensed to the Company by other Persons, excluding “off-the-shelf” software and licenses for Open Source Materials.
“Liens” shall mean any lien, security interest, mortgage, encumbrance, easement or charge of any kind.
“Lock-up Period” shall have the meaning given to it in Schedule 2.5(e) (Consideration Shares).
“Losses” means losses, Liabilities, damages, deficiencies, interest, fines, penalties, Orders, Actions, and fees, costs and expenses incurred in connection with investigating, defending, settling, enforcing or otherwise satisfying any of the foregoing or any Indemnification Claim for which any Parent Indemnified Party or Shareholder Indemnified Party, as applicable, is entitled to indemnification hereunder (including reasonable legal fees and

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expenses in connection therewith); provided, that Losses shall not include punitive or exemplary damages except to the extent payable to a third party.
“Material Adverse Effect” shall mean any event, occurrence, development, fact, condition, change or effect (collectively, an “Event”) that has or would reasonably be expected, individually or in the aggregate, to have a material adverse effect (x) on the business, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that Events arising out of or attributable to any of the following shall not constitute or be deemed to contribute to a “Material Adverse Effect” and otherwise shall not be considered in determining whether a “Material Adverse Effect” has occurred or would be reasonably likely to occur: (a) changes in the general economic or political conditions (including (i) any statements or proclamations of public officials, (ii) any potential or actual government shutdown or (iii) any breakup of a political or economic union) or the financing, banking, currency or capital markets in general in the United States or India; (b) changes or proposed changes in Laws or Orders or interpretations thereof or changes in GAAP or other accounting requirements or principles; (c) changes generally affecting industries, markets or geographical areas in which the Company or any Company Subsidiary conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Parent, Merger Sub or any of their respective Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries, including (i) losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any Company Subsidiary and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by PLC, Parent, Merger Sub, the Company or any Company Subsidiary taken pursuant to this Agreement; (f) conduct by the Company or any Company Subsidiary (i) expressly permitted by this Agreement, (ii) prohibited under Section 5.3 for which Parent gave its prior written consent, (iii) related to the Pre-Closing Reorganization, or (iv) solely in order to comply with its obligations under Section 5.3; (g) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), the geopolitical dispute between the Russian Federation and Ukraine, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof or the response of any Governmental Entity thereto, including applicable Laws (or the interpretation thereof) adopted in response thereto, including any COVID-19 Measures, in each case whether or not occurring or commenced before or after the date of this Agreement; (h) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, (B) otherwise taking or committing to take actions that limit or could limit Parent’s or its Affiliates’ (including, after the Closing, the Company’s and the Company Subsidiaries’) freedom of action with respect to, or their ability to retain, one or more of their respective operations,

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divisions, businesses, product lines, customers or assets arising from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, or (C) the application of applicable Laws (including any action or judgment arising under applicable Laws) to the transactions contemplated by this Agreement; or (i) any failure, in and of itself, by the Company or any Company Subsidiary to meet any internal projections or forecasts (as distinguished from any Event giving rise or contributing to such failure); provided that in the case of the foregoing clauses (a), (b), (c) and (g), if such change or effect disproportionately affects the Company and the Company Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Company and the Company Subsidiaries operate, then such clauses (a), (b), (c) and (g) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur but only with respect to the magnitude of such effect that is disproportionate. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and the Company Subsidiaries, and not against any forward-looking statements, projections, forecasts of the Company or the Company Subsidiaries or any other Person.
“Material Contract” shall have the meaning given to it in Section 3.15.
“Merger” shall have the meaning given to it in the Recitals.
“Merger Consideration” shall have the meaning given to it in Section 2.4(a).
“Merger Sub” shall have the meaning given to it in the Preamble.
“Merger Sub Shares” shall have the meaning given to it in Section 2.4(b).
“Non-U.S. Benefit Plan” shall have the meaning given to it in Section 3.10(a).
“Non-Controlling Party” shall have the meaning given to it in Section 8.4(c).
“Nonparty Affiliates” shall have the meaning given to it in Section 9.5(a).
“Notice of Objection” shall have the meaning given to it in Section 2.6(b).
“OFAC” shall have the meaning given to it in Section 4.16(b).
“Open Source Materials” shall have the meaning given to it in Section 3.13(h).
“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.
“Overlap Period” shall mean any taxable year or other taxable period beginning on or before, and ending after, the Closing Date.
“Owned Real Property” shall have the meaning given to it in Section 3.17(a).
“Parent” shall have the meaning given to it in the Preamble.

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“Parent Fundamental Warranty” shall mean each of the representations and warranties included in Section 4.1(a) (solely with respect to the first sentence thereof), Section 4.2(a), and Section 4.3.
“Parent Indemnified Parties” shall mean the Parent and its Affiliates (including, from and after Closing, the Company).
“Parent Material Adverse Effect” shall mean any Event that has or would reasonably be expected, individually or in the aggregate, to have a material adverse effect (x) on the business, assets, properties, results of operations or financial condition of PLC and its Subsidiaries, taken as a whole, or (y) the ability of PLC, Parent or Merger Sub to consummate the transactions contemplated hereby; provided, however, that Events arising out of or attributable to any of the following shall not constitute or be deemed to contribute to a “Parent Material Adverse Effect” and otherwise shall not be considered in determining whether a “Parent Material Adverse Effect” has occurred or would be reasonably likely to occur: (a) changes in the general economic or political conditions (including (i) any statements or proclamations of public officials, (ii) any potential or actual government shutdown or (iii) any breakup of a political or economic union) or the financing, banking, currency or capital markets in general in the United Kingdom; (b) changes or proposed changes in Laws or Orders or interpretations thereof or changes in IFRS or other accounting requirements or principles; (c) changes generally affecting industries, markets or geographical areas in which PLC or any of its Subsidiaries conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, including (i) losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with PLC or any PLC Subsidiary and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by PLC, Parent, Merger Sub, the Company or any Company Subsidiary taken pursuant to this Agreement; (f) conduct by PLC or any PLC Subsidiary expressly permitted by this Agreement; (g) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), the geopolitical dispute between the Russian Federation and Ukraine, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof or the response of any Governmental Entity thereto, including applicable Laws (or the interpretation thereof) adopted in response thereto, including any COVID-19 Measures, in each case whether or not occurring or commenced before or after the date of this Agreement; (h) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, (B) otherwise taking or committing to take actions that limit or could limit Parent’s or its Affiliates’ (including, after the Closing, the Company’s and the Company Subsidiaries’) freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers or assets arising from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, or (C) the

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application of applicable Laws (including any action or judgment arising under applicable Laws) to the transactions contemplated by this Agreement; or (i) any failure, in and of itself, by PLC or any PLC Subsidiary to meet any internal projections or forecasts (as distinguished from any Event giving rise or contributing to such failure); provided that in the case of the foregoing clauses (a), (b), (c) and (g), if such change or effect disproportionately affects PLC and the PLC Subsidiaries as compared to other Persons or businesses that operate in the industry in which PLC and the PLC Subsidiaries operate, then such clauses (a), (b), (c) and (g) may be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur but only with respect to the magnitude of such effect that is disproportionate. For the avoidance of doubt, a “Parent Material Adverse Effect” shall be measured only against past performance of PLC and the PLC Subsidiaries, and not against any forward-looking statements, projections, forecasts of PLC or the PLC Subsidiaries or any other Person.
“Parent-Prepared Return” shall have the meaning given to it in Section 5.12(b)(ii).
“Parent’s Proposed Calculations” shall have the meaning given to it in Section 2.6(a).
“Pass-Through Return” shall mean any Tax Return that reports items of income, deduction, credit, gain or loss of the Company that flow through to any of the Shareholders.
“PLC ADS” shall mean an American depositary share (evidenced by an American depositary receipt) traded on the New York Stock Exchange and representing one class A ordinary share of PLC.
“PLC Guarantee” shall have the meaning given to it in Section 9.12(c).
“Per Share Closing Payment” shall mean an amount equal to the Share Closing Amount divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Downward Purchase Price Adjustment Amount” shall mean an amount equal to the Downward Purchase Price Adjustment Amount (up to a maximum of $20,000,000) divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Earn-out Payment Amount” shall mean an amount equal to the Earn-Out Cash Consideration divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Expense Holdback Amount” shall mean an amount equal to the Expense Holdback Amount divided by the aggregate number of Shares outstanding immediately prior to Closing.

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“Per Share Expense Holdback Distribution Amount” shall mean an amount equal to the Expense Holdback Distribution Amount divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Initial Purchase Price” shall mean the Initial Purchase Price divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Purchase Price Adjustment Escrow Release Amount” shall mean an amount equal to the Purchase Price Adjustment Escrow Release Amount divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Per Share Ratio” shall mean the number resulting from the aggregate number of Consideration Shares divided by the number of Shares outstanding immediately prior to the Closing Date.
“Per Share Upward Purchase Price Adjustment Amount” shall mean an amount equal to the Upward Purchase Price Adjustment divided by the aggregate number of Shares outstanding immediately prior to Closing.
“Permits” shall have the meaning given to it in Section 3.8.
“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of law securing payments not yet due or which are being contested in good faith, including Liens of warehousemen, mechanics, suppliers, materialmen and repairmen, (b) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith, in each case, for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) the following Liens affecting the real property set forth in Schedule 3.17(a) or Schedule 3.17(b): (i) easements, rights of way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, (ii) conditions, covenants or other similar restrictions, (iii) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights of way of public record on, over or in respect of any such real property, (iv) encroachments and other matters that would be shown in an accurate survey or physical inspection of such real property, (v) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property, and (vi) any other de minimis Liens that do not impair the continued use and operation of the relevant real property, (d) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over any real property owned by the Company or any Company Subsidiary or any leased real property, (e) Liens created by licenses granted in the ordinary course of business in any Intellectual Property, (f) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (g) any other Liens not described in clauses (a) through (f) above created by this Agreement or connected with the transactions contemplated hereby or by the actions of Parent, Merger Sub or any of their respective Affiliates, and (h) Liens set forth in Schedule 1.1(c).

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“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.
“Personal Data” has the meaning set forth in Section 3.13(m).
“PLC SEC Documents” shall have the meaning given to it in Section 4.5.
“PLC Stock Plans” shall mean PLC’s (a) company share option plan adopted May 7, 2014, (b) joint share ownership plan, (c) long term incentive plan adopted June 30, 2015, (d) 2018 equity incentive plan adopted April 16, 2018, and (e) 2018 Sharesave plan adopted on April 16, 2018.
“Post-Closing Covenants” shall have the meaning given to it in Section 8.1(a).
“Post-Closing Period” shall mean (1) for federal income Tax purposes and for purposes of any other Tax that treats the relevant taxable period as ending on the day immediately prior to the Closing Date, any taxable year or other taxable period beginning on the Closing Date, and (2) for purposes of any other Tax, any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.
“Pre-Closing Period” shall mean (1) for federal income Tax purposes and for purposes of any other Tax that treats the relevant taxable period as ending on the day immediately prior to the Closing Date, any taxable year or other taxable period ending on or prior to the day immediately prior to the Closing Date, and (2) for purposes of any other Tax, any taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.
“Pre-Closing Reorganization” shall have the meaning given to it in Section 5.12(g).
“Pre-Closing Return” shall have the meaning given to it in Section 5.12(b)(i).
“Pre-Closing Shareholder Group” shall mean the Shareholders and their respective Affiliates and Representatives.
“Pre-Closing Tax Contest” shall have the meaning given to it in Section 5.12(c)(i).
“Pro Rata Portion” shall mean, with respect to any Person, the percentage that is equal to the product of (i) 100% and (ii) the quotient of (A) the aggregate number of Shares held by such Person as of immediately prior to Closing (including, for the avoidance of doubt, any Shares of Company Restricted Stock) and (B) the aggregate number of Shares outstanding immediately prior to the Closing.

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“Protected Health Information” has the same meaning as “protected health information” in 45 C.F.R. §160.103.
“Purchase Price Adjustment” shall have the meaning given to it in Section 2.6(d).
“Purchase Price Adjustment Escrow Amount” shall mean $2,000,000.
“Purchase Price Adjustment Escrow Release Amount” shall have the meaning given to it in Section 2.6(d)(ii).
“R&W Insurance Policy” shall have the meaning given to it in Section 5.15.
“Real Property” shall have the meaning given to it in Section 3.17(b).
“Real Property Leases” shall have the meaning given to it in Section 3.17(b).
“Redundancy Law” shall have the meaning given to it in Section 3.11(c).
“Reference Time” shall have the meaning given to it in Section 2.6(a).
“Related Party” shall mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Person, and any Person (other than a tenant or an employee) sharing the household of such Person.
“Releasee” shall have the meaning given to it in Section 9.5(c).
“Releasor” shall have the meaning given to it in Section 9.5(c).
“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, solicitors, consultants, advisors, accountants or other representatives.
“Requisite Shareholder Approval” shall mean the affirmative vote of holders of at least a majority of the outstanding voting stock of the Company.
“Resolved Claim” shall mean a Claim: (a) that has been agreed in writing between an Indemnified Party and an Indemnifying Party as to both liability and quantum; or (b) that has been finally determined (as to both liability and quantum) by a court or tribunal of competent jurisdiction from which there is no right of appeal, or from whose judgment the relevant party is debarred by passage of time or otherwise from making an appeal.
“Restricted Shares” shall mean the Consideration Shares issued in certificated form and bearing the legend set out at paragraph 2.1(c) of Schedule 2.5(e) (Consideration Shares).

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“RSA Earn-out Cash Consideration” shall have the meaning given to it in Section 2.7(a).
“Run-Off Insurance Policies” shall have the meaning given to it in Section 5.8.
“Sanctioned Country” shall mean any country, or region or sector that is the subject or target of a comprehensive embargo or other sanctions under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine).
“Sanctioned Persons” has the meaning set forth in Section 3.21(a).
“Sanctions” shall have the meaning given to it in Section 4.16(b).
“Sanctions Lists” shall mean all applicable U.S. laws relating to economic or trade sanctions or embargoes, including, without limitation, the laws administered or enforced by the United States (including by OFAC, the U.S. Department of Commerce or the U.S. Department of State), the United Nations Security Council, the European Union, and the United Kingdom (His Majesty’s Treasury) and includes: the List of Specially Designated Nationals and Blocked Persons maintained by OFAC including but not limited to any Person listed in the annex to Executive Order No. 13224 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), the “Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions” maintained by the EU Commission and/or any list of persons or entities designated as being subject to financial restrictions or an investment ban by way of EU regulation imposing sanctions, the “Consolidated List of Financial Sanctions Targets” (including both the version of the list covering “Asset Freeze Targets” and the version of the list covering “Investment Ban Targets”) maintained by the HM Treasury and the “UK Sanctions List” maintained by the Foreign, Commonwealth & Development Office, any lists maintained by Global Affairs Canada including but not limited to those established pursuant to the United Nations Act, the Special Economic Measures Act, and regulations enacted thereunder, any similar list maintained by, or public announcement of sanctions made by, any other Governmental Entity in any other applicable jurisdiction.
“Schedules” shall have the meaning given to it in Section 1.3.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share” shall mean each issued and outstanding share of common stock, no par value per share, of the Company, including Company Restricted Stock.
“Share Consideration” shall have the meaning given to it in Section 2.4(a).
“Share Closing Payment” shall have the meaning given to it in Section 2.4(a).

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“Shareholder Indemnified Parties” shall mean the Shareholders and their respective Affiliates.
“Shareholders” shall mean, collectively, the holders of the Shares prior to the Effective Time (including holders of Company Restricted Stock).
“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities. For purposes of this definition, having “adequate capital to carry on its business” and not having incurred debts “beyond its ability to pay as such debt mature” shall mean that such Persons will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become absolute and matured.
“Stock Certificate” shall mean stock certificates evidencing the Shares of the Company held by the Shareholders.
“Subsidiary” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) of the outstanding voting securities or other voting equity interest the holder of which is generally entitled to elect a majority of the board of managers or other governing body of such legal entity.
“Surviving Corporation” shall have the meaning given to it in the Recitals.
“Surviving Corporation Bylaws” shall have the meaning given to it in Section 2.2(b).
“Surviving Corporation Charter” shall have the meaning given to it in Section 2.2(a).
“Target Working Capital” shall mean [***].

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“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States and Indian federal or central, state, local and other non-U.S. income (including, for the avoidance of doubt, any amounts includible under Section 951 or 951A of the Code), franchise, profits, capital gains, capital stock, transfer, sales, use, value added, goods and services, occupation, property, excise, severance, escheat, unclaimed property, windfall profits, social security (or similar), stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) and all estimated taxes, deficiency assessments, additions to tax, penalties and interest on the foregoing, whether disputed or not.
“Tax Contest” shall have the meaning given to it in Section 5.12(c).
“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement, election relating to Taxes, or other document filed or maintained or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” shall mean any Governmental Entity having authority with respect to Taxes.
“Third-Party Claim” shall have the meaning given to it in Section 8.4(a).
“Top Customers” shall have the meaning given to it in Section 3.19(a).
“Top Suppliers” shall have the meaning given to it in Section 3.19(b).
“Transaction Documents” shall mean this Agreement, any certificates and statements issued pursuant to this Agreement, the Letters of Transmittal, and the Escrow Agreement.
“Transaction Tax Benefit” shall mean [***].
“Transaction Tax Deductions” shall mean, [***].
“Transfer Taxes” shall have the meaning given to it in Section 5.12(a).
“Unaudited Financial Statements” shall have the meaning given to it in Section 3.5(a)(ii).
“Union” shall have the meaning given to it in Section 3.11(f).
“Upward Purchase Price Adjustment” shall have the meaning given to it in Section 2.6(d)(i).
“Upward Purchase Price Adjustment Amount” shall have the meaning given to it in Section 2.6(d).

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“Upward Purchase Price Adjustment Cap” shall have the meaning given to it in Section 2.6(d)(i).
“Valuation Report” shall have the meaning given to it in Section 5.19(a).
“W&C” shall have the meaning given to it in Section 5.11.
“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Working Capital” shall mean the consolidated current assets of the Company and the Company Subsidiaries (excluding (a) Cash and Cash Equivalents and (b) intercompany receivables) less the consolidated current liabilities of the Company and the Company Subsidiaries (including checks that have been issued but remain outstanding), calculated in accordance with the Accounting Principles and excluding (i) Company Transaction Expenses, (ii) Closing Indebtedness and (iii) intercompany payables, as adjusted and determined in accordance with Accounting Principles. Working Capital shall include any current non-income Tax assets and liabilities but shall not include any current income Tax assets or liabilities or deferred Tax assets or liabilities.
“Working Capital Adjustment” shall have the meaning given to it Section 2.6(a).
Section I.2Construction. In this Agreement, unless the context otherwise requires:
(a)references in this Agreement to “writing” or comparable expressions include a reference to electronic transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 9.3;
(b)the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent, material that has been posted, retained and thereby made available to Parent through the on-line “virtual data room” established by the Company and/or its Representatives);
(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)references to Annexes, Articles, Sections, Exhibits, Schedules, the Preamble and Recitals are references to annexes, articles, sections, exhibits, schedules, the preamble and recitals of this Agreement;

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(e)the descriptive headings of the Annexes, Articles, Sections, Exhibits and Schedules of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;
(f)references to “day” or “days” are to calendar days and if the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day;
(g)when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;
(h)references to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified;
(i)references to “the date hereof” shall mean as of the date of this Agreement;
(j)the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;
(k)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement (including the Schedules) or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(l)“include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;
(m)references to any Governmental Entity or Law shall mean and include any successor or replacement Governmental Entity or Law to the referenced one;
(n)references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America and all payments hereunder shall be made in United States dollars;
(o)the words “ordinary course of business” means acting (or refraining from acting) in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act (or refrain from acting) under similar circumstances and reasonably informed by the past practice of the Company and the Company Subsidiaries (taken as a whole); and

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(p)the word “or” shall be disjunctive and not exclusive.
Section I.3Annexes, Exhibits and Schedules. The annexes (the “Annexes”), the exhibits (the “Exhibits”) and the schedules (the “Schedules”) to this Agreement are incorporated into and form an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. If an Annex or Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.
Section I.4Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean (i) the current, actual knowledge of the [***], following reasonable inquiry; and (ii) the actual knowledge of [***]. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Company or any of the Company Subsidiaries, or any of their respective Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge, without any implication that any such Person has made any inquiry or investigation as to the sending or receipt of such notice.
Article II

THE CLOSING
Section II.1The Merger.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall cause a certificate of merger in the form mutually agreed between the Shareholders’ Representative and Parent (the “Certificate of Merger”) satisfying the applicable requirements of Section 251 of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by Merger Sub and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”
(b)Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”).
(c)From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and

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duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.
Section II.2Organizational Documents of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or Merger Sub:
(a)the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time (the “Surviving Corporation Charter”) until thereafter amended as provided by the DGCL and such Surviving Corporation Charter; and
(b)the bylaws of the Company shall be amended and restated in their entirety to be the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time (the “Surviving Corporation Bylaws”), until thereafter amended as provided by the DGCL and such Surviving Corporation Bylaws, provided that the Surviving Corporation Charter and Surviving Corporation Bylaws of Merger Sub shall be amended as necessary to reflect the provisions of Section 5.7.
Section II.3Directors and Officers of the Surviving Corporation. At the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, each of such officers and directors to hold office, subject to the applicable provisions of the DGCL and the Charter Documents of the Surviving Corporation.
Section II.4Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of any Person:
(a)Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of any Person, forthwith cease to exist and be converted into and represent the right to receive the following (the “Merger Consideration”): (A) the Per Share Ratio of Consideration Shares (the “Share Consideration”) and (B) an amount in cash without interest (the “Cash Consideration”), equal to the sum of (i) the Per Share Initial Purchase Price, plus (ii) the Per Share Expense Holdback Distribution Amount, if any and when distributed, plus (iii) the Per Share Upward Purchase Price Adjustment Amount, if any and when paid out, plus (iv) the Per Share Purchase Price Adjustment Escrow Release Amount, if any and when released, minus (vi) the Per Share Downward Purchase Price Adjustment Amount, if any, plus (v) the Per Share Earn-out Payment Amount, if and when payable, in each case in accordance with this Agreement. All payments of the Per Share Initial Purchase Price shall be defined as the “Share Closing Payment.”
(b)Each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the Surviving Corporation. As of the Effective Time, the Merger Sub Shares shall no longer be outstanding and shall automatically be

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cancelled and shall cease to exist, and the holder or holders of such Merger Sub Shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(c)Each Share issued and outstanding immediately prior to the Effective Time which is held (i) by any wholly owned Company Subsidiary or in the treasury of the Company or (ii) by Parent, Merger Sub or any other Affiliate of Parent, (collectively, the “Excluded Shares”) shall be cancelled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.
(d)Notwithstanding the foregoing, any Shares outstanding immediately prior to the Effective Time and held by a Person who has properly complied with all of the relevant provisions of Section 262 of the DGCL or other applicable state corporations Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL or any other applicable state corporations Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 2.4, if the Merger is rescinded or abandoned, then the right of any Shareholder to be paid the fair value of such Shareholder’s Dissenting Shares pursuant to Section 262 of the DGCL or any other applicable state corporations Law will cease.
Section II.5Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.
(a)At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Closing Estimate Statement”) setting forth the following amounts, including a breakdown of the components thereof:
(i)the Company’s good faith estimates of the following amounts, in each case calculated as of the Reference Time: (A) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the amount of Closing Cash (the “Estimated Closing Cash”), (C) the Company Transaction Expenses that will not otherwise be paid by the Company or any Company Subsidiary prior to the Closing and that is not otherwise deducted from the Initial Purchase Price or included in the calculation of Estimated Working Capital (the “Estimated Company Transaction Expenses”), (D) the Working Capital (the “Estimated Working Capital”), (E) the amount (which may be expressed as a negative number) equal to the Estimated Working Capital minus the Target Working Capital (the “Estimated Working Capital Adjustment”), and (F) based on the foregoing, its calculation of the Per Share Closing Payment, which Closing Estimate Statement shall quantify in reasonable detail the items constituting such Estimated Closing Indebtedness, such Estimated Closing Cash, such

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Estimated Company Transaction Expenses, such Estimated Working Capital, and such Estimated Working Capital Adjustment, if any, and in each case calculated in accordance with the terms of this Agreement; and
(ii)each of the amounts to be paid in accordance with Section 2.5(d) to (g) with a breakdown thereof (including the aggregate portion of the Initial Purchase Price payable to each Shareholder);
(b)Upon delivery of the Closing Estimate Statement, the Company shall (i) provide Parent and its Representatives with reasonable access, during normal business hours and upon reasonable notice, to those portions of the Company’s and each Company Subsidiary’s working papers, relevant books, records and finance personnel of the Company and its Subsidiaries, in each case, related to the preparation of the Closing Estimate Statement, reasonably requested by Parent and reasonably required to enable Parent and such of Parent’s Representatives to review and analyze the amounts set forth on the Closing Estimate Statement, and (ii) consider in good faith all reasonable comments or suggestions Parent may have to such Closing Estimate Statement.
(c)As promptly as practicable following the date hereof and in any event not later than ten (10) Business Days thereafter, Shareholders’ Representative shall deliver, or cause to be delivered, to each Shareholder, as set forth on the Allocation Schedule, (i) the Letter of Transmittal and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for payment therefor.
(d)On the Closing Date, contemporaneously with the filing of the Certificate of Merger, or, in relation to the issuance of the Consideration Shares, only as soon as practicably possible following the Closing Date (and in any event within 10 Business Days of the Closing Date), Parent shall pay, or cause to be paid, or, in the case of the Consideration Shares, Parent shall cause PLC to issue:
(i)each Shareholder that has delivered a Letter of Transmittal duly executed and completed in accordance with the instructions thereto to the Shareholders’ Representative on or prior to the date that is one (1) day prior to the Closing Date such Shareholder’s (A) portion of the Initial Purchase Price equal to (x) the Initial Purchase Price, multiplied by (y) such Shareholder’s Pro Rata Portion (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in clause (iii) below) and (B) in accordance with and subject to the conditions set out in Schedule 2.5(e) (Consideration Shares), the aggregate number of shares of Consideration Shares to which such holder is entitled pursuant to Section 2.4(a) and as set out in the Allocation Schedule, which aggregate number of shares of Consideration Shares shall be rounded down to the nearest whole share (no fractional shares of Parent Shares shall be issued);
(ii)the Shareholders’ Representative, (x) for each Shareholder that has not delivered a Letter of Transmittal on or prior to the Closing Date, each such Shareholder’s portion of the Initial Purchase Price equal to (1) the Initial Purchase Price,

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multiplied by (2) such Shareholder’s Pro Rata Portion (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in clause (iii) below) and (y) the Expense Holdback Amount; and
(iii)to the Surviving Corporation, on behalf of holders of Shares of Company Restricted Stock, the aggregate amount of the Initial Purchase Price attributable to Shares of Company Restricted Stock (the “Aggregate RSA Payment Amount”);
in each case, by wire transfer of immediately available funds to the applicable accounts of such Shareholder, the Shareholders’ Representative or the Company as designated by the Shareholders’ Representative in writing to Parent at least five (5) Business Days prior to the Closing Date; provided, that any delay in the delivery of such wire instructions shall be without prejudice to any such Shareholder’s right to receive such amounts, as applicable, which shall promptly be paid (x) with respect to any amounts attributable to Shares (other than Company Restricted Stock) upon five (5) Business Days following the later of the Closing Date and the receipt of such account notification, and (y) with respect to any amounts attributable to Shares of Company Restricted Stock, on the next scheduled payroll payment date.
(e)For each Shareholder that has not delivered a Letter of Transmittal on or prior to the Closing Date, each such Shareholder’s portion of the Consideration Shares shall be retained by PLC and, promptly upon notice to PLC from the Shareholders’ Representative of the delivery to the Shareholders’ Representative by any such Shareholder of a Letter of Transmittal duly executed and completed in accordance with the instructions thereto and delivery of such Letter of Transmittal to PLC shall, as soon as reasonably practicable (and in any event within ten (10) Business Days), issue to such Shareholder, in accordance with and subject to the conditions set out in Schedule 2.5(e) (Consideration Shares), the aggregate number of shares of Consideration Shares to which such holder is entitled pursuant to Section 2.4(a) and as set out in the Allocation Schedule, which aggregate number of shares of Consideration Shares shall be rounded down to the nearest whole share (no fractional shares of Parent Shares shall be issued).
(f)Each of Parent, the Surviving Corporation, the Shareholders’ Representative (or its designee, which may include the Surviving Corporation) shall disburse the Share Closing Payment and in the case of the Shareholders’ Representative, the Expense Holdback Amount and any amounts received from a Per Share Upward Purchase Price Adjustment and Purchase Price Adjustment Escrow Amount in accordance with this Agreement. The Surviving Corporation shall make payments to holders of Company Restricted Stock as set forth in Section 2.5(h).
(g)Upon surrender by a Shareholder of his, her or its Stock Certificate (or, in the case of Shareholders whose Stock Certificates are held by Webster Bank, National Association pursuant to a custody agreement between such Shareholders and the Company, upon delivery of a Letter of Transmittal to the Shareholders’ Representative), each Stock Certificate shall be deemed, for all purposes, to evidence only the right to receive, upon such surrender and/or such delivery of a Letter of Transmittal, the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or

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accrued in respect of such cash payments. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Stock Certificates are registered, it shall be a condition to the payment of such portion of the Merger Consideration that the Stock Certificates shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Parent or the Surviving Corporation that such Taxes have been paid or are not required to be paid. In the event any Stock Certificate shall having been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, (i) Parent, with respect to such Shareholder’s Share Consideration and, in the case of a Shareholder having delivered a duly executed and completed Letter of Transmittal prior to the Closing Date, Cash Consideration and (ii) the Shareholders’ Representative, in the case of a Shareholder that has not delivered a duly executed and completed Letter of Transmittal prior to the Closing Date, with respect to such Shareholder’s Cash Consideration will issue in exchange for such lost, stolen or destroyed Stock Certificate the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided, that the Person to whom such portion of Merger Consideration is delivered shall, as a condition precedent to the payment thereof, indemnify the Shareholders’ Representative, Parent and the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against the Shareholders’ Representative, Parent or the Surviving Corporation with respect to the Stock Certificate claimed to have been lost, stolen or destroyed. Upon the latter of (x) the Closing, (y) the delivery of the corresponding Letter of Transmittal by such Shareholder, and (z) receipt by the Company of the Stock Certificates held by Webster Bank, National Association pursuant to a custody agreement as contemplated by this paragraph, the Company shall deliver such Stock Certificate to Parent.
(h)On the later of the Closing Date and the date on which such holder of Company Restricted Stock delivers a Letter of Transmittal duly executed and completed in accordance with the instructions thereto to the Surviving Corporation, Parent shall cause the Surviving Corporation to pay to such holder of Company Restricted Stock such holder’s portion of the Initial Purchase Price equal to (i) the Initial Purchase Price, multiplied by (ii) such holder’s Pro Rata Portion attributable to Shares of Company Restricted Stock held by such holder, by wire transfer of immediately available funds to the applicable accounts of such holder, or otherwise in accordance with the Surviving Corporation’s payroll practices. Any such payments to holders of Company Restricted Stock shall be made by a payroll payment pursuant to this Section 2.5(h) and be made less any amounts to be withheld in respect of Taxes. Each share of Company Restricted Stock shall be deemed, for all purposes, to evidence only the right to receive, upon such surrender and/or such delivery of a Letter of Transmittal, the Merger Consideration deliverable in respect thereof to which such holder is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments. All cash payments required to be made under this Agreement by Parent to any Shareholder in respect of any Company Restricted Stock held by such Shareholder (including for the avoidance of doubt any portion of the Initial Purchase Price, Purchase Price Adjustment Escrow Release Amount, and the Expense Holdback Amount) shall be made as follows: on the date of and as part of the scheduled payroll payments immediately following the receipt by the Surviving Corporation of

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the Aggregate RSA Payment Amount, Parent shall cause the Surviving Corporation to pay the relevant Shareholder via payroll (subject to the receipt of a duly completed and executed Letter of Transmittal from such Shareholder) an amount equal to the product of (x) the Pro Rata Portion pertaining to Shares of Company Restricted Stock held by such Shareholder and (y) the Aggregate RSA Payment Amount, by wire transfer of immediately available funds to the applicable accounts of such Shareholder as designated by the Shareholders’ Representative, less any amounts to be withheld in respect of Taxes.
(i)At the Closing, Parent shall pay, on behalf of the Company and the Company Subsidiaries, all Estimated Company Transaction Expenses as set forth in the Closing Estimate Statement, in each case by wire transfer of immediately available funds pursuant to written wire instructions provided to Parent by the Company concurrently with the delivery of the Closing Estimate Statement.
(j)At the Closing, Parent shall pay to one or more accounts of the holders of the Funded Indebtedness (such accounts specified in writing by the Company to Parent at least five (5) Business Days prior to the Closing Date), an amount equal to such Funded Indebtedness.
(k)At the Closing, Parent shall pay the Purchase Price Adjustment Escrow Amount to the Escrow Agent by wire transfer of immediately available funds.
Section II.6Determination of Purchase Price Adjustment.
(a)Within ninety (90) days following the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Shareholders’ Representative (i) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of 11:59 P.M. Eastern Time on the day immediately prior to the Closing Date (and, for the avoidance of doubt, calculating such amounts while taking into account the amounts that become due and payable at or as a result of the Closing) (such time is referred to as the “Reference Time”) (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Parent’s good faith calculations as of the Reference Time (the “Parent’s Proposed Calculations”) of (A) the amount of the Closing Indebtedness, (B) the amount of any Company Transaction Expenses not otherwise paid by the Company prior to the Closing, deducted from the Initial Purchase Price or included in the calculation of the Closing Working Capital, (C) the amount of the Closing Cash, (D) the Working Capital of the Company and the Company Subsidiaries on a consolidated basis calculated in accordance with the Accounting Principles as of the Reference Time (the “Closing Working Capital”), (E) the amount (which may be expressed as a negative number) equal to the Closing Working Capital minus the Target Working Capital (the “Working Capital Adjustment”), and (F) based on the foregoing, a recalculation of the Initial Purchase Price in accordance with this Agreement and the adjustment (if any) required to reconcile the Initial Purchase Price set forth in the Closing Estimate Statement to the Parent’s calculation of the Initial Purchase Price in the Closing Statement; provided that such calculations shall be based only on the facts and circumstances as of the Closing. The Closing Balance Sheet and Parent’s Proposed Calculations shall be made in good faith and in accordance with the Accounting Principles. The Contracting Parties agree the purpose of preparing the Closing Statement and the related components of the Final Purchase Price is to measure changes in such amounts relative to

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the amounts set forth in the Closing Estimate Statement. The Contracting Parties agree that the calculation of the Parent’s Proposed Calculations does not (i) permit the introduction of new or different accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgements, assumptions, techniques, estimation methodologies (including with respect to the calculation of reserves and accruals), asset reserves or valuation allowances other than as set forth in the Accounting Principles, or (ii) permit the introduction of new or removal of existing balance sheet accounts or line items other than those set forth in Schedule 1.1(a). Parent’s Proposed Calculations shall not include any purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement, shall be based on the facts and circumstances as they existed as of the applicable measurement time and shall exclude any change in circumstance, development or event arising occurring on or after the applicable measurement time. There shall be no additional provision or accrual or increase in any existing provision or accrual included in the Closing Balance Sheet, the Closing Statement, or Parent’s Proposed Calculations except to the extent such facts or events exist as of the Closing that, applying the same accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgements, assumptions, techniques, estimation methodologies, would justify such a provision, accrual or increase. Upon delivery of the Closing Balance Sheet and Parent’s Proposed Calculations by Parent, Parent shall provide or cause to be provided to the Shareholders’ Representative and its Representatives reasonable access, during normal business hours and upon reasonable notice, to those portions of the Surviving Corporation’s and each of its Subsidiaries’ working papers, relevant books, records and finance personnel of the Surviving Corporation and its Subsidiaries, in each case, related to the preparation of the Closing Statement, necessary to enable the Shareholders’ Representative and such Representatives to review and analyze the amounts set forth on the Closing Statement. If Parent does not deliver the Closing Balance Sheet and Closing Statement to the Shareholders’ Representative within such ninety (90) day period and except to the extent that any delay beyond 90 days is primarily caused by action or inaction on the part of the Key Stockholder whether directly or indirectly (including through another person), then, at the election of the Shareholders’ Representative in its sole discretion, (1) the Initial Purchase Price specified in the Closing Estimate Statement shall be presumed to be true and correct in all respects and shall be final and binding on the parties or (2) the Closing Estimate Statement delivered by the Company to Parent pursuant to Section 2.5 shall be deemed to be the Closing Statement and the Shareholders’ Representative shall have the rights set forth in, and shall be able to review and dispute such Closing Statement in accordance with, this Section 2.6. Without the prior consent of the Shareholders’ Representative, Parent shall not have the right to modify the Closing Balance Sheet or Parent’s Proposed Calculations or any items or amounts set forth therein after Parent delivers such balance sheet and calculations to the Shareholders’ Representative.
(b)If the Shareholders’ Representative does not object to the Closing Balance Sheet or Parent’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Parent within thirty (30) days after the Shareholders’ Representative’s receipt of the Closing Balance Sheet and Parent’s Proposed Calculations, the recalculation of the Initial Purchase Price pursuant to Parent’s Proposed Calculations shall be deemed final and binding; provided, however, that in the event that Parent does not provide any materials reasonably requested by the Shareholders’ Representative within five (5) days of request therefor

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(or such shorter period as may remain in such thirty (30) day period), such thirty (30) day period shall be extended by one (1) day for each additional day required for Parent to fully respond to such request. A Notice of Objection shall set forth in reasonable detail each amount to which the Shareholders’ Representative objects (all such disputed amounts, the “Disputed Amounts”) and provide the Shareholders’ Representative’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of any Company Transaction Expenses not otherwise paid by the Company or any Company Subsidiary prior to the Closing, deducted from the Initial Purchase Price or included in Parent’s proposed calculation of the Closing Working Capital, (iii) the amount of the Closing Cash, (iv) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto, and (v) a recalculation of the Initial Purchase Price based on such amounts, in each case, to the extent the Shareholders’ Representative has been provided sufficient information to specify such matters.
(c)If the Shareholders’ Representative delivers a Notice of Objection to Parent within the thirty (30) day period referred to in Section 2.6(b), then any amount of the adjustment to the Initial Purchase Price that is not in dispute on the date such Notice of Objection is given shall be treated as final, binding and non-appealable and any Disputed Amounts shall be resolved as follows:
(i)the Shareholders’ Representative and Parent shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. All such discussions related thereto (including any written communications, analysis or calculations undertaken in connection with such discussions) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule or precedent. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by Parent and the Shareholders’ Representative) after the date of receipt by Parent from the Shareholders’ Representative of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to one of the following independent, nationally recognized accounting firms upon mutual agreement of Parent and Shareholders’ Representative and which does not have any material relationship with the Parent, Shareholders’ Representative or any of their respective Affiliates: (i) Deloitte Touche Tohmatsu Limited, (ii) Ernst & Young LLP, or (iii) KPMG LLP (the “Arbitrator”). The Arbitrator shall be engaged pursuant to an engagement letter among the Shareholders’ Representative, Parent and the Arbitrator on terms and conditions consistent with this Section 2.6. The Arbitrator shall be instructed, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute and not to otherwise investigate any matter independently. The Shareholders’ Representative and Parent each agree to furnish to the Arbitrator access to such individuals and such information, books and records as may be reasonably required by the Arbitrator to make its final determination (any such information, books and records shall be provided to the other such Contracting Party prior to its submission or presentation to the Arbitrator). There shall be no ex parte communications by the Shareholders’ Representative or Parent or either of their respective Affiliates and their respective Representatives with the Arbitrator regarding the subject of such dispute;

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(ii)the Shareholders’ Representative and Parent shall instruct the Arbitrator to render a decision in accordance with this Section 2.6(c) along with a statement of reasons therefor and to deliver a copy to each of Parent and the Shareholders’ Representative of such decision which shall include as a separate line item (a) determination of the aggregate difference between the Initial Purchase Price and the Final Purchase Price within thirty (30) days of the submission of the Disputed Amounts, or a reasonable time thereafter, to the Arbitrator. Absent manifest error, the decision of the Arbitrator shall be final and binding upon each Contracting Party and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;
(iii)in the event the Shareholders’ Representative and Parent submit any Disputed Amounts to the Arbitrator for resolution, the Shareholders’ Representative and Parent shall each pay their own costs and expenses incurred under this Section 2.6(c). The Shareholders’ Representative shall be responsible for that fraction of the fees and costs of the Arbitrator equal to (1) the absolute value of the difference between the Shareholders’ Representative’s calculation of the Initial Purchase Price derived from its aggregate position regarding the Disputed Amounts and the Initial Purchase Price derived from Arbitrator’s final determination with respect to the Disputed Amounts over (2) the absolute value of the difference between the Shareholders’ Representative’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts and Parent’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts, and Parent shall be responsible for the remainder of such fees and costs; and
(iv)the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.6(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the terms and procedures set forth in Section 2.6(a). The Contracting Parties shall use their commercially reasonable efforts to cause the Arbitrator’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either the Shareholders’ Representative or Parent, and shall be no greater than the greater of the amount claimed by either the Shareholders’ Representative or Parent; provided, that if, notwithstanding the commercially reasonable efforts of the Shareholders’ Representative and Parent, (i) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either the Shareholders’ Representative or Parent in the Closing Statement or Notice of Objection, as applicable, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either the Shareholders’ Representative or Parent or (ii) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either the Shareholders’ Representative or Parent in the Closing Statement or Notice of Objection, as applicable, then such disputed amount shall be deemed to be the greater of the amounts claimed by either the Shareholders’ Representative or Parent.

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(d)Upon the determination, in accordance with Section 2.6(b) or Section 2.6(c) of the final calculations of the amounts of the Closing Indebtedness, the Company Transaction Expenses not otherwise paid by the Company prior to the Closing, deducted from the Initial Purchase Price and not included in Parent’s proposed calculation of the Closing Working Capital, the Closing Cash, the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto, the Initial Purchase Price shall be recalculated using such finally determined amounts in lieu of the amounts used in the Closing Statement. The term “Final Purchase Price” shall mean the result of such recalculation of the Initial Purchase Price. The amount payable by Parent or the Shareholders pursuant to this Section 2.6(d) is referred to herein as the “Purchase Price Adjustment”.
(i)If the Final Purchase Price is greater than or equal to the Initial Purchase Price (an “Upward Purchase Price Adjustment” and the amount by which the Final Purchase Price is greater than the Initial Purchase Price, the “Upward Purchase Price Adjustment Amount”), then, subject to the Upward Purchase Price Adjustment Cap, within three (3) Business Days after the determination of the Purchase Price Adjustment, (A) Parent shall pay to (1) each Shareholder such Shareholder’s Pro Rata Portion of the Upward Purchase Price Adjustment Amount (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in the following clause (A)(2)) and (2) to the Surviving Corporation, on behalf of holders of Company Restricted Stock, the aggregate amount of the Upward Purchase Price Adjustment Amount attributable to Shares of Company Restricted Stock and (B) the Shareholders’ Representative and Parent shall cause the Escrow Agent to disburse an amount in cash equal to the Purchase Price Adjustment Escrow Amount to (1) each Shareholder such Shareholder’s Pro Rata Portion of the Purchase Price Adjustment Escrow Amount together with any interest thereon (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in the following clause (B)(2)) and (2) to the Surviving Corporation, on behalf of holders of Company Restricted Stock, the aggregate amount of the Purchase Price Adjustment Escrow Amount together with any interest thereon attributable to Shares of Company Restricted Stock, in each case by wire transfer of immediately available funds to the applicable accounts of such Shareholder or the Company as designated by the Shareholders’ Representative in writing to Parent. Any portion of the Upward Purchase Price Adjustment Amount or Purchase Price Adjustment Escrow Release Amount attributable to Company Restricted Stock shall be paid in accordance with Section 2.5(h). Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Upward Purchase Price Adjustment Amount exceed $20,000,000 (twenty million dollars) (such amount, the “Upward Purchase Price Adjustment Cap”). In the event that the Upward Purchase Price Adjustment Amount exceeds the Upward Purchase Price Adjustment Cap, no member of the Pre-Closing Shareholder Group nor any other Person shall have any recourse against Parent, Merger Sub, the Surviving Corporation or any other Person and none of Parent, Merger Sub, the Surviving Corporation nor any other Person shall have any obligation to make any additional payments in respect of the Final Purchase Price or any component thereof.

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(ii)If the Final Purchase Price is less than the Initial Purchase Price (the difference between the two being the “Downward Purchase Price Adjustment” and the amount by which the Final Purchase Price is less than the Initial Purchase Price, the “Downward Purchase Price Adjustment Amount”), the Shareholders’ Representative and Parent shall cause the Escrow Agent to, within three (3) Business Days after the determination of the Purchase Price Adjustment, pay (without interest), by wire transfer of immediately available funds to the account of Parent, an amount equal to the lesser of (A) the Downward Purchase Price Adjustment Amount and (B) the Purchase Price Adjustment Escrow Amount. If the Downward Purchase Price Adjustment Amount is less than the Purchase Price Adjustment Escrow Amount (such difference being referred to as the “Purchase Price Adjustment Escrow Release Amount”), Parent and the Shareholders’ Representative shall, within three (3) Business Days following the determination of the Purchase Price Adjustment, cause the Escrow Agent to disburse by wire transfer of immediately available funds, the Purchase Price Adjustment Escrow Release Amount together with any interest thereon to (1) the Shareholders that portion of the Purchase Price Adjustment Escrow Release Amount together with any interest thereon equal to (x) the Purchase Price Adjustment Escrow Release Amount together with any interest thereon, multiplied by (y) such Shareholder’s Pro Rata Portion (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in clause (2) below) and (2) to the Surviving Corporation, on behalf of holders of Company Restricted Stock, the aggregate amount of the Purchase Price Adjustment Escrow Release Amount together with any interest thereon attributable to Shares of Company Restricted Stock. In the event that the Purchase Price Adjustment Escrow Amount is less than the Downward Purchase Price Adjustment, Parent shall be entitled to recover an amount from the Key Stockholder equal to the difference of (x) the Downward Purchase Price Adjustment Amount (taking into account the Downward Purchase Price Adjustment Cap (as defined below) minus (y) the Purchase Price Adjustment Escrow Amount. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Downward Purchase Price Adjustment Amount exceed $20,000,000 (twenty million dollars) (such amount, the “Downward Purchase Price Adjustment Cap”). In the event that the Downward Purchase Price Adjustment Amount exceeds the Downward Purchase Price Adjustment Cap, none of Parent, Merger Sub, the Surviving Corporation nor any other Person shall have any recourse against any Shareholder or any other Person and no Person in the Pre-Closing Shareholder Group nor any other Person shall have any obligation to make any additional payments in respect of the Final Purchase Price or any component thereof.
(iii)Parent shall cause the Surviving Corporation to pay to such holder of Company Restricted Stock such holder’s portion of the Upward Purchase Price Adjustment, Purchase Price Adjustment Escrow Amount and/or Remaining Escrow Amount, as applicable, equal to (i) the Upward Purchase Price Adjustment, Purchase Price Adjustment Escrow Amount and/or Remaining Escrow Amount, as applicable, multiplied by (ii) such holder’s Pro Rata Portion attributable to Shares of Company Restricted Stock held by such holder, by wire transfer of immediately available funds to

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the applicable accounts of such holder as designated by the Shareholders’ Representative in writing to Parent. Any such payments to holders of Company Restricted Stock shall be made less any amounts to be withheld in respect of Taxes.
Section II.7Earn Out.
(a)Subject to this Section 2.7 and the provisions of Schedule 2.7 (Earn-Out), following the agreement of the Earn-Out Statement in accordance with Schedule 2.7 (Earn-Out), Parent shall pay, or cause to be paid:
(i)to each Shareholder (subject to any withholding required by applicable Law) on the Earn-Out Payment Date such Shareholders’ Pro Rata Portion (less any amounts in respect of Shares of Company Restricted Stock held by such Shareholder, which shall be paid to the Surviving Corporation on behalf of such Shareholder as set forth in clause (ii) below) of the Earn-Out Cash Consideration (by wire transfer of immediately available funds to the bank accounts designated by Shareholders’ Representative at least five (5) Business Days prior to such Earn-Out Payment Date); and
(ii)to the Surviving Corporation, on behalf of holders of Shares of Company Restricted Stock, the aggregate amount of the Earn-Out Cash Consideration attributable to Shares of Company Restricted Stock (the “RSA Earn-out Cash Consideration”).
(b)Parent shall cause the Surviving Corporation to pay to each holder of Company Restricted Stock such portion of the of the RSA Earn-Out Cash Consideration equal to (i) the RSA Earn-Out Cash Consideration, multiplied by (ii) such holder’s Pro Rata Portion attributable to Shares of Company Restricted Stock held by such holder, by wire transfer of immediately available funds to the applicable accounts of such holder, or otherwise in accordance with the Surviving Corporation’s payroll practices. Any such payments to holders of Company Restricted Stock shall be made by a payroll payment and be made less any amounts to be withheld in respect of Taxes.
(c)During the Earn-Out Period, the Earn-Out Period Conduct Guidelines set out in Schedule 2.7 (Earn-Out) shall apply.
Section II.8[Reserved].
Section II.9Surrender of Shares. At and after the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each Shareholder shall cease to have any rights as a shareholder of the Company, and no transfer of Shares shall be made on the transfer books of the Surviving Corporation in respect of any Shares outstanding immediately prior to the Effective Time. At the Effective Time, the Share ledger of the Company with respect to the Shares shall be closed.
Section II.10Closing; Closing Deliverables.

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(a)Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic transmittal of executed documents, as soon as practicable, but in any event, within three (3) Business Days after the day the last of the conditions set forth in Article VI is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions; provided, that the Closing shall not occur before the date that is 60 days after the date hereof if PLC has not obtained the Valuation Report in respect of the issue of the Consideration Shares, or at such other date, time or place as the Contracting Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.
(b)At the Closing, the Company shall deliver or cause to be delivered to Parent:
(i)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Key Stockholder approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;
(ii)a certificate signed by an authorized officer of the Company dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) have been satisfied; and
(iii)a duly executed counterpart of the Escrow Agreement by the Shareholders’ Representative and the Escrow Agent.
(c)At the Closing, the Key Stockholder shall deliver or cause to be delivered to Parent a certificate dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(c) has been satisfied.
(d)At the Closing:
(i)Parent shall deliver to the Shareholders’ Representative (A) a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied and (B) a duly executed counterpart of the Escrow Agreement by the Parent and the Escrow Agent; and
(ii)Parent shall deliver payment of the amounts required to be paid by it, pursuant to Section 2.5.

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Section II.11Company Restricted Stock. At the Closing, each Share of Company Restricted Stock shall automatically and without any required action on the part of the holder thereof, become vested and such vested Shares shall be treated in accordance with the terms of Article II. Any amounts received by the holders of Company Restricted Stock in connection with the consummation of the transactions contemplated by this Agreement shall be payable through the payroll process of the Company or its Affiliates, as applicable, and subject to any applicable payroll reporting and withholdings as reasonably determined by Parent in its sole discretion.
Section II.12Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.6 shall be deemed to be, and each of the Shareholders and the Parent shall treat such payments as, an adjustment to the Initial Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.
Section II.13Withholding. Each of Parent, the Surviving Corporation and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as such Person is required to withhold or deduct under the Code, or any provision of applicable state, local or non-U.S. tax Law with respect to the making of such payment; provided that except in the case of withholding with respect to compensatory payments through applicable payroll procedures, such Person shall use its commercially reasonable efforts to notify in writing the Person in respect of which such withholding is to be made at least ten (10) days prior to the date of payment, which written notice shall set forth the amounts to be withheld and the Law requiring such withholding, and both such Persons shall cooperate in good faith to reduce or eliminate such withholding to the extent permitted by applicable Law; provided, however, that failure to provide notice shall in no way restrict Parent’s right to withhold under this Section 2.13 and shall not cause Parent to be liable for any Taxes withheld. To the extent that such amounts are so withheld, such amounts shall be timely remitted to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the Schedules delivered in connection with this Agreement, the Key Stockholder and Company hereby jointly and severally represent and warrant to PLC, Parent and Merger Sub as of the date hereof as follows:
Section III.1Due Organization, Good Standing and Corporate Power.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries is duly organized and validly existing under the Laws of their respective jurisdiction of incorporation or formation, as applicable, and have all requisite power

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and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in its respective jurisdiction of incorporation or formation and in each other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b)Schedule 3.1(b) contains a complete and accurate list of each of the Company Subsidiaries containing its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is qualified to do business and its capitalization (including the identify of each equity holder and the amount of equity interests held by each).
(c)Schedule 3.1(c) sets forth a complete and accurate list of the officers, directors, and/or managers (or equivalent positions) of the Company and each Company Subsidiary.
Section III.2Authorization; Non-contravention.
(a)The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of PLC, Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable by and against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the Charter Documents of the Company or any Company Subsidiary, in each case, as amended, (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, conflict with or result in a breach of, or default under or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4, contravene any domestic or foreign Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section III.3Capitalization.

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(a)Schedule 3.3(a) sets forth the authorized and issued and outstanding Shares at the close of business on the date hereof. Each Company Subsidiary is wholly owned by the Company or another wholly owned Subsidiary of the Company. All issued and outstanding Shares or other equity interests of the Company and each Company Subsidiary, as applicable, have been duly authorized and validly issued in compliance with applicable Law and are fully paid and non-assessable, and are not subject to any preemptive rights (except as set forth in the by-laws, limited liability company agreement or other organizational or constating documents of the Company and the Company Subsidiaries). Except as set forth in this Agreement, no other equity securities of the Company other than the Shares were issued, reserved for issuance or outstanding. Except as described in this Section 3.3 and as set forth on Schedule 3.3(a), neither the Company nor any Company Subsidiary is a party to or has any outstanding option, warrant, call, convertible securities, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests or other equity interest in the Company or any Company Subsidiary and/or creates any restrictions on transferability of the equity securities of the Company or any Company Subsidiary.
(b)Neither the Company nor any Company Subsidiary owns any equity interest (other than equity of the Company Subsidiaries) in any Person.
Section III.4Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the consents or filings set forth on Schedule 3.4 and (b) any other consents or filings which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
Section III.5Financial Statements; No Undisclosed Liabilities.
(a)The Company has furnished Parent with (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries and the related audited consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2022 (the “2022 Audited Financial Statements”) and December 31, 2021 (together with the 2022 Audited Financial Statements, the “Audited Financial Statements”), all certified by the Company’s accountants and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2023 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and the related unaudited consolidated statement of income and cash flows for the nine (9) months ended on the Balance Sheet Date (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, including the footnotes thereto, have been in all material respect prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as otherwise described therein or on Schedule 3.5 and in the case of the Unaudited Financial Statements, subject to normal year-end

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adjustments (the effect of which will not be materially adverse) and the absence of disclosures normally made in footnotes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and the Audited Financial Statements fairly present, in all material respects, the financial position of the Company and the Company Subsidiaries, as of the dates thereof, respectively, and the results of the operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated. The Company currently maintains a system of accounting established and administered in all material respects in accordance with GAAP.
(b)Neither the Company nor any Company Subsidiary has any material (taking the Company and the Company Subsidiaries as a whole) Liabilities that are required to be set forth on an audited consolidated balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected on the Financial Statements or the notes thereto, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date or which would be included in the Closing Statement, and (iii) Liabilities incurred in connection with the transactions contemplated hereby.
(c)Except with respect to any Indebtedness that will be paid off at Closing, neither the Key Stockholder nor any other person, has given any guarantee of or security for any overdraft, loan or loan facility of any kind granted to the Company or any Company Subsidiary.
Section III.6Absence of Certain Changes.
(a)Except as set forth on Schedule 3.6, as permitted by Section 5.3 or in connection with the Pre-Closing Reorganization, since the Balance Sheet Date, the business of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course and none of the Company or any Company Subsidiary has:
(i)materially increased the compensation or benefits of any employee, officer or consultant, or granted any general, material salary or benefits increase to their respective employees, other than in the ordinary course of business or as required by applicable Law, collective bargaining agreement or Employee Benefits Plan;
(ii)amended its Charter Documents;
(iii)acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(iv)purchased, leased or acquired the right to own, use or lease any property or assets for an amount in excess of [***], individually (in the case of a lease, per annum) or [***] in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of services, licenses, inventory or supplies in the ordinary course of business;

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(v)made any loan to (or forgiven a loan to), or entered into any other transaction with (i) any of its directors, officers or employees other than transactions with employees in the ordinary course of business, or (ii) the Key Stockholder;
(vi)split, combined, redeemed or reclassified, or purchased or otherwise acquired, any shares of its capital stock;
(vii)issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or equity interests;
(viii)made any material change in its accounting principles, practices or methods except as required by Law or GAAP or as disclosed in the Financial Statements;
(ix)materially changed its cash management practices and/or its policies, practices and procedures with respect to collection of accounts receivable;
(x)transferred, assigned, sold or otherwise disposed of any asset with a fair market or book value in excess of [***], outside of the ordinary course of business;
(xi)transferred, assigned or granted any license or sublicense under or with respect to any material Company Intellectual Property or material Company IP Agreements, except for non-exclusive licenses or sublicenses granted in the ordinary course of business;
(xii)abandoned or failed to maintain in full force and effect any Company IP Registration, or failed to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Company Intellectual Property;
(xiii)adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(xiv)taken any action to make, change or rescind any material Tax election outside the ordinary course of business or amended any material Tax Return for a Pre-Closing Period;
(xv)settle any legal proceedings or claim: (i) exceeding a value of [***] individually or [***] in the aggregate, (ii) with any Top Supplier or Top Customer, or (iii) with any Governmental Entity;
(xvi)Contracted to do any of the foregoing, or taken any action or made any omission that would result in any of the foregoing.

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(b)Since the Balance Sheet Date, there has not been a Material Adverse Effect.
Section III.7Compliance with Laws. Except as set forth in Schedule 3.7:
(a)In the last three (3) years, the operations of the Company and the Company Subsidiaries are not being conducted in violation of any Law or Order applicable to the Company or any Company Subsidiary, except for violations that would not be reasonably likely to be material to the Company or the Company Subsidiaries, taken as a whole.
(b)In the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity of a violation or noncompliance in any material respect with any applicable Law that is pending or remains unresolved.
(c)With respect to the Indian Subsidiary, the statutory registers and books including the minutes books and register of members of the Indian Subsidiary have been properly maintained and written, and are up-to-date in all material respects.
(d)All investments in the Indian Subsidiary by the Company or any of its Affiliates have been made in due compliance with the Indian Foreign Exchange Management Act, 1999 under the automatic route.
(e)The Indian Subsidiary has made all filings required to be made by it under the Indian Foreign Exchange Management Act, 1999 and the rules and regulations thereunder.
Section III.8Permits. The Company and the Company Subsidiaries hold all national, federal, state, provincial, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or any Company Subsidiary as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets, and such Permits are valid and in full force, except to the extent that any such failure to hold Permits or any such default or failure to be valid and in full force would not be material to the Company and its Subsidiaries, taken as a whole. The Company and each Company Subsidiary is in compliance with the terms of all such Permits, except where such noncompliance, would not be material to the Company and its Subsidiaries, taken as a whole.
Section III.9Litigation.
(a)Except as set forth on Schedule 3.9, there is no Action pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any Company Subsidiary, or any of their respective properties, assets or rights, including, to the Knowledge of the Company, against or by any current or former officer or director of the Company or any Company Subsidiary (“Company Related Parties”), or (ii) against or by the Company or any Company Subsidiary that challenges or seeks to prevent, enjoin or otherwise delay the

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transactions contemplated by this Agreement, in each case of the foregoing (i) – (ii) that would be material to the Company and its Subsidiaries, taken as a whole.
(b)There are no outstanding Governmental Orders applicable to the Company or any Company Subsidiary and no unsatisfied judgments, penalties or awards against the Company or any Company Subsidiary or any of their respective properties or assets, in each case, that is or would reasonably be expected to be material, individually or in the aggregate, to the Company or the Company Subsidiaries, taken as a whole.
Section III.10Employee Benefit Plans.
(a)Schedule 3.10(a) sets forth a true and complete list of each material Employee Benefit Plan. “Employee Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, or under which the Company or any Company Subsidiary, has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise. Each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”) is separately listed on Schedule 3.10(a). No Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.
(b)Except as set forth on Schedule 3.10(b), (i) each Employee Benefit Plan is in compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has requested, a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination or in any Liability of the Company or its Subsidiaries; (iii) neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA or a Tax pursuant to

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Section 4975 of the Code; and (iv) no claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims), and no Employee Benefit Plan has in the last three (3) years been the subject of an examination or audit by a Governmental Entity (to Knowledge of the Company) or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.
(c)With respect to each Employee Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following, as applicable: (i) an accurate and complete copy of each plan document and all amendments thereto (or, in the case of any unwritten Employee Benefit Plan, an accurate written description thereof); (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other material written communications (or a description of any oral communications) relating to any Employee Benefit Plan; (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Employee Benefit Plan’s continued qualification; (v) in the case of any Employee Benefit Plan for which a Form 5500 must be filed, a copy of the three (3) most recently filed Form 5500, with all corresponding schedules and financial statements attached; (vi) the most recent nondiscrimination testing performed under the Code; and (vii) copies of material notices, filings, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, or other Governmental Entity relating to the Employee Benefit Plan.
(d)Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event.
(e)No Employee Benefit Plan is, and neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has, within the past six (6) years, maintained, contributed to, had any obligation to contribute to or otherwise had any Liability with respect to (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Sections 412, 430, 4971 of the Code or Section 302 of ERISA (including any “multiemployer plan”, as defined in Section 3(37) or Section 4001(a)(3) of ERISA); (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iii) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Employee Benefit Plan is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA. The Company has not (i) withdrawn from

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any pension plan under circumstances resulting (or expected to result) in a material liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a material liability of the Company under Section 4069 or Section 4212(c) of ERISA.
(f)Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has any material Liability as a result of a failure to comply with the continuing coverage requirements of COBRA. Except as may be required by the continuing coverage requirements of COBRA and, except as provided in Schedule 3.10(e), at the sole expense of the participant or such participant’s spouse or dependents, neither the Company nor any of the Company Subsidiaries has any obligation or Liability to provide any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. To the Knowledge of the Company, except as expressed by the Parent or its Affiliates, there has been no communication to any employees of the Company or any of the Company Subsidiaries which would reasonably be interpreted to promise or guarantee post-employment medical or welfare benefits on a permanent basis.
(g)All benefits, contributions and premiums and other payments (including employer contributions and employee salary reduction contributions) relating to each Employee Benefit Plan have been timely made or paid in full, or to the extent not required to made or paid in full, have been accrued and reflected on the Unaudited Financial Statements as required by applicable accounting principles, except as would not be material to the Company and the Company Subsidiaries taken as a whole.
(h)To the Knowledge of the Company, each Employee Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company and Company Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Sections 409A, 4999 or 105(h)of the Code.
(i)Except as set forth in Schedule 3.10(g), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will or could (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to any payment or benefit, including any retention, severance pay, change in control, transaction, retirement, or similar bonus or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due under any Employee Benefit Plan or otherwise; (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend, or terminate any Employee Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (v) result in any payment, right or benefit that would (A) not be deductible under Section 280G of the Code and/or (B) result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Code) under Section 4999 of the Code.

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(j)No stock options or any equivalent equity-based incentive grants have been made to a person resident in India by the Company or any Company Subsidiary.
(k)Except as would not be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole, (i) each Non-U.S. Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Law, and, if intended to qualify for special tax treatment, meets all of the requirements for such treatment and there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such special tax treatment; (ii) all employer and employee contributions to each Non-U.S. Benefit Plan required by its terms or applicable Law have been made or, if applicable, accrued, in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Non-U.S. Benefit Plan have been timely paid in full; (iii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuation most recently used to determine employer contributions for such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(l)As of the Reference Time, the Indian Subsidiary has made all pensions, provident fund and gratuity contributions in accordance with applicable Law.
Section III.11Labor Matters.
(a)Schedule 3.11(a) contains a list of all employees of the Company and the Company Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time, part-time, temporary, casual, seasonal, students, etc.); (iii) location; (iv) hire or retention date; (v) current annual base compensation rate or contract fee or hourly wage; (vi) overtime exempt/non-exempt status, (vii) leave status, (viii) entitlement to severance (other than as required by applicable Laws); (ix) notice period (if applicable); and (x) if applicable, whether the individual is employed pursuant to a work visa or work permit. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees or independent contractors of the Company and/or the Company Subsidiaries for services performed have been paid in full as and when due (except with respect to pay period in which Closing occurs or accrued in full on the audited balance sheet contained in the Closing Statement) and in accordance with applicable Law.

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(b)Schedule 3.11(b) contains a list of all independent contractors and third-party contract workers engaged through a contractor, who are receiving remuneration for work or services provided to the Company and for each such independent contractor, (i) name of the independent contractor (and corporate entity’s name, if applicable); (ii) the current chargeable fee of such independent contractor (hourly, monthly, per project, etc.). To the Knowledge of the Company, the Company and each Company Subsidiary has procured a W-9 from all independent contractors for which the independent contractor is a single-member limited liability company that it has engaged in the United States. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) no individual carrying out work for the Company or a Company Subsidiary as an independent contractor or as a third-party contract worker engaged through a contractor has made any written claim that he or she is (or was) or should be (or should have been) classified as an employee of the Company or a Company Subsidiary, and (ii) there is no pending or, to the Knowledge of the Company, threatened claim or any other such claim or notices from any Governmental Entity, private authority or Person disputing the characterization of any independent contractor or any third-party contract workers engaged through a contractor with respect to work or services provided to the Company or a Company Subsidiary. To the Knowledge of the Company, all third-party contractor workers engaged by the Indian Subsidiary are sourced only from such contractors and service providers who are licensed/ registered under the applicable Law, including but not limited to Contract Labour (Regulation and Abolition) Act, 1970, the Employees’ Provident Funds and Miscellaneous Provisions Act, 1952 and Employees’ State Insurance Act, 1948. To the Knowledge of the Company, the contractors and service providers engaged by the Indian Subsidiary are and have been in compliance with the applicable Law with respect to employment and related employee benefits in respect of their employees and former employees who are or have been deployed for or at the Indian Subsidiary.
(c)Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and each Company Subsidiary has complied with the WARN Act and all other applicable Law pertaining to termination of employment or redundancy as applicable to it (“Redundancy Law”), and it has no plans to undertake any action in the future that would trigger the WARN Act or any other action or requirement under any Redundancy law.
(d)Except as would not be material to the Company and its Subsidiaries, taken as a whole, all employees of the Company and Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set out in Schedule 3.11(b), to the Knowledge of the Company, no employee of the Indian Subsidiary is classified as “workmen” as under the Indian Industrial Disputes Act, 1947. Except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and Company Subsidiaries are in compliance with and have complied with all applicable Law pertaining to immigration, including in the United States, Form I-9 requirements and any applicable mandatory E-Verify obligations.
(e)The policies and benefits applicable to employees of the Company and each Company Subsidiary (true and complete copies of which have been made available as part

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of the Due Diligence Materials) comply with all applicable Law (including all state legislation) in all material respects.
(f)Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement, (b) there is not and has not been in last three (3) years immediately preceding the date of this Agreement, any union, works council, labor organization or any other employee representative body (collectively, “Union”) purporting to represent any employee of the Company or Company Subsidiary, and to the Knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made or is threatening to make a pending demand for recognition or certification, (c) there has not been any and, to the Knowledge of the Company, there is no threatened strikes, lockouts or other labor disruptions by any employees of the Company or any Company Subsidiary or by any Union; and (d) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor Governmental Entity. Neither the Company nor any Company Subsidiary has actively barred the formation of a Union or refused to allow for collective bargaining.
Section III.12Tax Matters. Except as set forth on Schedule 3.12:
(a)Tax Returns. Each of the Company and the Company Subsidiaries has timely filed or caused to be filed all income and other material Tax Returns required to be filed by the Company and the Company Subsidiaries, in each case on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects.
(b)Payment of Taxes. All material Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable (whether or not shown as due on any Tax Returns) have been fully and timely paid. The Company and the Company Subsidiaries have made sufficient accruals in accordance with GAAP on the Financial Statements for material accrued Taxes for periods covered by such Financial Statements that are not yet due.
(c)Other Tax Matters. With respect to the Pre-Closing Period:
(i)Neither the Company nor any Company Subsidiary is currently the subject of an investigation, audit or other examination or proceeding relating to material Taxes of or with respect to the Company or any Company Subsidiary by the Taxing Authorities of any nation, state, province or locality nor has the Company or any Company Subsidiary received in the past six (6) years any written notices from any Taxing Authority that such an investigation, audit or other examination or proceeding is pending. No claim has ever been made by a Governmental Entity (that remains unresolved) in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax or required to file Tax Returns in that jurisdiction.

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(ii)Neither the Company nor any Company Subsidiary is presently contesting any Taxes of the Company or any Company Subsidiary before any court, tribunal or agency. None of the Company, the Company Subsidiaries or any member of the Pre-Closing Shareholder Group has a request pending with any Taxing Authority relating to Taxes of the Company or the Company Subsidiaries (A) for a private letter ruling, (B) for administrative relief, (C) for technical advice, or (D) for a change of any method of accounting.
(iii)Neither the Company nor any Company Subsidiary has executed or agreed to any waiver of any statute of limitations in respect of Taxes or any Tax Return, and neither the Company nor any Company Subsidiary has consented to extend the time, or is the beneficiary of any extension of time, in which (i) any material Tax may be assessed or collected by any Taxing Authority (other than any extension which is no longer in effect) or (ii) to file any material Tax Return (outside the ordinary course of business, in accordance with past custom and practice).
(iv)Neither the Company nor any Company Subsidiary is or has ever participated or engaged in or been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b).
(v)Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than any of the Company and the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. federal, state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise by provision of Law.
(vi)The Company and the Company Subsidiaries will not be required to report for Tax purposes in a period ending after the Closing Date any material amount of income or gain as a result of any (i) change in method of accounting, or use of an incorrect method of accounting, by the Company or a Company Subsidiary for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed by the Company or a Company Subsidiary on or prior to the Closing Date, (iii) installment sale or open transaction disposition by the Company or a Company Subsidiary made on or prior to the Closing Date, or (iv) prepaid amount received by the Company or a Company Subsidiary on or prior to the Closing Date outside the ordinary course of business. The Company and the Company Subsidiaries will not be required to pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.
(vii)There are no Liens for Taxes upon any of the assets of the Company or any Company Subsidiary other than Permitted Liens.
(viii)Neither the Company nor any Company Subsidiary has (i) made any election to defer any payroll Taxes that remain unpaid, (ii) taken, claimed, or applied for an employee retention Tax credit or (iii) taken out or sought any loan that has not

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been paid back or forgiven or received any loan assistance in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.
(ix)The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements as of such date (rather than in any notes thereto) and (ii) will not, as of the end of the day on the Closing Date, exceed the amount of Taxes taken into account in the Final Closing Statement.
(x)Since December 31, 2022, neither the Company nor any Company Subsidiary has (i) incurred material liabilities for Taxes outside the ordinary course of business, (ii) made (except in the ordinary course of business), changed, revoked or modified any material Tax election, (iii) adopted or elected (except in the ordinary course of business) or changed any method of accounting for Tax purposes, (iv) filed any Tax Return that was prepared in a manner materially inconsistent with past practice, (v) filed any amended Tax Return, (vi) surrendered any right to, or filed any claim for, a material refund of Taxes, (vii) voluntarily approached a Taxing Authority with respect to Taxes or (viii) settled or compromised any audit, assessment, investigation, dispute, administrative or judicial proceeding or other action in respect of material Taxes.
(xi)All material Taxes that the Company or any Company Subsidiary is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable. The Company and the Company Subsidiaries have complied in all material respects with all information reporting (and related withholding) and backup withholding provisions of applicable Law, including properly completing and timely filing all IRS Forms W-2 and 1099 (and similar or corresponding forms required under state, local, foreign, or other applicable Law) required to be filed by such Company.
(xii)At all times since their formation or contribution to the Company, through the day immediately prior to the Closing Date, (i) the Company has been (and will be) validly treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code, and (ii) each of Galaxy Systems Inc., GalaxE.Solutions Inc., GalaxE.Healthcare Solutions, Inc., and GalaxE.Security Solutions Inc. has been (and will be) validly treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code or disregarded entity for federal and applicable state and local income tax purposes.
(xiii)The Company and the Company Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

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(xiv)Each of the Company’s foreign Subsidiaries is treated as a disregarded entity for U.S. federal income tax purposes.
(xv)No Shareholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
(xvi)The jurisdiction of formation and U.S. federal income tax classification of the Company and each Company Subsidiary (other than GalaxE.Solutions US Holdings Inc.) is set forth on Schedule 3.12(c)(xvii).
(d)Notwithstanding anything in this Agreement (other than this Section 3.12) to the contrary, the representations and warranties in this Section 3.12: (i) refer only to the past activities of the Company and the Company Subsidiaries and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date; (ii) are not representations or warranties as to the amount of, or limitations on, tax attributes that the Company or any Company Subsidiary may have and (iii) together with the representations and warranties in Section 3.10, are the sole and exclusive representations and warranties of the Company concerning Tax matters of the Company or any Company Subsidiaries.
Section III.13Intellectual Property; Data Protection; Information Technology
.
(a)Schedule 3.13(a) sets forth a current, complete and accurate list, as of the date of this Agreement, of all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status. Except as set forth on Schedule 3.13(a), the Company or a Company Subsidiary is the sole registrant or record owner of the Company IP Registrations.
(b)Schedule 3.13(b) contains a correct, current, and complete list, as of the date of this Agreement, of all Contracts or other arrangements, specifying for each the date, title and parties thereto: (i) under which a Company or Company Subsidiary is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property and (ii) which otherwise relate to the Company’s or Company Subsidiary’s ownership or use of Intellectual Property (excluding (A) non-disclosure agreements entered in the ordinary course of business, (B) licenses to Company Intellectual Property granted to contractors, vendors or service providers in the ordinary course of business, solely to provide products and services to the Company, (C) licenses and other rights to Intellectual Property granted to customers in the ordinary course of business, and (D) licenses that are immaterial, implicitly licensed, or incidental to the primary purpose of the Contract); and (iii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any

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Person (excluding (A) “shrink wrap” and similar generally available commercial end-user licenses that have an individual acquisition cost of [***] or less, (B) licenses granted by employees, consultants and contractors pursuant to the Company’s standard form agreements, and (C) licenses that are immaterial, implicitly licensed, or incidental to the primary purpose of the Contract) (Section 3.13(b)(i) – (b)(iii) collectively, “Company IP Agreements”). The Company has provided Parent with true and complete copies of all Company IP Agreements in its possession, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. To the Knowledge of the Company, neither the Company nor any other party thereto is, or is alleged to be, in material breach of or default under, or has provided or received any notice of material breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.
(c)Except as set forth on Schedule 3.13(c), the Company or a Company Subsidiary is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property. To the Knowledge of the Company, the Company and the Company Subsidiaries own or have the right to use all Company Intellectual Property necessary to conduct the businesses of the Company and the Company Subsidiaries substantially as presently conducted, free and clear from all Liens other than Permitted Liens. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or a relevant Company Subsidiary has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor assigns to the Company or the applicable Subsidiary of the Company all of such employee’s or independent contractor’s right, title and interest in any Intellectual Property created by such employee or independent contractor within the scope of their particular employment or engagement, (unless ownership of all right, title and interest in such Intellectual Property vests in the Company or the applicable Company Subsidiary by operation of law). To the Knowledge of the Company, no such rights have reverted to the employees or independent contractors of the Company or any Company Subsidiary, by reason of non-use in any period. The Company has provided Parent with true and complete copies of all such Contracts in its possession. All assignments and other instruments necessary to establish and record the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Entity and authorized registrars.
(d)To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company or Company Subsidiary’s right to own or use any material Company Intellectual Property or material Licensed Intellectual Property.
(e)All of the Company Intellectual Property are valid and, to the Knowledge of the Company, enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. The Company and Company Subsidiaries are not restricted

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in any material respect in its ability to use, or to disclose to any third party, any know-how included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Entity and authorized registrars, except for any prosecution or maintenance that the Company or the Company Subsidiaries has elected not to pursue in the exercise of the Company’s reasonable business judgment consistent with the ordinary course of business. To the Knowledge of the Company, there are no circumstances which would prevent any application for Company IP Registrations from proceeding to grant and registration.
(f)To the Knowledge of the Company, the conduct of the Business as currently conducted, and as conducted in the last three (3) years, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company and Company Subsidiaries have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property in the last three (3) years.
(g)To the Knowledge of the Company, no source code to any of the Company Products has been in the possession of any escrow agent or other person who was not or is not, as of the date of this Agreement, an employee, contractor, or consultant of the Company or any of the Company Subsidiaries.
(h)Except as set forth in Schedule 3.13(h), the Company and Company Subsidiaries have not (i) incorporated software or other material that is commonly referred to or distributed as “free software”, “open source software” or under similar licensing or distribution terms, including (a) software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the following: the Artistic License, the BSD License, the Apache License, the Mozilla Public License, the GNU General Public License (GPL) or Lesser/Library GPL, or the Sun Community Source License or (b) any other similar “open source”, “free software” or “sharealike” license (“Open Source Materials”) into, or combined Open Source Materials with, the Company Intellectual Property or any Company Product that is commercially available as of the date of this Agreement; or (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products that is commercially available as of the date of this Agreement, in such a way that, with respect to (i) or (ii) of the foregoing requires, as a condition of use or in connection with any use, modification, reproduction or distribution of any Software licensed thereunder, Company Intellectual Property to: (x) be disclosed or distributed in source code form for no or minimal charge, (y) be licensed royalty-free to any third party for the purpose of making derivative works; or (z) be redistributable at no charge.
(i)Except as forth in Schedule 3.13(i), there are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) pending, or to the Knowledge of the Company, threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company or any

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Company Subsidiary of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or Company Subsidiary, or, to the Knowledge of the Company, by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any such Action. None of the Company or any Company Subsidiary is subject to any outstanding or prospective Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property.
(j)There are no Actions pending, or to the Knowledge of the Company threatened in writing, against the Company alleging any (i) breach or other violation of any terms of use, terms of service, and other Contracts relating to the Company’s use of any social media platforms, sites, or services; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.
(k)The Company IT Systems are sufficient for the operation of the Business as currently conducted, taking into account customary market practices. Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries as a whole, in the last three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of the Company or in any unauthorized access to or disclosure of Personal Data. The Company has taken commercially reasonable steps designed to (i) safeguard the confidentiality, security and integrity of the Company IT Systems and (ii) ensure continuity of operation in the event of failure of any Company IT Systems.
(l)Schedule 3.13(l) contains a correct, current, and complete list of all Company IT Agreements that are material to the Business. All necessary agreements in connection with the Company IT Systems (such as license, escrow and maintenance and support agreements) are in place, in writing and have been complied with in all material respects.
(m)The Company and its Subsidiaries have complied with all Data Protection and Privacy Laws, and all external or publicly posted policies and notices, in all material respects, concerning the collection, use, processing, storage, transfer, and security of Personal Data in the conduct of the Business. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and Company Subsidiaries have not, in the last three (3) years: (i) experienced any actual data breach or other data security incident involving Personal Data in its possession or control, which resulted in the unauthorized or unlawful destruction, loss, alteration, disclosure of, or access to, Personal Data and/or confidential information transmitted, stored or otherwise processed by the Company, or any claim for

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compensation for loss or unauthorized destruction or disclosure of Personal Data and/or confidential information (a “Data Incident”) or (ii) been subject to or received any notice of any investigation or other Action (including any regulatory body with authority for supervising the application of and compliance with Data Protection and Privacy Law, being a “Data Protection Regulator”) concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information (including any information relating to an identified or identifiable natural person, being “Personal Data”) or actual or alleged violation of any Data Protection and Privacy Laws and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
(n)Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and Company Subsidiaries do not (i) receive or in any way access (and has not received or accessed at any time in the last three years) Personal Data from its clients or as part of, or in any way pursuant to, the services it provides to its clients (other than data which is wholly and irrevocably anonymized before it is received or accessed); or (ii) in anyway act as a data processor for any of its clients or any other person, and nor has any other company which has operated any part of the Business during the last three years.
(o)Except as would not be material to the Company and its Subsidiaries taken as a whole, without prejudice to the generality of Section 3.13(n): (i) the Company has implemented appropriate technical and organizational measures (as required by Data Protection and Privacy Law) designed to prevent a Data Incident; (ii) no Personal Data has been transferred outside the United States, India, the European Economic Area or the United Kingdom by the Company, except in accordance with the Data Protection and Privacy Laws; (iii) the Company has in place policies and procedures which are compliant with the Data Protection and Privacy Laws and applicable guidance binding on the Company and published by a Data Protection Regulator; and (iv) the Company is in possession of all records, Personal Data impact studies, notifications or other documents and/or data which it is required to produce and keep in order to comply with the Data Protection and Privacy Laws.
Section III.14Broker’s or Finder’s Fee. Except for the fees of any entity set forth on Schedule 3.14, no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or the Company Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Company Subsidiaries.
Section III.15Material Contracts.
(a)Schedule 3.15(a) contains a list, as of the date hereof of the following Contracts (each, together with any such contract entered into following the date hereof and prior to Closing, a “Material Contract”) to which the Company or any Company Subsidiary is party:
(i)each Contract with a Top Customer or Top Supplier (excluding any statements of work, change orders or other Contracts ancillary or pursuant to the Company’s principal agreement with each Top Customer or Top Supplier);

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(ii)Contracts relating to capital expenditures or for the purchase of any equipment, materials, supplies or services in excess of [***];
(iii)Contracts that materially restrain, limit or impede the Company’s or any Company Subsidiary’s ability to compete with or conduct any business or line of business;
(iv)Contracts that contain an “exclusivity” or similar provision or that require the Company to purchase its total requirements of any product or service from a third party;
(v)Contracts that provide any customer of the Company or any Company Subsidiary with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customers of the Company or any Company Subsidiary, including contracts containing “most favored nation” provisions;
(vi)Contracts with any Company Related Party, or Affiliates of the Company or the Key Stockholder other than amongst members of the Group;
(vii)all material (A) joint venture, (B) strategic partnership agreements or (C) or consortium arrangement or agreement, or any agreement for sharing commissions or other income or similar arrangement;
(viii)except for Contracts relating to accounts payable, all Contracts relating to Indebtedness (including guarantees) of the Company or a Company Subsidiary, in excess of [***];
(ix)Contracts imposing or creating any Lien of any nature on or affecting any of the assets of the Company or any Company Subsidiary (other than Permitted Liens);
(x)Contracts that relate to the acquisition or disposition of any business or material assets, including Intellectual Property, (whether by merger, sale of assets or otherwise), in each case involving amounts in excess of [***];
(xi)Contracts with a Governmental Entity;
(xii)collective bargaining agreements or agreements with any labor union or association to which the Company or any Company Subsidiary is a party;
(xiii)Contracts that have any employment, change of control, or severance agreements with any of its employees, officers or directors (other than an agreement with an employee setting forth an employment-at-will relationship without liability to the Company or any Company Subsidiary upon termination thereof or any agreement required under applicable Law);

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(xiv)Contracts with independent contractors or consultants that are not cancellable without penalty or without more than 30 days’ notice;
(xv)all material Contracts pursuant to which any Intellectual Property is granted by or to the Company or any Company Subsidiary to or by any third Person (other than non-exclusive (i) inbound licenses of commercially available software, (ii) outbound licenses granted by or to the Company or any Company Subsidiary to or by any customers, contractors, or vendors in the ordinary course of business, or (iii) licenses that are immaterial, implicitly licensed, or incidental to the primary purpose of the Contract); and
(xvi)all Contracts that subject to Company to any minimum spend, minimum purchase or similar obligation.
Notwithstanding anything in this Section 3.15, “Material Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to Closing. To the Knowledge of the Company, except as would not be material to the Company or its Subsidiaries taken as a whole, as of the date hereof, neither the Company nor any Company Subsidiary is in default under any Material Contract.
(b)Each Material Contract is valid and binding on the Company or Company Subsidiary that is party to it (the “Group Company Party”) in accordance with its terms and is in full force and effect, and, to the Knowledge of the Company, there exist no grounds upon which it may be terminated, avoided, rescinded or repudiated, in each case, for cause, by any party, nor are there circumstances likely to give rise to any such event. Each Material Contract executed by the Indian Subsidiary has been duly authorized, executed and, wherever required to be registered under the applicable Law, has been so registered. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of any contractual requirements or restrictions, or a breach of any legal or regulatory compliance requirements, regarding the processing, security, and/or transfer of personally identifiable information or protected health information under any Material Contract. None of the Group Company Party or, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract, nor has sought to repudiate or disclaim any Material Contract. No party to any Material Contract has made any allegation of any material breach or made any material complaint regarding the performance or non-performance, nor have there been any material disputes at any time relating to or arising out of the Material Contract. The Company is not in default under or in breach of the terms of any Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no party to any Material Contract has expressly made any written allegation of any material breach thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.
Section III.16Environmental Matters; HIPAA.

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(a)Except as set forth on Schedule 3.16, (i) the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Environmental Permits required under applicable Environmental Laws in connection with the present operation of the Company’s and the Company Subsidiaries’ properties, assets and business, and (ii) there are no written Actions pending against the Company in connection with the present operation of the business, properties or assets of the Company or any Company Subsidiary under any Environmental Law.
(b)Neither the Company nor any Company Subsidiary is a Covered Entity. The Company has entered into Business Associate agreements, as required by 45 C.F.R. Part 164, in each instance where the Company acts as a Business Associate or when the Company provides Protected Health Information to the Company’s vendors or subcontractors, including any subcontractor that operates or has access to Protected Health Information offshore. The Company is, and has always been, to the Knowledge of the Company, in material compliance with all contractual and legal requirements applicable to Business Associates under HIPAA and any other state Laws applicable to the business of the Company that govern privacy, security, integrity, accuracy, transmission, breach notification or storage of Protected Health Information. The Company has all necessary and required rights to license, use, subcontract and process Protected Health Information in connection with the operation of the business of Company as currently conducted. The Company has all rights necessary and required to aggregate and de-identify Protected Health Information and use and disclose de-identified information for its own purposes.
(c)To the Knowledge of the Company, the Company is not currently, and for the past seven years has not been, the subject of an investigation and/or administrative Action by the Office for Civil Rights at the U.S. Department of Health and Human Services or any state Attorney General relating to compliance with HIPAA or similar state privacy or patients’ privacy rights Laws, nor to the Knowledge of the Company, is any such investigation and/or administrative Action pending or threatened. There are no pending written claims for indemnification received by the Company from any third party for actions arising from unauthorized use, disclosure, or access to customers’ Protected Health Information.
Section III.17Real Property; Sufficiency of Assets.
(a)Schedule 3.17(a) sets forth a list, as of the date of this Agreement, of the addresses of all real property owned by the Company and/or the Company Subsidiaries (the “Owned Real Property”). Except as set forth in Schedule 3.17(a), the Company and/or the Company Subsidiaries have good and clear, record and marketable fee simple title in and to the Owned Real Property, free and clear of all Liens other than Permitted Liens.
(b)Schedule 3.17(b) contains a list as of the date of this Agreement of all (i) real property leased to or from the Company and/or the Company Subsidiaries (“Leased Real Property” and together with the Owned Real Property, the “Real Property”) and (ii) leases pertaining to such Leased Real Property (collectively, the “Real Property Leases”) to which the Company or any of the Company Subsidiaries is a party (as lessee, sublessee, sublessor or lessor). Copies of such Real Property Leases as of the date of this Agreement have been made

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available to Parent. Except as would not be reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in default under any such Real Property Lease. To the Knowledge of the Company, no other party to any such Real Property Lease is in default under any such Real Property Lease that would be reasonably likely to be material to the Company and the Company Subsidiaries, individually or taken as a whole.
(c)Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company or a Company Subsidiary has good and valid leasehold title or a valid leasehold estate in each parcel of Leased Real Property free and clear of all Liens other than Permitted Liens; (ii) each Real Property Lease is a valid and binding obligation of the Company or Company Subsidiary party thereto and, to the Knowledge of the Company, the other party thereto, in full force and effect and enforceable in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity) and (iii) neither the Company nor any Company Subsidiary is in default under any such Real Property Lease and no event exists that with notice or the passage of time, or both, would constitute such a default under any such Real Property Lease. To the Knowledge of the Company, no other party to any such Real Property Lease is in default under any such Real Property Lease, except any such default that would not, individually or in the aggregate, be reasonably likely to be material to the Company and the Company Subsidiaries individually or taken as a whole.
(d)The buildings, structures, fixtures, equipment, and other items of tangible personal property of the Company and Company Subsidiaries have been maintained in accordance with normal industry practice, are in good operating condition and repair (ordinary wear and tear excepted), and are suitable for the purposes for which they are currently used, except as would not be reasonably likely to be material to the Company and the Company Subsidiaries, taken as a whole.
Section III.18Insurance. Schedule 3.18 sets forth a list of all insurance policies or programs of self-insurance that have a policy limit of greater than [***] owned by, or maintained for the benefit of, the Company or any Company Subsidiary (the “Company Insurance Policies”). Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) the Company Insurance Policies are in full force and effect, (b) except as set forth on Schedule 3.18, there are no material claims related to the Business pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, (c) none of the Company or its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy and (d) all premiums due on such Company Insurance Policies have been paid in full.
Section III.19Customers and Suppliers.

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(a)Schedule 3.19(a) sets forth a list of the top ten (10) customers by revenue (the “Top Customers”) for (i) the fiscal year ended December 31, 2022, or (ii) the nine-months ended September 30, 2023, in each case, including the amount of consideration paid by such Top Customer attributable to the foregoing periods of time in accordance with the Accounting Principles. Except as set forth on Schedule 3.19(a), none of the Company or any Company Subsidiary has received written notice (or to the Knowledge of the Company, notice in any other form) that any of the Top Customers plans to discontinue or materially modify its relationship with the Company or any of its Subsidiaries in an adverse manner and none of the Company or any Company Subsidiary is currently engaged in a material dispute with any Top Customer. No Top Customer is currently in default with respect to the payment of any material amounts due under a Material Contract by reason of dispute, overpayment or inability to pay.
(b)Schedule 3.19(b) sets forth a list of each supplier that individually was paid or owed more than [***] from the Company and the Company Subsidiaries (the “Top Suppliers”) for (i) the fiscal year ended December 31, 2022, or (ii) the nine-months ended September 30, 2023, in each case, including the amount paid or owed to such Top Supplier attributable to the foregoing periods of time in accordance with the Accounting Principles. Except as set forth on Schedule 3.19(b), none of the Company or any Company Subsidiary has received written notice that any of the Top Suppliers has discontinued, plans to discontinue or materially modify its relationship with the Company or any Company Subsidiary in an adverse manner and none of the Company or any Company Subsidiary is currently engaged in a material dispute with any Top Supplier.
Section III.20Related Party Transactions.
(a)Except as set forth on Schedule 3.20(a) and ordinary course agreements incident to employment (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant, benefit and travel advances in the ordinary course of business), indemnification agreements with a current or former director, officer or employee of the Company or any Company Subsidiary entered into in the ordinary course of business, neither the Company nor any Company Subsidiary is a party to any Contract or transaction with the Key Stockholder or any of his Affiliates, any officer or director of the Company or any Company Subsidiary.
Section III.21Sanctions, Anti-bribery and Anti-money Laundering.
(a)Since January 1, 2019, none of the Company, the Key Stockholder or the Company Subsidiaries (i) is or has been a Sanctioned Person; (ii) do not and have not, directly or indirectly, transacted, dealt or associated with or provided support to any Person named in on any Sanctions Lists, or to any Person owned or controlled by or deemed by a Governmental Entity to be owned or controlled by a Person listed on a Sanctions List; (iii) do not and have not, directly or indirectly, transacted, dealt or associated with or provided support to (a) any Person incorporated, organized, located, or resident in a Sanctioned Countries or (b) any Person owned or controlled by any Governmental Entity of a Sanctioned Country; (iv) do not and have not had a relationship with any terrorist organization or any entity designated by the U.S. as a ‘Foreign Terrorist Organization’ or a ‘Transnational Criminal Organization’; (v) are not and have not been

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actually or deemed to be owned, controlled by, or acting on behalf or at the direction of any Person(s) that is/are, subject to any Sanctions, including but not limited to any Person(s) that is/are listed on a Sanctions List, is deemed to be owned or controlled by any Person(s) that is/are listed on a Sanctions List, or subject to any Sanctions imposed under the Iran Sanctions Act of 1996 as amended (“ISA”) (collectively, together with those Persons described under (i), (ii) and (iii) of the foregoing, “Sanctioned Persons”); (vi) do not and have not engaged in any transaction or transactions that could constitute grounds for imposing Sanctions against the Company or any of the Company Related Parties; and (vii) do not and have not engaged in, directly or indirectly, any exportation, re-exportation, brokering or transfer of goods, software, technology, or services in violation of the Export Administration Regulations administered by the U.S. Department of Commerce, the Export and Import Permits Act (Canada), the Defence Production Act (Canada), the International Traffic in Arms Regulations administered by the U.S. Department of State, Council Regulation (EC) No. 821/2021, the UK Export Control Act 2002, the UK Export Control Order 2008, the UK Retained Dual-Use Regulation No. 428/2009, and any other Laws related to export controls administered or enforced by any other applicable Governmental Entity (collectively, “Export Controls”).
(b)Within the last five (5) years, none of the Company, Company Subsidiaries or the Key Stockholders: (i) in order to assist the Company or any Company Subsidiary in unlawfully obtaining, directing, or retaining business for or with any person, or in securing any unlawful advantage, made, authorized, offered, agreed to, promised, solicited, or received any payment, gift, or transfer of anything of value, directly, indirectly, or through a third party, to, from, or for the use or benefit of any Government Official, in each case, in violation of the Anti-Corruption Laws; or (ii) made, authorized, offered, agreed to, promised, solicited, or received any unlawful bribe, rebate, payoff, influence payment, or kickback, or any type of facilitating payment intended to expedite or secure performance of a routine government action, in each case, in violation of the Anti-Corruption Laws or Anti-Money Laundering Laws.
(c)To the Knowledge of the Company, the Company and Company Subsidiaries, have been, for the past five (5) years, and remain, in full compliance with Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws.
(d)The Company and Company Subsidiaries have taken measures, reasonably designed to ensure compliance by the Company and Company Subsidiaries, and its officers, managers, agents, distributors, employees and other persons acting on its behalf, with Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws.
(e)To the Knowledge of the Company, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any Action in relation to the Company and Company Subsidiaries which relates to Sanctions, Export Controls, Anti-Corruption Laws and Anti-Money Laundering Laws. None of the Key Stockholder, the Company, or any Company Related Party has received from any Governmental Entity any written notice alleging a violation by the Company of Sanctions, Export Controls, Anti-Corruption Laws or Anti-Money Laundering Laws.
Section III.22Competition and FDI Matters.

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(a)Except as would not be material to the Company and its Subsidiaries taken as a whole, in the last three (3) years, none of the Company or any Company Subsidiary has:
(i)been party to or engaged in any agreement, arrangement, understanding, practice or course of conduct (unilateral or otherwise) which was or is an infringement of Antitrust Law;
(ii)been the subject of any decision, judgment, order, undertaking, commitment, assurance or similar measure made, taken or obtained by or given to any tribunal or court in relation (partly or wholly) to Antitrust Law or any Competition Authority;
(iii)materially and adversely affected by a comfort letter or other guidance from any Competition Authority addressed to, or solicited by or on behalf of, the Company Companies regarding compliance with Antitrust Law (and if such guidance is or has been in existence, the Company has fully complied with its terms);
(iv)been the subject of, or involved in, any investigation, inquiry or other proceeding (whether formal or informal) by or before any tribunal or court in relation (partly or wholly) to Antitrust Law or any Antitrust Authority, nor is it in receipt of any complaint from any third party alleging breach of Antitrust Law, nor are there any grounds for believing that it may become the subject of any such proceeding or receive any such complaint; or
(v)been involved (directly or indirectly) in making or threatening to make any complaint or other communication to any Antitrust Authority or commencing or threatening to commence any proceedings before any tribunal or court in relation (partly or wholly) to Antitrust Law.
Section III.23Insolvency.
The Company and each of its Subsidiaries are Solvent. None of the Company or its Subsidiaries has: (i) applied for or consented to the appointment of a receiver, examiner, process advisor, trustee, custodian or liquidator of itself or substantially all of its property, (ii) become subject to the appointment of a receiver, examiner, process advisor, trustee, custodian or liquidator of itself or substantially all of its property, (iii) made an assignment for the benefit of creditors, (iv) instituted any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally, or filed a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or filed an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar Law affecting the rights of creditors generally, which proceeding has not been dismissed within thirty (30) days of filing, or had an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

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Section III.24Exclusivity of Representations
Notwithstanding anything to the contrary herein, it is the explicit intent of the Contracting Parties, and the Contracting Parties hereby agree, that the representations and warranties made by the Company in this Article III (and qualified by the Schedules hereto) are the exclusive representations and warranties made by the Company or any other Person with respect to the Company and the Company Subsidiaries, including the businesses and assets of each of them or the subject matter of this Agreement. The Company hereby disclaims any other express or implied representations or warranties made by any Person with respect to itself or any Company Subsidiary or the businesses and assets of the Company and the Company Subsidiaries, the Shares and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. The Company is not, directly or indirectly, and no other Person on behalf of the Company is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company or any of the Company Subsidiaries made, communicated or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Parent, Merger Sub or their respective Affiliates and Representatives), and the Company, the Shareholders’ Representative and each member of the Pre-Closing Shareholder Group hereby disclaims all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Parent, Merger Sub or their respective Affiliates or Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or Representatives.
Article IV

REPRESENTATIONS AND WARRANTIES OF PLC, PARENT AND MERGER SUB
Except as disclosed in the PLC SEC Documents, PLC, Parent and Merger Sub jointly and severally represent and warrant to the Company on the date hereof as follows:
Section IV.1Due Organization, Good Standing and Corporate Power. Each of PLC, Parent and Merger Sub is (a) a corporation duly incorporated and validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of incorporation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified or licensed to do business, and is in good standing (or the equivalent thereof), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of PLC, Parent and/or Merger Sub to consummate the transactions contemplated hereby. All of the issued and outstanding equity interests of Merger Sub are owned directly by a wholly owned subsidiary of PLC free and clear of any Liens of any kind. Each of PLC, Parent and

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Merger Sub has delivered prior to the date hereof to the Company copies of its Charter Documents, in each case, as amended and in full force and effect as of the date hereof. Neither PLC, Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.
Section IV.2Authorization; Non-contravention.
(a)Each of PLC, Parent and Merger Sub has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by PLC, Parent and Merger Sub, the consummation by PLC, Parent and Merger Sub of the transactions contemplated hereby and the performance by PLC, Parent and Merger Sub of its obligations hereunder have been duly authorized and approved by each of Parent’s and Merger Sub’s board of directors. No other corporate or other action on the part of PLC, Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by PLC, Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company and the Shareholders’ Representative, constitutes a valid and binding obligation of PLC, Parent and Merger Sub, enforceable by and against PLC, Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)The execution and delivery of this Agreement by PLC, Parent and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the articles of incorporation or by-laws (or the equivalent thereof) of PLC, Parent or Merger Sub, as amended to the date hereof, (ii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.4, conflict with or result in a breach of or default under, any Contract or other instrument to which is a party or by which PLC, Parent or Merger Sub or any of their respective assets is bound or subject or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 4.4, contravene any domestic or foreign Law or any Order currently in effect, which, in the case of clauses (ii) and (iii) above, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of PLC, Parent and/or Merger Sub to consummate the transactions contemplated by this Agreement.
Section IV.3PLC Capitalization. The PLC SEC Documents filed as of the date hereof, include accurate descriptions of, (i) the authorized capital stock of PLC, (ii) Class A ordinary shares of PLC issued and outstanding, all of which were validly issued, fully paid and nonassessable, (iii) Class B ordinary shares of PLC issued and outstanding, all of which were validly issued, fully paid and nonassessable, (iv) Class A ordinary shares and Class B ordinary shares of PLC subject to outstanding RSU awards or PSU awards (determined assuming maximum performance levels were achieved), (v) shares of Class A ordinary shares and Class B ordinary shares of PLC reserved for issuance pursuant to the PLC Stock Plans and (vi) any other

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outstanding equity interests in PLC. Except as set forth in the PLC SEC Documents, there are no outstanding options, warrants, calls, rights (including conversion rights, preemptive rights or other similar rights) relating to, or securities convertible into, or exchangeable for, any additional ordinary shares or other equity securities of PLC. All shares of Consideration Shares deliverable pursuant to this Agreement will have been, as of the Closing Date, reserved for issuance, duly authorized and, when issued as contemplated by this Agreement will have been validly issued and will be fully paid and the issuance thereof will be free of preemptive rights. All of the shares of capital stock of PLC that may be issued pursuant to any employee stock option or other compensation plan or arrangement, including pursuant to any PLC Stock Plan, have been reserved for issuance and will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights and will be issued in accordance with the terms of such plan or arrangement.
Section IV.4Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other third party, which has not been received or made, is necessary or required with respect to PLC, Parent or Merger Sub in connection with the execution and delivery of this Agreement by PLC, Parent and Merger Sub or the consummation by PLC, Parent and Merger Sub of the transactions contemplated by this Agreement, except for (a) the consents or filings set forth on Schedule 3.4, and (b) any other consents or filings which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of PLC, Parent and/or Merger Sub to consummate the transactions contemplated by this Agreement.
Section IV.5PLC SEC Reports. Since July 1, 2021, PLC has timely filed with, or furnished to, the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act, (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “PLC SEC Documents”). Such PLC SEC Documents, including any financial statements or schedules therein, (i) as of their respective filing dates or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of the last such amendment or subsequent filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act or Securities Act and the applicable rules and regulations of the SEC thereunder. None of PLC’s Subsidiaries is required to file any forms, reports or other documents with the SEC. To the Knowledge of PLC, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of PLC or its Subsidiaries.
Section IV.6Parent Financial Statements. The audited consolidated financial statements of PLC and unaudited consolidated interim financial statements of PLC included or incorporated by reference in PLC SEC Documents (i) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto

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as in effect at the time of filing and (ii) fairly present, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Parent and its consolidated subsidiaries, as of the dates thereof, and the results of the operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the periods indicated (subject, in the case of any unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments). As of the date hereof, neither PLC nor any Subsidiary of PLC has any Liabilities that are required to be set forth on an audited consolidated balance sheet prepared in accordance with IFRS, except for (i) Liabilities reflected on the PLC SEC Documents, (ii) Liabilities incurred in the ordinary course of business since the most recent quarterly financial statement disclosed in the PLC SEC Documents, (iii) liabilities that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (assuming for this purposes that the Parent was the same size as the Company), and (iv) Liabilities incurred in connection with the transactions contemplated hereby. PLC has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. PLC and each of its Subsidiaries maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to comply with all legal and accounting requirements applicable to PLC and such Subsidiary as required by Rule 13a-15(a) under the Exchange Act. PLC has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to PLC’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect PLC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The chief executive officer and the chief financial officer of PLC have signed, and PLC has filed with the SEC, all certifications required by Section 906 of the Sarbanes-Oxley Act of 2002 and such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither PLC nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing of such certifications. PLC is in material compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner in which a document or information is filed with the SEC.
Section IV.7Shell Company Status Parent has never been an issuer subject to Rule 144(i) under the Securities Act.
Section IV.8Absence of Certain Changes
(a)During the period from June 30, 2023, to the date hereof, the business of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.
(b)Since June 30, 2023, there has not been a Parent Material Adverse Effect.

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Section IV.9Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of PLC, Parent or Merger Sub is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from PLC, Parent or Merger Sub in connection with this Agreement or any of the transactions contemplated hereby from any of the other Contracting Parties or from any Affiliate of the other Contracting Parties.
Section IV.10Available Funds. As of the date hereof, each of PLC, Parent and Merger Sub has, and on the Closing Date each of PLC, Parent and Merger Sub shall have, the financial capability and sufficient funds available (through cash on hand, unrestricted cash available to them under existing credit agreements or otherwise) necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, including to enable PLC, Parent and Merger Sub to make all payments under Article II, pay all other amounts to be paid or repaid by PLC, Parent or Merger Sub under this Agreement (whether payable on or after the Closing) and pay all of Parent’s and Merger Sub’s and each of their respective Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement. The obligations of each of PLC, Parent and Merger Sub under this Agreement are not contingent on the availability of financing.
Section IV.11Solvency. PLC, Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction or waiver of the closing conditions of PLC, Parent and Merger Sub set forth in Section 6.1 and Section 6.2 and (ii) the performance of all covenants and agreements required by this Agreement to be performed and complied with at or prior to the Closing by the Company, immediately after giving effect to the transactions contemplated hereby, Parent and its Subsidiaries (including the Company and its Subsidiaries) will be Solvent.
Section IV.12Litigation.
(a)There is no Action pending or, to the Knowledge of Parent, threatened (i) against or affecting Parent or any Subsidiary of Parent, or any of their respective properties, assets or rights, or (ii) to the Knowledge of Parent, against or by any current or former officer or director of Parent or any Subsidiary of Parent with respect to Parent or any Subsidiary of Parent or Parent’s or any of its Subsidiary’s respective properties or assets or (iii) against or by Parent or any Subsidiary of Parent that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, in each case of the foregoing (i) – (iii) that would reasonably be expected to be material.
(b)There are no outstanding Governmental Orders applicable to Parent or any Subsidiary of Parent and no unsatisfied judgments, penalties or awards against Parent or any Subsidiary of Parent or any of their respective properties or assets, in each case, that is or would reasonably be expected to be material, individually or in the aggregate, to Parent or its Subsidiaries, taken as a whole.
Section IV.13Reserved.
Section IV.14Investment Intent.

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(a)Parent is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares, in violation of the federal securities Laws or any applicable foreign or state securities Law.
(a)
(b)Parent qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
(c)Parent understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in the Shares to be acquired by it pursuant to the transactions contemplated hereby.
(d)Parent understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration any other provision of applicable foreign or state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Shares and that there can be no assurance that a public market will develop.
Section IV.15Investigation by PLC, Parent and Merger Sub; Company’s Liability. Each of PLC, Parent and Merger Sub has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries, which investigation, verification, review and analysis was conducted by PLC, Parent and Merger Sub and their respective Affiliates and, to the extent PLC, Parent or Merger Sub deemed appropriate, by their respective Representatives. Each of PLC, Parent and Merger Sub acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries and the audit workpapers of the Company’s auditors for such purpose. In entering into this Agreement, each of PLC, Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and on the specific representations and warranties of the Company set forth in Article III and in any other Transaction Document; and does not rely on any other factual representation, warranty, inducement, promise, understanding, condition or opinion of the Company or any of its Affiliates or Representatives. Each of PLC, Parent and Merger Sub acknowledges and agrees, to the fullest extent permitted by Law, that:
(a)none of the Company, the Company Subsidiaries, the Shareholders’ Representative or any of their respective equityholders, Affiliates, controlling Persons or Representatives or any other Person makes or has made any oral or written representation or

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warranty, either express or implied, as to the accuracy or completeness of any of the information set forth in management presentations relating to the Company or any Company Subsidiary made available to PLC, Parent or Merger Sub or their respective Affiliates or Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Company or any Company Subsidiary, in “break-out” discussions, in responses to questions submitted by or on behalf of PLC, Parent or Merger Sub or their respective Affiliates or Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company or any Company Subsidiary, or in any other form (such information, collectively, “Due Diligence Materials”), (ii) any information delivered or made available pursuant to Section 5.1(b), or (iii) the pro-forma financial information, projections or other forward-looking statements of the Company or any Company Subsidiary, in each case in expectation or furtherance of the transactions contemplated by this Agreement;
(b)Except as expressly set out in this Agreement, none of the Company, the Company Subsidiaries, the Shareholders’ Representative or any of their respective equityholders, Affiliates, controlling Persons or Representatives or any other Person shall have any Liability or responsibility whatsoever to PLC, Parent or Merger Sub or their respective Affiliates, controlling Persons or Representatives on any basis (including in contract, tort or equity, under federal, state or provincial securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company or any Company Subsidiary provided to PLC, Parent or Merger Sub, in materials furnished in the Company’s “data room” (virtual or otherwise), in presentations by the Company’s management or otherwise), to PLC, Parent or Merger Sub or their respective Affiliates, controlling Persons or Representatives (or any omissions therefrom);
(c)without limiting the generality of the foregoing, the Company makes no representation or warranty regarding any third-party beneficiary rights or other rights which PLC, Parent or Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, the Shareholders’ Representative or any of their respective Affiliates, even if the same were made available for review by PLC, Parent or Merger Sub or their respective Representatives; and
(d)without limiting the generality of the foregoing, each of PLC, Parent and Merger Sub expressly acknowledges and agrees that none of the documents, information or other materials provided to them at any time or in any format by the Company or the Shareholders’ Representative or any of their respective Affiliates or Representatives constitute legal advice, and each of PLC, Parent and Merger Sub (i) waives all rights to assert that it received any legal advice from the Company, the Shareholders’ Representative or any of their respective Affiliates or Representatives, or that it had any sort of attorney-client relationship with any of such Persons.
Section IV.16Compliance with Laws.
(a)Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PLC, Parent and/

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or Merger sub to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby, each of PLC, Parent and Merger Sub is in compliance with all Laws and Orders applicable to it.
(b)Neither PLC, Parent nor Merger Sub nor any of their respective Representatives acting on behalf of or on the express, implied or apparent authority of PLC, Parent or Merger Sub is a Person that is, or is owned or controlled by Persons that are, (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom, the United Nations Act (Canada), Canadian Criminal Code, Justice for Victims of Corrupt Foreign Officials Act (Canada) or the Freezing Assets of Corrupt Foreign Public Officials Act (Canada), or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, or resident in a Sanctioned Country.
(c)Neither PLC, Parent nor Merger Sub will make any payments under this Agreement using funds related to any activities, business, or transaction involving or with any person that is the target of Sanctions or any Sanctioned Country, or in any manner that would result in the violation of any applicable Sanctions.
(d)Neither PLC, Parent nor Merger Sub nor any of their respective Representatives acting on behalf of or on the express, implied or apparent authority of PLC, Parent or Merger Sub is or has been in the past three (3) years in violation of Sanctions or is engaged in any activity that would reasonably be expected to result in PLC, Parent or Merger Sub being designated as a target of Sanctions.
(e)Neither PLC, Parent nor Merger Sub nor any of their respective Representatives acting on behalf of or on the express, implied or apparent authority of PLC, Parent or Merger Sub is subject to any pending or threatened (in writing) investigations or proceedings with respect to Sanctions.
Section IV.17Financing.
(a)PLC, Parent and Merger Sub (i) have, and will have on the Closing Date, (x) access to sufficient unrestricted funds available to consummate the transactions contemplated hereby, including to pay the Initial Purchase Price, the payments contemplated by Section 2.5, any adjustment amounts that may become payable by Parent under Section 2.6 and the fees and expenses of PLC, Parent and Merger Sub related to the transactions contemplated hereby and (y) the resources and capabilities (financial and otherwise) to perform its obligations hereunder, including in respect of equity compensation obligations, repayment or refinancing obligations to be made in connection with the transactions contemplated hereby, and (ii) have not incurred, and as of the Closing will not have incurred, any obligation, condition, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities. In no event shall the receipt or availability of any funds or financing by PLC, Parent or Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to Parent’s or Merger Sub’s obligations under this Agreement.

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Section IV.18No Shareholder Approval. No approval by the shareholders of any capital stock of Parent is necessary to authorize the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby, including the issuance of the Consideration Shares.
Section IV.19Exclusivity of Representations. The representations and warranties made by PLC, Parent and Merger Sub in this Article IV are the exclusive representations and warranties made by PLC, Parent and Merger Sub. Each of PLC, Parent and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.
Article V

COVENANTS
Section V.1Access to Information Concerning Properties and Records.
(a)During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall, and shall cause the Company Subsidiaries to, upon reasonable notice, afford Parent and its Representatives reasonable access during normal business hours to the officers, directors, employees in management positions, accountants, properties, books and records of the Company and the Company Subsidiaries solely to the extent necessary to enable Parent to consummate the Closing; provided, that (x) such access shall not unreasonably disrupt the operations of the Company or any Company Subsidiary, (y) no such access shall be permitted other than in the presence of the Shareholders’ Representative or one of its Representatives, and (z) the Company and/or any Company Subsidiary may restrict the foregoing access and shall not be required to (A) provide any information or access that the Company reasonably believes, upon the advice of, could violate applicable Law, including Antitrust Laws and Data Protection and Privacy Laws, rules or regulations or the terms of any applicable obligation or cause forfeiture of attorney/client privilege, solicitor/client privilege or an attorney or solicitor work-product privilege, (B) provide any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (C) conduct, or permit Parent, Merger Sub or any of their respective Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation, or other environmental sampling relating to any real property owned by or leased to the Company and/or any Company Subsidiary. Each of Parent and Merger Sub acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, bids received from Parent and other Persons in connection with the transactions contemplated by this Agreement that are in the possession of the Company or any of the Company Subsidiaries as of the date of this Agreement and through the Closing will be transferred to the Shareholders’ Representative prior to, or as of, the Closing and the Shareholders’ Representative shall not be required to grant access to such documents, materials and other information to Parent, Merger Sub, the Company or any of their respective Affiliates at any time.

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(b)Each of Parent and Merger Sub acknowledges and agrees that (i) nothing contained in this Agreement shall be construed to give Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s or any Company Subsidiary’s operations prior to the Closing, (ii) prior to the Closing, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and the Company Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth herein, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.3 or elsewhere in this Agreement to the extent the requirement of such consent would, upon the advice of the Company’s counsel, violate any Law, be inconsistent with the requirements of any Governmental Entity, or violate any Contract to which the Company or any Company Subsidiary is a party.
(c)Other than in the ordinary course of business and unrelated to the transactions contemplated by this Agreement, each of Parent and Merger Sub hereby agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or any of its or their respective Representatives or financing sources to) contact any competitor, supplier, distributor, customer, agent or Representative of the Company or any Company Subsidiary prior to the Closing without the prior written consent of the Company.
Section V.2Confidentiality. Information obtained by PLC, Parent, Merger Sub and their respective Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between PLC and the Company, dated October 17, 2023 (the “Confidentiality Agreement”). After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto as it relates to the confidential information regarding the Company and the Company Subsidiaries and shall no longer be binding. If this Agreement is terminated for any reason, the duration of the confidentiality, non-solicitation and non-hire provisions and the term of the Confidentiality Agreement shall be deemed extended, without further action by the parties, for a period of time equal to the time elapsed between the date such Confidentiality Agreement was initially signed and the date this Agreement is terminated. From and after the Closing, each Shareholder shall, and shall cause its controlled Affiliates to, hold, and shall use its reasonable best efforts to cause its and its controlled Affiliates’ respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Company or its Subsidiaries acquired prior to Closing, except (a) to the extent that such that such information (i) is or becomes available to the public other than as a result of a breach of this Section 5.2 by such Shareholder or its or its controlled Affiliates’ respective Representatives; or (ii) is lawfully acquired by such Shareholder, any of its Affiliates or its and its Affiliates’ respective Representatives from and after the Closing from sources which are not known to such Shareholder to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (b) as requested (by deposition, interrogatory, subpoena, civil investigative demand or similar process) or legally required by judicial or administrative process or by other requirements of law (such request or requirement, a “Legal Requirement”). If a Shareholder or any of its Affiliates or their respective Representatives are compelled to disclose any such confidential information concerning the Company or its Subsidiaries by Legal Requirement, such Shareholder shall promptly, to the extent permitted by Law, notify Parent in writing and shall

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disclose only that portion of such information which such Shareholder reasonably believes, upon the advice of counsel, is legally required to be disclosed, provided that such Shareholder shall use reasonable best efforts to cooperate with Parent, at Parent’s sole cost and expense, to assist Parent in Parent’s seeking to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section V.3Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as (A) set forth on Schedule 5.3, (B) may be required by this Agreement, (C) required by Law or by a Governmental Entity, (D) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which a request for such consent is provided by the Company to Parent), during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Section 7.1:
(a)the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses in the ordinary course of business in all material respects;
(b)the Company shall not, and shall cause the Company Subsidiaries not to, effect any of the following:
(i)make any change in or amendment to its Charter Documents, as applicable;
(ii)issue or sell, or authorize to issue or sell, any Shares, or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Shares, capital stock or any other ownership interests, as applicable;
(iii)split, combine, redeem or reclassify, or purchase or otherwise acquire, any Shares or any other ownership interests, as applicable;
(iv)other than in the ordinary course of business, (A) sell, lease or otherwise dispose of any of its properties or assets (including all Company Intellectual Property) that are material to its business or (B) acquire any business of any Person or all or substantially all of the assets of any Person;
(v)other than in the ordinary course of business, amend in any material respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of, or otherwise extend, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

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(vi)other than in the ordinary course of business, enter into any arrangement, agreement or transaction with (i) any Affiliate of the Company (other than another member of the Group), (ii) the Key Stockholder or any Affiliate of the Key Stockholder (other than another member of the Group), and (iii) any Company Related Party;
(vii)other than Indebtedness that will be repaid in full at or prior to the Closing, (A) incur any material funded Indebtedness, other than (i) Indebtedness that will be repaid at Closing, (ii) short-term Indebtedness or letters of credit incurred in the ordinary course of business or (iii) borrowings under existing credit facilities or (B) make any loans or advances to any other Person, other than loans and advances to employees made in the ordinary course of business;
(viii)grant or agree to grant to any officer or employee of the Company or any Company Subsidiary any material increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or employee benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans (except to the extent that such amendment would not result in more than a de minimis increase to the cost to the Company under such arrangement or plan), except (A) as may be required by applicable Law (B) pursuant to any Employee Benefit Plan in effect on the date hereof, (C) for merit-based increases in compensation in the ordinary course of business and consistent with past practices during the Company’s annual review period or in connection with a promotion, it being understood that any such increases in guaranteed payments shall not be greater than 20% individually or 3% in the aggregate, or (D) as otherwise provided for in this Agreement;
(ix)other than in the ordinary course of business, (A) make any material Tax election not required by Law that would have a continuing effect on the Company following the Closing Date, (B) adopt a new method of accounting (whether or not such method is impermissible) for Tax purposes or (C) settle or compromise any material Tax liability imposed on the Company;
(x)other than in the ordinary course of business, (A) waive any rights of substantial value or (B) cancel or forgive any material Indebtedness owed to the Company or any Company Subsidiary, other than Indebtedness of the Company owed to a Company Subsidiaries or Indebtedness for borrowed money of a Company Subsidiaries to the Company or to another Company Subsidiary;
(xi)except as may be required by any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting; or
(xii)authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.3.

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(c)Notwithstanding anything contained in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to maintain through the Closing Date the cash management systems of the Company and the Company Subsidiaries, maintain the cash management procedures as currently conducted by the Company and the Company Subsidiaries, and periodically settle intercompany balances consistent with past practices (including through dividends and capital contributions and all such intercompany balances shall be settled at the Closing in accordance with their terms). The Company and the Company Subsidiaries are allowed to dividend or distribute any and all Cash and Cash Equivalents of the Company and the Company Subsidiaries to the Key Stockholder at any time prior to the delivery of the Closing Estimate Statement.
(d)Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be deemed to have operated outside the ordinary course of business because the Company or any of the Company Subsidiaries were responding to any of the following in good faith and such actions shall not be deemed to be a breach of Section 5.3(a) or Section 5.3(b) in response to any of the following (so long as such action or such refraining from action is done in a manner materially consistent with how a similarly situated company in the same industry acting reasonably could reasonably be expected to act or refrain from acting under similar circumstances and reasonably informed by the past practice of the Company and the Company Subsidiaries (taken as a whole)): (i) changes or proposed changes in Laws or Orders or interpretations thereof or changes in GAAP or other accounting requirements or principles; (ii) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or any communication by Parent, Merger Sub or any of their respective Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company and the Company Subsidiaries, including (A) losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Company or any Company Subsidiary and (B) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) the consummation of the transactions contemplated by this Agreement or any actions by PLC, Parent, Merger Sub, the Company or any Company Subsidiary taken pursuant to this Agreement; (iv) conduct by the Company or any Company Subsidiary (A) prohibited under Section 5.3 for which Parent gave its prior written consent or (B) in order to comply with its obligations under Section 5.3; (v) any natural disaster or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), epidemic, pandemic or disease outbreak or the response of any Governmental Entity thereto, in each case whether or not occurring or commenced before or after the date of this Agreement; (vi) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, (B) otherwise taking or committing to take actions that limit or could limit Parent’s or its Affiliates’ (including, after the Closing, the Company’s and the Company Subsidiaries’) freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers

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or assets arising solely from Parent’s or Merger Sub’s compliance with its obligations under Section 5.5, or (C) the application of applicable Laws (including any action or judgment arising under applicable Laws) to the transactions contemplated by this Agreement; or (ix) any failure, in and of itself, by the Company or any Company Subsidiary to meet any internal projections or forecasts (as distinguished from any Event giving rise or contributing to such failure), provided that prior to taking any such action the Company shall use its commercially reasonable efforts, to the extent practicable, notify and discuss in good faith with Parent their intended action(s).
Section V.4Reasonable Best Efforts.
(a)Except as otherwise set forth in Section 5.5 and Section 7.1(b)(i), subject to the terms and conditions set forth herein, and to applicable legal requirements, each of the Company, the Shareholder’s Representative, Parent and Merger Sub shall cooperate and use its reasonable best efforts to take, or cause to be taken, all necessary action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI.
(b)Each of Parent and Merger Sub acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company or any Company Subsidiary is a party as set forth on Schedule 3.4 and that such consents have not yet been obtained and may not be obtained prior to the Closing. Notwithstanding anything to the contrary herein, each of Parent and Merger Sub agrees that none of the Company, the Company Subsidiaries, any member of the Pre-Closing Shareholder Group or the Shareholders’ Representative shall have any Liability whatsoever to Parent, Merger Sub or any of their respective Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries) (and neither Parent nor Merger Sub nor any of their respective Affiliates shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents set forth on Schedule 3.4 that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such Contract or other agreement as a result thereof. Each of Parent and Merger Sub further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of Parent or Merger Sub shall be deemed not to be satisfied as a result of the failure to obtain any consent set forth on Schedule 3.4 or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent set forth on Schedule 3.4 or any such default, acceleration or termination or loss of right.
(c)Nothing herein, including the cooperation or the “reasonable best efforts”, shall include any requirement of the Company, the Company Subsidiaries, any member of the Pre-Closing Shareholder Group or the Shareholders’ Representative to commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

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Section V.5Regulatory Approvals.
(a)Each of Parent, Merger Sub and the Company shall use reasonable best efforts, and shall cause their respective Affiliates to use reasonable best efforts, to: (i) take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates with any applicable Governmental Entity or required under applicable Law as promptly as practicable but in no event later than the tenth (10th) Business Day following the date hereof, which filings shall include a request for early termination of the applicable waiting period under the HSR Act and take all actions necessary to file or cause to be filed as promptly as practicable any filings required of it or any of its Affiliates with any applicable Governmental Entity or required under applicable Law; (ii) take all actions reasonably required to obtain the required consents from Governmental Entities as promptly as practicable, and in any event prior to the End Date; and (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Entity. The Parties shall consult and cooperate with each other, and consider in good faith the views of the other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any applicable Laws (including in connection with any so called “second request”, subpoena, interrogatory or deposition by any regulatory authority). Each of Parent, Merger Sub and the Company will promptly notify the other Contracting Parties of any written communication made to or received by either Parent, Merger Sub and/or the Company, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other Contracting Parties to review in advance any proposed written communication to any such Governmental Entity and incorporate the other parties’ reasonable comments. No Contracting Party shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Contracting Parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend. Notwithstanding anything to the contrary in this Section 5.5, Parent shall, after good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, control and lead all communications, negotiations, timing decisions, and strategy on behalf of the Parties relating to regulatory approvals under the Antitrust Laws, and any litigation matters relating to the Antitrust Laws or other applicable Laws.
(b)Parent and Merger Sub shall be responsible for the payment of all filing fees under the HSR Act and under any such other Laws applicable to Parent or Merger Sub.
(c)Neither Parent nor Merger Sub (or their Affiliates) shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets

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of or equity in or otherwise making any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or agree to any commercial or strategic relationship with any Person, in each case, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment or commercial or strategic relationship would reasonably be expected to prevent, materially delay, materially interfere with, or materially impede the consummation of the transactions contemplated hereby, including any such action that would reasonably be expected to prevent, materially impede, or materially delay the ability of the parties to (i) obtain the expiration or termination of any applicable waiting period under the HSR Act, or (ii) obtain any authorizations, consents, orders, and approvals of any Governmental Entity, in each case, necessary for the consummation of the transactions contemplated hereby.
(d)Parent and the Company shall each cooperate with the other and use (and shall cause their respective Subsidiaries and to use), their respective reasonable best efforts to avoid or eliminate each and every impediment under any applicable Law so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the End Date), including taking all actions requested by any Governmental Entity, or necessary to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law. Without limiting the generality of the foregoing, and to the extent necessary to obtain clearance of the transactions contemplated hereby, each of Parent and Merger Sub shall, and shall cause its Affiliates to, and, solely to the extent requested by Parent, the Company and its Affiliates shall:
(i)comply with all restrictions and conditions, if any, imposed or requested by any Governmental Entity with respect to applicable Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of the Company or any Company Subsidiary contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent’s or Merger Sub’s or their respective Affiliates’, the Company’s or any Company Subsidiary’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any Order, consent decree or other agreement to effectuate any of the foregoing;
(ii)offer and implement Divestitures to the applicable Governmental Entities to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Law;
(iii)terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Governmental Entity or to obtain termination of any applicable waiting period under any applicable Laws;

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(iv)without the prior written consent of the Company, not extend any waiting period or enter into any agreement or understanding with any Governmental Entity; and;
(v)oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Governmental Entity that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Governmental Entity.
(e)Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to agree to any term or take any action in connection with its obligations pursuant to this Section 5.5 that is not conditioned upon consummation of the Merger.
provided, however, that nothing in this Agreement or this Section 5.5 shall require the Parent or Merger Sub (or their Affiliates) to propose, execute, carry out or agree to submit to any action or remedy that individually or in the aggregate would have a Material Adverse Effect on the business, operations, financial condition or results of operations of either PLC or the Company.
Section V.6Employee Benefits.
(a)For at least [***], Parent shall provide or cause the Surviving Corporation and/or any Company Subsidiary to provide to each employee of the Company or any Company Subsidiary who are employed as of immediately prior to the Closing (“Company Employees”) [***]. Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing, the Surviving Corporation may terminate or cause to be terminated the employment of any Company Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Company Employee in connection with such termination and/or under any applicable employment Contract, collective bargaining agreement or Law.
(b)Following the Closing, (i) Parent shall cause the Surviving Corporation to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate and (ii) Parent shall cause the Surviving Corporation to provide or cause to be provided any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans.

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(c)With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by the Company, Parent or their Affiliates, Parent shall cause the Surviving Corporation to grant, or cause to be granted to, all Company Employees from and after the Closing credit for all service with the Company or any Company Subsidiary, and their respective predecessors, prior to the Closing for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance) except (x) with respect to benefit accrual and participation eligibility under any defined benefit or money purchase pension plan or post-employment health or welfare plan or (y) to the extent that its application would result in a duplication of benefits.
(d)Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Company Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Company or the Surviving Corporation from modifying or terminating the employment or terms of employment of any Company Employee, which rights are hereby expressly reserved, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 5.6; (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement or (iv) confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.
Section V.7Indemnity; Directors’ and Officers’ Insurance.
(a)Parent agrees to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing agrees to ensure, that all rights to indemnification and exculpation now existing in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Company or any Company Subsidiary or who, at the request of the Company or any Company Subsidiary, served as a director, officer, member, partner, trustee or fiduciary of another corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, pension, organization, other entity or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the respective governing documents of the Company or any Company Subsidiary and any indemnification agreements to which the Company or any Company Subsidiary is a party or bound, shall survive the Closing and shall continue in full force and effect without modification from such rights as they exist on the Closing Date with respect to the Indemnified Persons for a period of not less than six (6) years from the Closing.
(a)Prior to the Closing, the Company shall purchase (at the Surviving Corporation’s sole cost and expense, which shall not be a Company Transaction Expense or included in Closing Working Capital or Estimated Working Capital) (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which policy shall be effective for a period from the Closing through and including the date six (6)

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years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (collectively, the “D&O Tail Policy”).
(b)Notwithstanding any other provisions hereof, the obligations of Parent, the Surviving Corporation and/or any Company Subsidiary contained in this Section 5.7 shall be binding upon the successors and assigns of Parent, the Surviving Corporation and the Company Subsidiaries. In the event Parent, the Surviving Corporation or any Company Subsidiary, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or any Company Subsidiary, as the case may be, honor the obligations set forth in this Section 5.7.
(c)The obligations of Parent, the Surviving Corporation and the Company Subsidiaries under this Section 5.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.7 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).
(d)Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’, managers’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiary or any of their respective directors, managers or officers, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.
Section V.8Run-off Insurance. The Company shall use commercially reasonable efforts to obtain (at the Surviving Corporation’s sole cost and expense, which shall not be a Company Transaction Expense or included in Closing Working Capital or Estimated Working Capital), on or prior to the Closing Date (i) the D&O Tail Policy, (ii) run-off or “tail” policies with respect to its cyber and professional indemnity policy, employers compensation policy, fire loss of profit policy and public liability policy with a claims extending past the Closing Date for period of five (5) years from the date of expiry under the current policy, on terms reasonably acceptable to Parent with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “Run-Off Insurance Policies”).

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Section V.9Public Announcements. Parent, Merger Sub, the Key Stockholder and the Company each agree to (a) prior to the Closing, consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other Contracting Parties for review a copy of any such press release or statement and (c) not issue any such press release or make any such statement prior to such consultation and review and the receipt of the prior written consent of the other Contracting Parties, unless required by applicable Law, in which case such party shall, to the extent permissible by applicable Law, advise the other Contracting Parties of such obligation and the Contracting Parties shall attempt to cause a mutually agreeable release or announcement to be issued; provided, however, that (i) on the Closing Date, following the Closing, PLC shall issue a press release with respect to the transactions contemplated hereby, which press release PLC shall have previously provided to the other Contracting Parties for review and considered in good faith any comments from such Contracting Parties; and (ii) any Contracting Party may make such press release or public statements if the information contained therein related to the transactions contemplated by this Agreement substantially reiterates (or is consistent with) previous press releases or public statements made by PLC or the Company in compliance with this Section 5.9.
Section V.10Preservation of Records.
(a)For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, preserve and retain all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Company and the Company Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Company) relating to the conduct of the business and operations of the Company and the Company Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, during such seven (7) year period, Parent may dispose of any such books and records which are offered to, but not accepted by, the Shareholders’ Representative. In the event of a conflict between this Section 5.10 and Section 5.12(d), the latter shall prevail.
(b)In the event and for so long as Parent, the Company, the Company Subsidiaries or the Shareholders’ Representative are actively contesting or defending against any Action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any Company Subsidiary, each of the other Contracting Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

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Section V.11Conflicts; Privileges. It is acknowledged by each of the Contracting Parties that the Company and its Affiliates have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Contracting Party to this Agreement or Person has the status of a client of W&C hereunder for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries and any of their Affiliates) and any member of the Pre-Closing Shareholder Group arising out of or relating to this Agreement, W&C may represent such member of the Pre-Closing Shareholder Group in such dispute even though the interests of such member of the Pre-Closing Shareholder Group may be directly adverse to Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation or any Company Subsidiary), and even though W&C may have, prior to the Closing, represented the Company, a Company Subsidiary or their Affiliates in a matter substantially related to such dispute, or may be, following the Closing, handling unrelated ongoing matters for the Shareholders, Parent, the Company, a Company Subsidiary or their respective Affiliates. Additionally, Parent and the Company hereby waive, on behalf of themselves and each of their Affiliates, (i) any claim they have or may have that W&C has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary) and the Company, the Company Subsidiaries or any member of the Pre-Closing Shareholder Group arising out of or relating to this Agreement, then W&C may represent any member of the Pre-Closing Shareholder Group in such dispute even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including, after the Closing, the Company or any Company Subsidiary), the Company or any Company Subsidiary and even though W&C may have, prior to the Closing, represented the Company or any Company Subsidiary in a matter substantially related to such dispute, or may be handling unrelated ongoing matters for Parent, the Company, a Company Subsidiary or their respective Affiliates. Parent further agrees that, as to all communications among W&C, on the one hand, and any of the Company, the Company Subsidiaries, the Shareholders’ Representative or any member of the Pre-Closing Shareholder Group, on the other hand, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to such member of the Pre-Closing Shareholder Group and may be controlled by such member of the Pre-Closing Shareholder Group and shall not pass to or be claimed by Parent, or, following the Closing, the Surviving Corporation or any Company Subsidiary. Parent agrees to take, and to cause its Affiliates (including, after the Closing, the Surviving Corporation or any Company Subsidiary) to take, all steps necessary to implement the intent of this Section 5.11. The Contracting Parties further agree that W&C and its partners and employees are third party beneficiaries of this Section 5.11.
Section V.12Tax Matters.
(a)Transfer Taxes. Each of [***], on the one hand, and [***], on the other hand, shall be responsible for [***] of all U.S. federal, state, local, non-U.S. or other excise,

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sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the execution of this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (excluding, for the avoidance of doubt, any taxes on capital gains or other income taxes of the Pre-Closing Shareholder Group in the US, India or elsewhere) (“Transfer Taxes”). Whichever of the Parent and the Pre-Closing Shareholder Group is required by applicable Law to do so shall file or cause to be filed in a timely manner all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and pay or cause to be paid all Transfer Taxes, and the other party will cooperate in filing any such Tax Returns and other documentation and will reimburse the paying party or otherwise ensure the paying party is made whole for the [***] owed by such other party.
(b)Tax Returns.
(i)The Shareholders’ Representative (at its sole cost and expense) shall have the authority to prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Returns of the Company, any Company Subsidiary or any of their respective Affiliates that are required to be filed after the Closing Date with respect to taxable periods ending on or before the Closing Date (each, a “Pre-Closing Return”) at a [***] with respect to the positions taken thereon as determined in good faith by Shareholders’ Representative. Subject to the preceding sentence and Section 5.12(f), all Pass-Through Returns shall be prepared in accordance with past practice (unless otherwise required by Law); [***]. No later than thirty (30) days prior to filing any such Pass-Through Return, the Shareholders’ Representative shall submit such Pass-Through Return to Parent for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Parent shall be deemed to have provided consent if it does not propose any changes to any such proposed Pass-Through Return within the first fifteen (15) days of such thirty (30) day period after having been provided with a draft of such Pass-Through Return. Any dispute between the Shareholders’ Representative, on the one hand, and Parent, on the other hand, with respect to any Pass-Through Return described in this paragraph shall be referred to a national accounting firm to be mutually agreed upon by the Shareholders’ Representative and Parent for binding resolution.
(ii)Parent (at its sole cost and expense) shall prepare and timely file all Tax Returns of the Surviving Corporation, any Company Subsidiary or any of their respective Affiliates for any Overlap Period (each, a “Parent-Prepared Return”). Subject to Section 5.12(f), all Parent-Prepared Returns shall be prepared in accordance with past practice (unless otherwise required by Law or as required to achieve a [***] level of comfort with respect to the positions taken thereon as reasonably determined by Parent). For all Parent-Prepared Returns with respect to which the Shareholders could reasonably be expected to have an economic interest (including as a result of a potential liability from a Pass-Through Return), no later than thirty (30) days prior to filing any such Parent-Prepared Return, Parent shall submit such Parent-Prepared Return to the Shareholders’ Representative for its review and comment and shall consider in good faith

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any revisions as are reasonably and timely requested by the Shareholders’ Representative (unless any such changes are not at a “more likely than not” or higher level of comfort as reasonably determined by Parent) and shall not file any such Parent-Prepared Return without the Shareholders’ Representative’s consent (not to be unreasonably withheld, conditioned or delayed). The Shareholders’ Representative shall be deemed to have provided consent if it does not propose any changes to any such proposed Parent-Prepared Return within the first fifteen (15) days of such thirty (30) day period after having been provided with a draft of such Parent-Prepared Return. Any dispute between the Shareholders’ Representative, on the one hand, and Parent, on the other hand, with respect to any Parent-Prepared Return described in this paragraph shall be referred to a national accounting firm to be mutually agreed upon by the Shareholders’ Representative and Parent for binding resolution.
(c)Tax Contests.
(i)The Shareholders’ Representative shall have the right to control (at its sole cost and expense), and Parent shall have the right to participate in (at Parent’s sole cost and expense), any audit, examination, litigation or other administrative or judicial proceedings (each, a “Tax Contest”) to the extent it exclusively relates to a Pre-Closing Return (any such Tax Contest, a “Pre-Closing Tax Contest”); provided, that with respect to any such Tax Contest, Shareholders’ Representative shall keep Parent reasonably informed about all material developments, Parent shall have the right to participate, and the Shareholders’ Representative shall not settle or compromise any Pre-Closing Tax Contest without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would have the effect of increasing a Tax liability of the Surviving Corporation or the Company Subsidiaries in a Post-Closing Period. With respect to any Tax Contest for (i) a Parent-Prepared Return with respect to which the Shareholders could reasonably be expected to have an economic interest or (ii) any Pre-Closing Return for which Shareholders’ Representative has declined to assume control of the conduct of any Pre-Closing Tax Contest (after being provided with written notice of such Pre-Closing Tax Contest by Parent), Parent shall have the right to assume control of such Tax Contest; provided, that with respect to any such Tax Contest, Parent shall keep Shareholders’ Representative informed about all proceedings, Shareholders’ Representative shall have the right to participate and Parent shall not settle or compromise any such Tax Contest without the Shareholders’ Representative’s prior written consent (not to be unreasonably withheld, delayed or conditioned).
(ii)After the Closing, Parent shall provide the Shareholders’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by any Taxing Authority which relate to any Tax Contest for any Pre-Closing Period or Overlap Period within five (5) Business Days of the receipt of such notice.

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(d)Cooperation. In connection with the preparation of Tax Returns of the Company or any Company Subsidiary for taxable periods ending on or before the Closing Date, or with any Pre-Closing Tax Contest, Parent, on the one hand, and the Shareholders’ Representative, on the other hand, shall cooperate fully with each other, and shall furnish or make available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of any such Tax Contests and the defense of claims by Taxing Authorities as to the imposition of Taxes and any assessment or reassessment in respect of Taxes. Parent shall, and shall cause the Surviving Corporation to, (i) retain all books and records with respect to Tax matters pertinent to the Company or any Company Subsidiary, as applicable, relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for each such taxable period, (ii) abide by all record retention Laws and agreements entered into with any Taxing Authority, and (iii) give the Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and allow the Shareholders’ Representative to take possession of such books and records; provided that Parent shall not be required to share any Tax Returns or Tax information pertaining to the Parent or its partners or shareholders.
(e)Except as otherwise required under this Section 5.12 or as reasonably required under applicable Law, from and after the Closing Date, no Contracting Party shall cause the Surviving Corporation or the Company Subsidiaries to, without the prior written consent of the other Contracting Party (which may, in its reasonable discretion, withhold such consent), (i) file, or cause to be filed, any restatement or amendment of, modification to or claim for refund relating to, any Tax Return for any Pre-Closing Period; (ii) make, or cause or permit to be made, any Tax election that has retroactive effect to any Pre-Closing Period or that may otherwise affect the liability of the Shareholders or the Company or a Company Subsidiary; (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to any Pre-Closing Period; (iv) adopt or change any Tax accounting method or practice with respect to, or that has retroactive effect to, a Pre-Closing Period; (v) make or initiate discussions or examinations with any Taxing Authority with respect to Taxes of the Company or any Company Subsidiary or any of their respective Affiliates with respect to a Pre-Closing Period; (vi) make any voluntary disclosures with respect to Taxes of the Company or any Company Subsidiary or any of their respective Affiliates with respect to a Pre-Closing Period; (vii) file any private letter ruling request or similar request with a Governmental Entity with respect to any Pre-Closing Period; (viii) adopt or change any Tax accounting method or practice with respect to, or that has retroactive effect to, a Pre-Closing Period; (ix) engage in any transactions or (x) otherwise take any action with respect to a Pre-Closing Period, in the case of each of (i) through (ix), that may result in increased Taxes for which any Shareholder or the Company or a Company Subsidiary could be liable. [***].
(f)For purposes of this Agreement, all Taxes and Tax liabilities with respect to the income, property and operations of the Company and the Company Subsidiaries that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period as follows: (A) in the case of Taxes other than income, sales and use and withholding Taxes, on a per-diem basis, and (B) in the case of income, sales and use and withholding Taxes,

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as determined from the books and records of the Company and the Company Subsidiaries as though the taxable year of the relevant company terminated at the close of business on the Closing Date.
(g)The Company shall, subject to reasonable consultation with the Parent, cause each domestic Company Subsidiary (which, for the avoidance of doubt, does not include the [***].
Section V.13[Reserved].
Section V.14Compliance with WARN and Similar Statutes. Parent and the Surviving Corporation shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Surviving Corporation or any Company Subsidiary or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Surviving Corporation or any Company Subsidiary; and/or, in the case of clauses (a) and (b), any similar action under any comparable Law requiring statutory notice to employees in the event of a plant closing, mass layoff or other similar action involving mass terminations. Parent and the Surviving Corporation shall indemnify and hold harmless the Pre-Closing Shareholder Group with respect to any liability under the WARN Act (and any comparable Law requiring statutory notice to employees in the event of a plant closing, mass layoff or other similar action involving mass terminations) arising or resulting, in whole or in part, from any actions taken by Parent and/or the Surviving Corporation on or after the Closing Date.
Section V.15R&W Insurance Policy. At or prior to the Closing, Parent shall acquire, at the sole expense of Parent, a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”). Parent shall cause the R&W Insurance Policy to expressly provide that the insurer thereunder (a) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Pre-Closing Shareholder Group or the Shareholders’ Representative (other than in connection with Fraud) with respect to any claim made by any insured thereunder and (b) agrees that Parent shall have no obligation to pursue any claim against the Pre-Closing Shareholder Group or the Shareholders’ Representative (other than against a Person for its, his or her own Fraud) in connection with any loss thereunder. Parent shall not amend, terminate or modify the R&W Insurance Policy in a manner that would adversely affect the Pre-Closing Shareholder Group without the prior written consent of the Shareholders’ Representative. Parent shall be solely responsible (and in no event shall the Pre-Closing Shareholder Group have any responsibility) for any and all of the fees, costs and expenses (including, without limitation, premiums, diligence fees, deductibles, broker fees and retentions) related to obtaining any R&W Insurance Policy.
Section V.16Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

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Section V.17Stockholder Consent. The Company shall obtain, as soon as reasonably practicable (but in any event within twenty-four (24) hours) after the execution of this Agreement, the Requisite Shareholder Approval in a form mutually agreed in good faith between Parent and the Company in accordance with applicable Law and the Company’s Charter Documents. Promptly following receipt of such Requisite Shareholder Approval, the Company shall deliver a copy of the same to Parent.
Section V.18Exclusive Dealing.
(a)From the date of this Agreement until the earlier of (A) the Effective Time and (B) the termination of this Agreement in accordance with Section 7.1, the Company and Key Stockholder shall not, shall cause their respective Affiliates not to, and shall direct its and their Representatives not to, directly or indirectly, (i) knowingly encourage, solicit, initiate, knowingly facilitate or continue inquiries that constitute an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Key Stockholder shall immediately cease and promptly cause to be terminated, and shall cause their respective Affiliates and shall direct their and their Affiliates’ Representatives to immediately cease and promptly cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) to purchase or otherwise acquire, directly or indirectly, (i) a significant portion of the assets of the Company or any of its Subsidiaries, or (ii) any Shares or other equity securities of the Company or any Company Subsidiary including pursuant to a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company.
(b)In addition to the other obligations under this Section 5.18, the Company or the Key Stockholder, applicable) shall promptly (and in any event within five (5) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
Section V.19Issuance of Consideration Shares.
(a)Prior to the issuance of the Consideration Shares, Parent shall procure that PLC obtain and deliver to the Shareholders a valuation report (the “Valuation Report”) pursuant to section 593 of the UK Companies Act 2006 in respect of the consideration to be received by PLC for the issue of the Consideration Shares.
(b)Parent shall procure that PLC shall comply with the requirements of sections 593-597 of the UK Companies Act 2006 in respect of the allotment and issuance of the Consideration Shares under this Agreement and shall promptly deliver a copy of the valuation

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report produced in connection with such issuance pursuant to section 593(1)(c) of the UK Companies Act 2006 to the Shareholders.
(c)Parent shall procure that PLC shall comply with the agreements and obligations set forth on Schedule 2.5(e) (Consideration Shares), and take all actions contemplated thereon, in connection with the matters set forth thereon.
Section V.20Company Leases. Prior to the Closing, the Company shall use commercially reasonable efforts (including making relevant requests and providing requisite documents) to obtain consents for the Merger from the landlord under the lease set forth on Schedule 5.20; provided, that the Company shall not be required to pay any fees, other amounts or give anything of value to any such landlord or any other Person in connection with seeking any such consent; provided, further, that the failure of the Company to obtain any such consent, in and of itself, shall not in any case be taken into account as to whether any of the conditions set forth in Article VI have been satisfied.
Section V.21Change of Control. Prior to the Closing, the Company and Parent shall use commercially reasonable efforts (including making relevant requests and providing requisite documents) to take the actions set forth on Schedule 5.21; provided, that the Company shall not be required to pay any fees, other amounts or give anything of value to any such counterparties or any other Person in connection with such discussions; provided, further, that the failure of the Company and Parent to consummate such discussions or obtain any consent under such contracts shall not in any case be taken into account as to whether any of the conditions set forth in Article VI have been satisfied.
Section V.22[***] Valuation. The Company shall use its commercially reasonable efforts to procure a valuation that the Company (and, following the Closing, the Surviving Corporation) will be provided reliance on, which confirms that the value of the Company and Company Subsidiaries that are located in [***] constitutes less than [***] of the aggregate value of the Company and its Subsidiaries (taken as a whole) (the “[***] Valuation”).
Section V.23No Transfers. From the date hereof till the earlier of (i) the termination of this Agreement and (ii) the consummation of the Merger, the Key Shareholder shall not, and the Company shall not agree to permit any other Shareholder to, transfer, gift, grant, pledge, or otherwise alienate any Shares held by them to any Person, provided that this Section 5.23 shall not prevent any transfer of Shares by operation of law by consequence of death or incapacity, or as a result of an issuance of a promissory note to the Key Stockholder in redemption of Shares.
Section V.24Commodity Classification Request. Prior to the Closing, the Company shall make a written submission of a commodity classification request to the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) with respect to items produced, designed, tested, manufactured, fabricated, or developed by the Company in a manner that would satisfy the requirements of License Exception ENC if applicable to such items.

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Article VI

CONDITIONS PRECEDENT
Section VI.1Conditions to the Obligations of Each Contracting Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction or waiver by Parent, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:
(a)Injunctions; Illegality. No Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) shall be in effect that restrains, enjoins or otherwise prohibits the transactions contemplated hereby.
(b)Antitrust Laws; Similar Laws. Any waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated. Any other applicable waiting periods (or any extension thereof), filings or approvals set forth on Schedule 6.1 shall have expired, been terminated, been made or been obtained.
Section VI.2Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction or waiver by Parent or Merger Sub on or prior to the Closing Date of the following further conditions:
(a)Performance. All of the agreements and covenants of the Company to be performed prior to or at the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)Company Representations and Warranties. (i) Each Company Fundamental Warranty shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date); and (ii) the other representations and warranties of the Company contained in Article III, disregarding any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect.
(c)Key Stockholder Representations and Warranties. (i) Each Key Stockholder Fundamental Warranty shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date); and (ii) the Key Stockholder Warranties, disregarding any reference to “materiality”, “Material Adverse Effect” or similar qualifications therein, shall be true and correct as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be

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true and correct as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Material Adverse Effect.
(d)No Material Adverse Effect. Since the date of this Agreement through the Closing Date, no Material Adverse Effect shall have occurred.
(e)Payoff Letter. At least two (2) Business Days prior to the Closing Date, the Company shall have procured and delivered to Parent an executed payoff letter with respect to each item of Funded Indebtedness in customary form, which shall be effective as of the Effective Time (subject only to delivery of funds at the Closing), which shall include a customary release of any Liens on or other security interests in the properties and assets of the Company and its Subsidiaries securing any obligations thereunder, and provide for the ability of the Company to file such instruments as may be reasonably necessary to effect the release of such Liens or other security interests contemplated therein.
Section VI.3Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:
(a)Performance. All of the agreements and covenants of Parent and Merger Sub to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.
(b)Representations and Warranties. (i) Each Parent Fundamental Warranty shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date); and (ii) the other representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all respects at and as of such specified date), except for such failures to be true and correct that do not have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)No Parent Material Adverse Effect. Since the date of this Agreement through the Closing Date, no Parent Material Adverse Effect shall have occurred.
(d)Valuation Report. PLC has obtained and provided to each Shareholder the Valuation Report in respect of the consideration to be received by PLC for the issue of the Consideration Shares.
Section VI.4Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to act in compliance with the terms of this Agreement, including to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.4 and Section 5.5.

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Article VII

TERMINATION AND ABANDONMENT
Section VII.1Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)by mutual written consent of the Company and Parent;
(b)by either Parent, on the one hand, or the Company, on the other hand, if:
(i)following the date of this Agreement, any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if (A) such party (or, in the case of Parent, Merger Sub) is in material breach of this Agreement or (B) if the issuance, enactment, entering, promulgation or enforcement of any such Law or Order is primarily caused by a failure of such party (or, in the case of Parent, Merger Sub) to perform or comply with any of its obligations or covenants under this Agreement; or
(ii)the Closing shall not have occurred on or prior to the date which is 6 months from the date hereof (the “End Date”); provided, that (A) no party may terminate this Agreement pursuant to this Section 7.1(b)(ii) if (1) such party (or, in the case of Parent, Merger Sub) is in material breach of this Agreement or (2) the failure of the conditions set forth in Article VI to be satisfied on or before the End Date is primarily caused by a failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Closing and such action or failure to perform constitutes a breach in any material respect of this Agreement and (B) that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) in the event that the Company has initiated proceedings prior to the End Date to specifically enforce this Agreement while such proceedings are still pending;
(c)by the Company, if: (i) any of the representations and warranties of PLC, Parent or Merger Sub contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by PLC, Parent or Merger Sub of any covenant or agreement of PLC, Parent or Merger Sub in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by the Company to Parent and (y) the day that is five (5) Business Days prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c) if the Company is in material breach of this Agreement;
(d)by Parent, if:

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(i)any of the representations and warranties of the Company contained in Article III shall fail to be true and correct; or
(ii)there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Parent to the Company and (y) the day that is five (5) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if PLC, Parent or Merger Sub is in material breach of this Agreement;
(e)by the Company, if: (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the Company (other than (A) those conditions that by their terms cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by the Company to Parent, capable of being satisfied if the Closing were to occur at the time the Closing was required to occur pursuant to Section 2.10(a) and (B) those conditions which have not been satisfied, in whole or in part, as a result of a breach of this Agreement by PLC, Parent or Merger Sub) and (ii) Parent or Merger Sub does not consummate the Closing by the date the Closing would be required to occur pursuant to Section 2.10(a) if such conditions referred to in the foregoing (i)(B) were satisfied.
Section VII.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Parent, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other Contracting Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no Liability hereunder on the part of PLC, Parent, Merger Sub or the Company, except that Article I, Section 5.2, Section 5.5(b), Section 5.9, this Section 7.2 and Article IX shall survive any termination of this Agreement. Nothing in this Section 7.2 shall (i) relieve or release any party to this Agreement of any Liability or damages (which the Contracting Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s material breach of any provision of this Agreement or (ii) impair the right of any Contracting Party to compel specific performance by the other Contracting Party or Contracting Parties, as the case may be, of such Contracting Party’s obligations under this Agreement.
Article VIII

INDEMNIFICATION
Section VIII.1Survival.
(a)Subject to the limitations and other provisions of this Agreement:

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(i)the representations and warranties contained in Article III (other than the Company Fundamental Warranties) and the Key Stockholder Warranties (other than the Key Stockholder Fundamental Warranties) shall not survive the Closing and shall be of no further force or effect;
(ii)the representations and warranties contained in Article IV (other than with respect to the Parent Fundamental Warranties) shall survive the Closing and remain in full force and effect until the first (1st) anniversary of the Closing Date;
(iii)each of the (x) Parent Fundamental Warranties, (y) Company Fundamental Warranties and (z) Key Stockholder Fundamental Warranties, shall survive the Closing and remain in full force and effect until the sixth (6th) anniversary of the Closing Date;
(iv)the Specific Indemnification Items shall survive the Closing for the period of time set forth on Schedule 8.2(a) with respect to each item thereon.
(v)the covenants and agreements of the parties contained in this Agreement and contemplated to be performed at or prior to the Closing shall not survive the Closing and shall be of no further force or effect; and
(vi)the covenants and agreements of the parties contained in this Agreement and contemplated to be performed after the Closing (the “Post-Closing Covenants”) shall survive for the period specifically specified therein (if any) or if no such period is specified until the performance in full of such covenant.
(b)Notwithstanding anything to the contrary herein, if any Indemnification Claim is asserted pursuant to the terms of this Article VIII prior to the expiration of the relevant period specified in Section 8.1(a), then such Indemnification Claim shall survive, and the related statute of limitations with respect to such Indemnification Claim is and shall be extended to the fullest extent permitted by applicable Law until the final amount of recoverable Losses is determined by final agreement, settlement, judgment or award binding on the applicable parties in accordance with this Agreement.
Section VIII.2Indemnification.
(a)Indemnification by the Key Stockholder. Subject to the limitations set forth in Section 8.2(d) and other provisions of this Article VIII, from and after the Effective Time, the Key Stockholder shall indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Losses resulting from:
(i)any inaccuracy or breach of a Company Fundamental Warranty or a Key Stockholder Fundamental Warranty, in each case as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii)the items set forth on Schedule 8.2(a) (the “Specific Indemnification Items”); and
(iii)non-compliance with or breach, after the expiration of all applicable cure periods, by the Key Stockholder or the Company of any Post-Closing Covenant.
(b)Indemnification by Parent. Subject to the limitations set forth in Section 8.2(d) and other provisions of this Article VIII, from and after the Effective Time, Parent shall indemnify, defend and hold harmless the Shareholder Indemnified Parties from and against any and all Losses resulting from:
(i)any inaccuracy or breach of a representation or warranty set forth in Article IV as of the date hereof or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)[***]; and
(iii)non-compliance with or breach, after the expiration of all applicable cure periods, by PLC, Parent or Merger Sub of any Post-Closing Covenant.
(c)Recovery Order of Claims. Subject to the limitations set forth in Section 8.2(d) and other provisions of this Article VIII:
(i)any indemnification of any Parent Indemnified Party pursuant to Section 8.2(a) shall be effected (A) first, from the proceeds that may be available under the R&W Insurance Policy, and (B) second, for any amount of Losses not recovered under the R&W Insurance Policy, from the Key Stockholder.
(ii)Any payments made to a Parent Indemnified Party or Shareholder Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Merger Consideration for Tax purposes.
(d)Limitation of Liability. The indemnification provided for in Section 8.2 shall be subject to the following limitations:
(i)Cap. The maximum aggregate recovery of the Parent Indemnified Parties for claims arising under Section 8.2(a) shall be as set forth on Schedule 8.2(a).
(ii)Parent shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses.

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(iii)The amount of any Losses for which indemnification is provided under Section 8.2(a) or Section 8.2(b) shall be net of (i) any accruals or reserves relating to the particular Losses on the Financial Statements referenced in Section 3.5, (ii) any amount relating to the particular Losses for which a reserve or accrual is established on Closing Working Capital or which has been taken into account as a current liability for purposes of the calculation of the Final Purchase Price, (iii) any amounts recovered by the Indemnified Parties pursuant to any indemnification by or indemnification agreement with any third party, (iv) any insurance proceeds received as an offset against such Losses, including pursuant to the R&W Insurance Policy and the Run-Off Insurance Policies (the source of recovery referred to in this sub-clause (iv), a “Collateral Source”), (v) any other cash receipts or sources of reimbursements received as an offset against such Losses, and (vi) an amount equal to the Tax benefit, if any, attributable to such Losses. Indemnification under this Article VIII shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery from all Collateral Sources. Parent or the Key Stockholder (as the party against whom indemnification is being sought hereunder, the “Indemnifying Party”), as applicable, may require an Indemnified Party (as applicable) to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2(a) or Section 8.2(b) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment, and any excess recovery from a Collateral Source shall be applied to reduce any future payments to be made by the Indemnifying Party pursuant to Section 8.2(a) or Section 8.2(b).
(iv)The Contracting Parties acknowledge and agree that, in the event that the Closing occurs, except for Fraud, the remedies provided for in this Article VIII shall be the Contracting Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement or any Law or otherwise.
(e)Materiality. For purposes of this Article VIII (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(f)Fraud. Each of the Contracting Party shall be permitted to bring an Action against any Person who is consciously participating in a Fraud.

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Section VIII.3Resolution of Direct Claims.
(a)Delivery of Claim Certificate. If an Indemnifying Party determines in good faith that any Indemnified Party has an Indemnification Claim, (i) Parent shall deliver to the Key Stockholder (on behalf of any Parent Indemnified Party) or (ii) the Shareholders’ Representative shall deliver to Parent (on behalf of any Shareholder Indemnified Party), as applicable, a certificate signed by any officer of Parent or by the Shareholders’ Representative, as applicable (a “Claim Certificate”), that sets out in reasonable detail the Indemnification Claim, including the specific provisions under this Agreement for which indemnification is being sought (and have annexed thereto reasonable supporting documentation), each individual item of Loss included in the amount so stated, the date such item was paid (if applicable), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the good faith estimate of the amount to which such Indemnified Party claims to be entitled hereunder.). The Indemnifying Party shall have a period of thirty (30) days after delivery of a Claim Certificate to provide written notice to Parent or the Shareholders’ Representative, as applicable, of any bona fide good faith objection to such Indemnification Claim, including the details supporting such objection. If no written objection is made within such period, the Indemnification Claim shall be deemed to be accepted and the Losses to be paid to the Indemnified Party shall be the amount set forth in the Claim Certificate, which payment shall be made pursuant to this Agreement.
(b)Resolution of Objections to Indemnification Claims. If an Indemnifying Party raises a bona fide good faith objection in writing to any Indemnification Claim in any Claim Certificate within the thirty (30)-day period set forth in Section 8.3(a), Parent and the Key Stockholder shall attempt in good faith for forty-five (45) days after Parent’s or the Shareholders’ Representative’s receipt of such written objection to resolve such objection. If Parent and the Shareholders’ Representative or the Key Stockholder, as applicable, shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and the payment of the agreed-upon amount of Losses relating to such Indemnification Claim shall be made pursuant to this Agreement. If no such agreement can be reached during the forty-five (45)-day period after good faith negotiation, or such longer period as the parties may mutually agree, either Parent or the Shareholders’ Representative may bring an Action to resolve the matter pursuant to Section 9.12.
Section VIII.4Third-Party Claims.
(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall reasonably promptly (x) notify the Indemnifying Party and (y) deliver to the Indemnifying Party a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all material written evidence served with respect to such Action, (C) including, to the extent reasonably practicable, the estimated Liability that may arise from such Action, and (D)

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describing in reasonable detail the basis for Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnifying Party in accordance with this Section 8.4(a) shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent (and only to the extent) (1) the Indemnifying Party is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third-Party Claim in accordance with this Section 8.4(a) prior to the expiration of the indemnified matters under Section 8.1. An Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Third-Party Claim with counsel of the Indemnifying Party’s choice, and the Indemnified Party, Parent and the Company shall reasonably cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action); provided, however, that the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed) unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Section VIII, (ii) includes as an unconditional term thereof given by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party. If the Indemnified Party gives the Indemnifying Party notice of an Third-Party Claim and the Indemnified Party does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnifying Party of its election to assume the defense of the Action or Actions subject to such Third-Party Claim and (ii) thereafter assume such defense, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(b)The Indemnified Parties shall cooperate with the Indemnifying Party in all reasonable respects in connection with the conduct and defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.2) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses), management and employees, in each case as may be reasonably necessary for the preparation of the defense of such Third-Party Claim, and provided that that Parent shall not be required to take or refrain from taking any action that could, in the reasonable opinion of Parent, be expected to (x) have a material adverse economic effect on Parent and its Subsidiaries and Affiliates, taken as a whole (together the “Buyer Group”), or (y) or otherwise materially damage the Buyer Group or any member of the Buyer Group reputationally or legally (and including causing the Buyer Group or any member of the Buyer Group to be in breach or violation of any Law, regulatory requirement, or to jeopardize any legal privilege).
(c)Without prejudice to the foregoing, the party controlling the conduct and defense of any Third-Party Claim (the “Controlling Party”) shall keep the party not controlling the conduct and defense of such Third-Party Claim (the “Non-Controlling Party”) reasonably

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advised of the status of such Third-Party Claim and the defense thereof, and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have in its possession with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise use commercially reasonable efforts to cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.
(d)The Shareholders’ Representative shall be deemed the Controlling Party for each of the matters described in Section 8.2(a)(ii) and no Claim Certificate shall be necessary in respect of such matters. The Shareholders’ Representative shall have the right to control any audit, examination, litigation or other administrative, judicial or third-party proceeding (each, a “Tax Claim Contest”) to the extent it relates to a Tax Claim; provided, that with respect to any Tax Claim Contest, the Shareholders’ Representative shall keep Parent reasonably informed about all material developments, Parent shall have the right to participate, and the Shareholders’ Representative shall not settle or compromise any related Tax Claim Contest without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would have the effect of increasing a Tax liability of the Surviving Corporation or the Company Subsidiaries in a Post-Closing Period.
Section VIII.5Remedies Cumulative. Subject to the limitations contained in this Article VIII, Parent’s indemnification rights under this Article VIII are cumulative, and Parent shall have the right in any particular circumstance, in its sole discretion, to enforce any indemnification related provision of this Article VIII without regard to the availability of a remedy under any other provision of this Article VIII.
Section VIII.6R&W Insurance Policy.
(a)The limitations and exceptions set forth in this Article VIII shall not in any way limit, affect, restrict, modify or impair the ability of any Indemnified Party to make claims under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.
(b)Where the Indemnified Parties are obligated to seek recovery under the R&W Insurance Policy or any Run-Off Insurance Policy hereunder, the Indemnified Parties shall use its commercially reasonable efforts to recover under the R&W Insurance Policy or any Run-Off Insurance Policy, including, but not limited to, appealing any rejection of claim or coverage thereunder in accordance with the insurer’s internal appeals process and to use such strategies for recovery as Indemnified Party uses in the course of business in seeking insurance coverage and recovery of insurance proceeds with respect to other insurance policies insuring other components of its business.
Section VIII.7[***] Gain. In the event that the [***] is made, within ten days following the filing of a Tax Return that reports the income or gain realized in connection with

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the transactions contemplated by this Agreement (the “Gain”), the Key Stockholder shall pay to the Company an amount in cash equal to the difference in the amount of Tax actually paid by the Key Stockholder on the Gain and the amount of Tax that would have been paid on the Gain had the [***] not been made.
Article IX

MISCELLANEOUS
Section IX.1Fees and Expenses. Except as set forth in Section 2.6(c)(iii), Section 5.4(b), Section 5.5(b), Section 5.7(b), Section 5.12(a), and Section 5.15, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. If any action, suit, proceeding at law or in equity is brought to enforce this Agreement or any right of any party hereto or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, in such action, suit or proceeding shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and other costs incurred in such action, suit or proceeding, in addition to any other relief to which it may be entitled.
Section IX.2Extension; Waiver. Subject to the express limitations herein, any failure of PLC, Parent or Merger Sub, on the one hand, or the Company or the Key Stockholder, on the other hand, to comply with any obligation, covenant, agreement or condition herein or any inaccuracy in any representation or warranty may be waived by the Shareholders’ Representative (with respect to any failure by PLC, Parent or Merger Sub) or by Parent (with respect to any failure by the Company or the Key Stockholder). Any agreement on the part of any Contracting Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension. No failure or delay on the part of any Contracting Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.
Section IX.3Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand, internationally recognized courier service or sent by email transmission (with copies by internationally recognized courier service) to the respective Contracting Parties as follows (or, in each case, as otherwise notified by any of the Contracting Parties) and shall be effective and deemed to have been given (i) immediately when sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), (ii) when received if delivered by hand on any Business Day and (iii) on the date of delivery when delivered by courier on any Business Day (or the Business Day immediately following delivery if delivered on a day that is not a Business Day):
(a)if, prior to the Closing, to the Company, at:

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270 Davidson Avenue
Somerset, NJ 08873
Attention: Steve Weiss
Email: [***]
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: John M. Reiss, Esq. and Luke E. Laumann, Esq.
Email: jreiss@whitecase.com; luke.laumann@whitecase.com
(b)if to the Shareholders’ Representative or the Key Stockholder, at:
Globe Shareholder Rep, LLC
270 Davidson Avenue
Somerset, NJ 08873
Attention: Timothy Bryan
Email: [***]
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: John M. Reiss, Esq. and Luke E. Laumann, Esq.
Email: jreiss@whitecase.com; luke.laumann@whitecase.com
(c)if to PLC, Parent or Merger Sub or, after the Closing, the Surviving Corporation, at:
c/o Endava plc
125 Old Broad Street,
London, EC2N 1AR
Attention: Dean Stockley and Rohit Boothalingam
E-mail: [***]
with a copy (which shall not constitute notice) to:
Akin Gump LLP
Eighth Floor, Ten Bishops Square
London E1 6EG
Attention: Daniel Walsh, Esq.
E-mail: dwalsh@akingump.com;

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or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 9.3 to each of the other Contracting Parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.
Section IX.4Entire Agreement. This Agreement, together with the Annexes and Exhibits hereto and the Schedules, contains the entire understanding of the Contracting Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 9.4 shall not be deemed to be an admission or acknowledgement by any of the Contracting Parties that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.
Section IX.5Non-Recourse; Releases.
(a)Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Except as set forth in any other Contract between a Contracting Party and a Nonparty Affiliate (as defined below), no Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, stockholder, partner, manager, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement or any other Contract between a Contracting Party and a Nonparty Affiliate), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement or any other contract between a Contracting Party and a Nonparty Affiliate, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

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(b)Without limiting the foregoing, except with respect to Fraud, effective as of the Closing Date, each of Parent and the Surviving Corporation (each a “Parent Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the members of the Pre-Closing Shareholder Group (other than the Key Stockholder), the Shareholders’ Representative and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Shareholder Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Parent Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date with respect to the Company. Each Parent Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns not to, assert any such claim against the Shareholder Releasees.
(c)Without limiting the foregoing, except with respect to Fraud, effective as of the Closing Date, each of the Shareholders (each a “Shareholder Releasor” and together with the Parent Releasor, the “Releasor” or “Releasors”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law Parent and the Surviving Corporation and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Parent Releasee” and together with each Shareholder Releasee, the “Releasee” or “Releasees”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Shareholder Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date with respect to the Company. Each Shareholder Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns not to, assert any such claim against the Parent Releasees.
(d)Notwithstanding the foregoing, each Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, (i) their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement, (ii) any obligations as an employee, officer or director of the Company or such Subsidiary for accrued and unpaid salary, accrued bonus, expense reimbursements or other employee benefits, (iii) any rights expressly set forth in any written agreement between such person and the Company or its Affiliates relating to such Person’s employment with or provision of services to the Company or any of its Affiliates, or (iv) rights to (x) indemnification, advancement of expenses and reimbursement by any member of the Company Group pursuant to the Organizational Documents of the Company Group, any indemnification agreement or pursuant to applicable Laws, or (y) any directors’ or officers’ liability insurance policy. In furtherance of the foregoing, each Releasor, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates and each of their

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respective successors and assigns hereby releases any claims they may at any time have against each Releasee under Environmental Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any analogous state or local Laws, and the Canadian Environmental Protection Act, 1999 and the Canadian Environmental Assessment Act, 2012, and their corresponding regulations and any analogous provincial or municipal law, in each case in respect of the Company and this Agreement. Each Contracting Party, for itself and on behalf of its predecessors-in-interest and successors-in-interest, if applicable, acknowledges that the foregoing released claims include claims which it does not know or suspect exist, and hereby waives all rights which may exist under California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Section IX.6Binding Effect; Benefit; Assignment.     This Agreement shall inure to the benefit of the Contracting Parties and the Shareholders and be binding upon the Contracting Parties and, with respect to the provisions of Section 5.7, Section 5.11, Section 5.12, Section 8.5, Section 8.10 and Section 8.13, shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. No Person other than a Contracting Party shall be entitled to enforce this Agreement; provided that the Shareholders’ Representative shall have the right to pursue damages or enforce any rights of the Shareholders on behalf of the Shareholders in the event Parent’s or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by PLC, Parent and Merger Sub. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Contracting Parties without the prior written consent of each of the other Contracting Parties; provided, however, that (i) Parent may assign its rights under this Agreement any of its wholly owned Subsidiaries, and (ii) the Shareholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates, without any prior written consent. Any attempted assignment in violation of this Section 9.6 will be void.
Section IX.7Contract Bargained For. Notwithstanding anything to the contrary in this Agreement after the Closing:
(a)neither PLC, Parent nor Merger Sub nor any of their respective Affiliates or their respective former, current or future general or limited partners, equityholders, members, or Representatives may seek the rescission of the transactions contemplated by this Agreement;
(b)neither Company nor any of its respective Affiliates or their respective former, current or future general or limited partners, equityholders, members, or Representatives may seek the rescission of the transactions contemplated by this Agreement,

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and the Contracting Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Contracting Parties specifically acknowledge that no Contracting Party has any special relationship with another Contracting Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section IX.8Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all Contracting Parties.
Section IX.9Counterparts. This Agreement may be executed and delivered (including via scanned pdf image) in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.
Section IX.10Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE CONTRACTING PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE CONTRACTING PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE CONTRACTING PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE CONTRACTING PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH CONTRACTING PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH CONTRACTING PARTY AND SUCH CONTRACTING PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE CONTRACTING PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section IX.11Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein;

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provided, that notwithstanding anything in this Agreement to the contrary, the Contracting Parties intend that the remedies and limitations thereon (including Section 8.5, Section 8.6, Section 8.10, Section 8.12, Section 8.13) to each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases the liability or obligations of any member of the Pre-Closing Shareholder Group and no Contracting Party shall be required to take any action that would increase any such obligations or liabilities of any member of the Pre-Closing Shareholder Group. Upon such a determination, the Contracting Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Contracting Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section IX.12Specific Enforcement; PLC Guarantee.
(a)The Contracting Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Contracting Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Company and/or the Shareholders’ Representative to cause Parent or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Contracting Party further agrees that no other Contracting Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Contracting Party (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief.
(b)The Contracting Parties agree that (i) by seeking the remedies provided for in this Section 9.12 (including the commencement of legal proceedings), a party shall not in any respect waive its right to terminate this Agreement in accordance with the terms of Article VII or waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.12 prior to or as a condition to exercising any termination right under Article VII (and pursuing monetary damages following such termination).
(c)PLC irrevocably, absolutely and unconditionally guarantees to the Company and each Shareholder that each of Parent and Merger Sub shall fully, completely, and timely pay and perform all of its obligations and assume all of its Liabilities contained in this Agreement and any other Transaction Document, including, but not limited to: (i) the punctual

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and full payment of the Cash Consideration, when due from Parent pursuant to the terms of this Agreement, and of all payments required by Parent under Section 2.4, Section 2.5(d), Section 2.6(c), Section 2.7 (if applicable), and/or Section 2.10(c) of this Agreement, and (ii) the performance of, and compliance by Parent with, its agreements, covenants and obligations under this Agreement (the “Guaranteed Obligations”). In the event that Parent fails to make or perform any Guaranteed Obligations, PLC shall perform such Guaranteed Obligations as if such Guaranteed Obligations were being made by Parent. This is a guarantee of payment and performance and not collectability. PLC hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against PLC, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.12(c) (it being understood that nothing in this sentence shall be deemed a waiver by Parent of the obligation of any other Party to deliver notice pursuant to the terms of this Agreement). The guarantee of PLC described in this Section 9.12(c) (this “PLC Guarantee”) constitutes the full recourse obligation of PLC enforceable against it to the fullest of its assets and properties. This PLC Guarantee may only be enforced against PLC or its successors or permitted assigns. No officer, director, owner, employee or Affiliate of PLC, whether past, present or future, shall have any liability or obligation with respect to this PLC Guarantee or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this PLC Guarantee. PLC hereby agrees to take any and all actions for which Parent is required hereunder to cause or direct PLC to take.
Section IX.13Waiver of Jury Trial. EACH OF THE CONTRACTING PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH CONTRACTING PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER CONTRACTING PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH CONTRACTING PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH CONTRACTING PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH CONTRACTING PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.13.
Section IX.14Rules of Construction. The Contracting Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section IX.15Disclosure Schedules; Interpretation. The Schedules relate to and qualify certain of the representations, warranties, covenants and obligations of the Contracting Parties hereto in this Agreement and the Schedules are not intended to broaden or constitute, and

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shall not be construed or otherwise be deemed to broaden, amend or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for information purposes and do not necessarily include other matters of a similar nature. To the extent that the Schedules include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments described. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. No reference to or disclosure of any item or other matter in this Agreement or the Schedules, Annexes or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Material Adverse Effect or that such item or other matter is required to be so referred to or so disclosed. Each Contracting Party may, at its option, include in its Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules, Annexes or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business or are material to the Company or any Company Subsidiary, and no Contracting Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Annexes, Schedules or Exhibits in any dispute or controversy between the Contracting Parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Annexes, Schedules or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business or material for purposes of this Agreement. The information contained in this Agreement and in the Annexes, Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Contracting Party to any third party of any matter whatsoever (including any violation or breach of any Contract, Law or Order). The Contracting Parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Schedules. The information set forth in the Schedules was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Contracting Parties or their Affiliates.

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Moreover, in disclosing the information in the Schedules, each Contracting Party expressly does not waive any attorney-client privilege or solicitor-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section IX.16Shareholders’ Representative.
(a)Pursuant to (i) this Agreement with respect to the Key Stockholder, and (ii) the written consent of the Shareholders dated on or about the date hereof with respect to the other Shareholders, the Shareholders have or will have constituted, appointed and empowered effective from and after the date of such consent, Globe Shareholder Rep, LLC as the Shareholders’ Representative, for the benefit of the Shareholders and as the exclusive agent and attorney-in-fact to act on behalf of each Shareholder in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:
(i)to negotiate, execute and deliver such waivers, consents and amendments (other than (A) the written consent referred to in this sentence and (B) any written consent of the Shareholders adopting this Agreement) under this Agreement and the consummation of the transactions contemplated hereby as the Shareholders’ Representative, in its sole discretion, may deem necessary or desirable;
(ii)as the Shareholders’ Representative, to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all Actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Shareholders including, consenting to, compromising or settling any claims, conducting negotiations with PLC, Parent, Merger Sub, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert or defend any claim or institute any Action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by PLC, Parent, Merger Sub, the Surviving Corporation or any other Person, or by any Governmental Entity against the Shareholders’ Representative and/or any of the Shareholders, and receive process on behalf of any or all Shareholders in any claim, Action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;

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(iii)to refrain from enforcing any right of the Shareholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the Shareholders unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative;
(iv)to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement;
(v)to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Shareholders in connection with any matter arising under this Agreement; and
(vi)to collect, hold and disburse (or cause its designees to collect, hold and disburse) any part of the Initial Purchase Price, the Final Purchase Price, the Purchase Price Adjustment Escrow Amount and the Expense Holdback Amount in accordance with the terms of this Agreement.
(b)The Shareholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Shareholders for certain expenses, charges and Liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder, (i) the Shareholders’ Representative shall incur no responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative to Liability to any Shareholder. Each Shareholder shall indemnify, severally and not jointly, based on such Shareholder’s Pro Rata Portion, the Shareholders’ Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Shareholders’ Representative hereunder for its willful misconduct. The Shareholders’ Representative shall have the right to

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recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Shareholders, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 9.16. In the event of any indemnification hereunder, upon written notice from the Shareholders’ Representative to the Shareholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Shareholder shall promptly deliver to the Shareholders’ Representative full payment of its Pro Rata Portion of the amount of such deficiency. The Shareholders’ Representative shall be entitled to refuse to take or to continue to take any action hereunder unless it shall first be fully indemnified to its reasonable satisfaction by the Shareholders (based on their respective Pro Rata Portions) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Shareholders’ Representative shall establish such terms and procedures for administering, investing and disbursing any amounts from the Expense Holdback Amount as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement. If any balance of the Expense Holdback Amount remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then the Shareholders’ Representative shall distribute to each Shareholder, by wire transfer of immediately available funds to an account designated by each Shareholder, such Shareholder’s Pro Rata Portion of such remaining balance of the Expense Holdback Amount (“Expense Holdback Distribution Amount”).
(c)All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.
(d)Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Shareholders.
(e)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and (ii) shall survive the consummation of the Merger, and any action taken by the Shareholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from such Shareholder, except for actions or omissions of the Shareholders’ Representative constituting willful misconduct.
(f)Each of the Company, PLC, Parent and Merger Sub acknowledges and agrees that the Shareholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that the Shareholders’ Representative shall have no Liability to, and shall not be liable for any losses of, any of the Company, Merger Sub or Parent in connection with any obligations of the Shareholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be

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proven to be the direct result of willful misconduct by the Shareholders’ Representative in connection with the performance of its obligations hereunder.
Section IX.17Time of the Essence. Time is of the essence in this Agreement.
Section IX.18Key Stockholder Warranties. The Key Stockholder represents and warrants to PLC, Parent and Merger Sub as follows:
(a)The Key Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by him, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes at or prior to the Closing, the legal, valid, and binding obligations of him, enforceable against him in accordance with its and their terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.
(b)The execution and delivery of the Transaction Documents by the Key Stockholder, or the performance of the transactions contemplated thereby, nor compliance with any of the provisions hereof, will violate or conflict with or result in a breach of any Law binding on the Key Stockholder, except for (a) the consents or filings set forth on Schedule 3.4, and (b) any other consents or filings which, if not made or obtained, would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of the Key Stockholder to consummate the transactions contemplated by this Agreement.
(c)There is no Action by or before any Governmental Entity pending or, to the knowledge of the Key Stockholder that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(d)Sanctions.
(i)None of the Key Stockholder or his agents or employees (it being understood that for purposes of this Section 9.18 that the agents and employees of the Company Group shall not be deemed agents and employees of the Key Stockholder) is or is acting on behalf of a Sanctioned Person.
(ii)The Key Stockholder will not, directly or indirectly, in whole or in part, use the portion of the Merger Consideration received by him, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any party to this Agreement) or Anti-Money Laundering Laws or Anti-Corruption Laws.
Section IX.19Set-Off Rights. Except as set forth in this Section 9.18, there shall be no rights to set-off any amounts hereunder.

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(a)If at any time following the Closing Date, any amount is obligated to be paid by one Contracting Party (“Obligor”) to another Contracting Party (the “Obligee” and such payment obligation, the “Payment Obligation”) under the terms of this Agreement, and at such time there is a Resolved Claim involving a payment obligation owning from the Obligee to the Obligor but the amount payable under such Resolved Claim has not been paid in full by the Obligee, then the Obligor may elect to set off an amount up to the lesser of the Payment Obligation and the Due Amount by setting off on a dollar-for-dollar basis the Payment Obligation against the Due Amount.
(b)Nothing in this Section 9.18 will operate to prevent the payment in full of the Payment Obligation or the Due Amount pursuant to the terms of this Agreement. The provisions of this Section 9.18 will not be regarded as imposing any limitations on the Contracting Parties as to the amount payable by them in respect of any claim under or pursuant to or in connection with this Agreement.
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IN WITNESS WHEREOF, each of PLC, Parent, Merger Sub, the Company, Timothy Bryan and the Shareholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

ENDAVA PLC by its attorney Justin Marcucci

By:	/s/ Justin Marcucci
Acting under a power of attorney dated 28 February 2024

ENDAVA DELAWARE HOLDINGS, INC.

By:	/s/ Justin Marcucci
Name: Justin Marcucci
Title: Attorney under a power of attorney granted 28 February 2024

ENDAVA DELAWARE, INC.

By:	/s/ Justin Marcucci
Name: Justin Marcucci
Title: Attorney under a power of attorney granted 28 February 2024

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GALAXE GROUP, INC.

By:	/s/ Timothy Bryan
Name: Timonthy Bryan
Title: Chief Executive Officer

TIMOTHY BRYAN, in his capacity as Key Stockholder

By:	/s/ Timothy Bryan
Name: Timothy Bryan

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Timothy Bryan
Name: Timothy Bryan
Title: Member

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EXHIBIT A
Form of Letter of Transmittal
[attached]
Exhibit A